Exhibit 10.1

EXECUTION VERSION

LOAN AGREEMENT

Dated as of June 29, 2017

among

HOME SFR BORROWER III, LLC,

as Borrower,

VACA MORADA PARTNERS, LP,

as a Lender,

MSR II, L.P.,

as a Lender

and

AMHERST SFR LENDER, LLC,

as Agent

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Section 2.6	Rent Deposit Account	72

Section 2.7	Cash Management	73

2.7.1	Cash Management Account	73

2.7.2	Order of Priority of Funds in Cash Management Account	75

2.7.3	Application During Event of Default	76

2.7.4	Payments Received in the Cash Management Account	77

Section 2.8	Withholding Taxes	77

Section 2.9	Extension of the Initial Maturity Date	80

Article III - REPRESENTATIONS AND WARRANTIES		81

Section 3.1	General Representations	81

3.1.1	Organization	81

3.1.2	Proceedings	82

3.1.3	No Conflicts	82

3.1.4	Litigation	82

3.1.5	Agreements	83

3.1.6	Consents	83

3.1.7	Solvency	83

3.1.8	Other Debt	83

3.1.9	Employee Benefit Matters	83

3.1.10	Compliance with Legal Requirements	84

3.1.11	Financial Information	84

3.1.12	Insurance	85

3.1.13	Tax Filings	85

3.1.14	Certificate of Compliance; Licenses	85

3.1.15	Special Purpose Entity/Separateness	85

3.1.16	Management	86

3.1.17	Illegal Activity	86

3.1.18	No Change in Facts or Circumstances; Disclosure	86

3.1.19	Investment Company Act	87

3.1.20	Federal Reserve Regulations	87

3.1.21	Bank Holding Company	87

3.1.22	FIRPTA	87

3.1.23	Contracts	87

3.1.24	Embargoed Person	87

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3.1.25	Perfection Representations	88

Section 3.2	Property Representations	89

3.2.1	Property/Title	89

3.2.2	Adverse Claims	89

3.2.3	Title Insurance Owner’s Policy	89

3.2.4	Deed	90

3.2.5	Mortgage File Required Documents	90

3.2.6	Property Taxes and HOA Fees	90

3.2.7	Compliance with Renovation Standards	91

3.2.8	Condemnation; Physical Condition	91

3.2.9	Brokers	91

3.2.10	Leasing	91

3.2.11	Insurance	91

3.2.12	Lawsuits, Etc	91

3.2.13	Orders, Injunctions, Etc	92

3.2.14	Agreements Relating to the Properties	92

3.2.15	Accuracy of Information Regarding Property	92

3.2.16	Compliance with Legal Requirements	92

3.2.17	Utilities and Public Access	92

3.2.18	Eminent Domain	93

3.2.19	Flood Zone	93

3.2.20	Specified Liens	93

Section 3.3	Survival of Representations	93

Article IV - BORROWER COVENANTS		93

Section 4.1	Affirmative Covenants	93

4.1.1	Preservation of Existence	93

4.1.2	Compliance with Legal Requirements	93

4.1.3	Special Purpose Bankruptcy Remote Entity/Separateness	94

4.1.4	Non-Property Taxes	94

4.1.5	Access to the Properties	95

4.1.6	Cooperate in Legal Proceedings	95

4.1.7	Perform Loan Documents	95

4.1.8	Award and Insurance Benefits	95

4.1.9	Security Interest; Further Assurances	95

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4.1.10	Keeping of Books and Records	96

4.1.11	Business and Operations	96

4.1.12	Loan Proceeds	96

4.1.13	Performance by Borrower	96

4.1.14	Leasing Matters	97

4.1.15	Borrower’s Operating Account	97

4.1.16	Security Deposits	97

4.1.17	Investment of Funds in Cash Management Account, Subaccounts, Rent Deposit Account and Security Deposit Account	98

4.1.18	Operation of Property	98

4.1.19	Anti-Money Laundering	99

4.1.20	Embargoed Persons	99

4.1.21	ERISA Matters	100

4.1.22	Contribution of Property to Borrower TRS	100

Section 4.2	Negative Covenants	100

4.2.1	Operation of Property	100

4.2.2	Indebtedness	101

4.2.3	Liens	101

4.2.4	Limitation on Investments	101

4.2.5	Limitation on Issuance of Equity Interests	102

4.2.6	Restricted Junior Payments	102

4.2.7	Principal Place of Business, State of Organization	102

4.2.8	Dissolution	102

4.2.9	Change In Business	102

4.2.10	Debt Cancellation	103

4.2.11	Changes to Accounts	103

4.2.12	Zoning	103

4.2.13	No Joint Assessment	103

4.2.14	Limitation on Transactions with Affiliates	103

4.2.15	ERISA	104

4.2.16	No Embargoed Persons	104

4.2.17	Transfers	104

Section 4.3	Reporting Covenants	107

4.3.1	Financial Reporting	107

4.3.2	Annual Budget	109

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4.3.3	Reporting on Adverse Effects	110

4.3.4	Litigation	110

4.3.5	Event of Default	110

4.3.6	Other Defaults	110

4.3.7	Properties Schedule	110

4.3.8	Disqualified Properties	111

4.3.9	Security Deposits in Cash Management Account	111

4.3.10	Advance Rents Received	111

4.3.11	Rent Refunds	111

4.3.12	ERISA Matters	111

4.3.13	Leases	112

4.3.14	Periodic Rating Agency Information	112

4.3.15	Other Reports	113

4.3.16	HOA Reporting	113

Section 4.4	Property Covenants	114

4.4.1	Ownership of the Property	114

4.4.2	Liens Against the Property	115

4.4.3	Condition of the Property	115

4.4.4	Compliance with Legal Requirements	115

4.4.5	Property Taxes and HOA Fees	115

4.4.6	Compliance with Agreements Relating to the Properties	116

4.4.7	Leasing	116

4.4.8	Verification of HOA Payments	117

Article V - INSURANCE; CASUALTY; CONDEMNATION		117

Section 5.1	Insurance	117

5.1.1	Insurance Policies	117

Section 5.2	Casualty	122

Section 5.3	Condemnation	122

Section 5.4	Restoration	123

Article VI - RESERVE FUNDS		129

Section 6.1	Tax Funds; HOA Funds	129

6.1.1	Deposits of Tax Funds	129

6.1.2	Release of Tax Funds	129

6.1.3	Special Reserve of Tax Funds	129

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6.1.4	Deposits of HOA Funds	130

6.1.5	Release of HOA Funds	130

Section 6.2	Insurance Funds	130

6.2.1	Deposits of Insurance Funds	130

6.2.2	Release of Insurance Funds	130

6.2.3	Acceptable Blanket Policy	131

Section 6.3	Capital Expenditure Funds	131

6.3.1	Deposits of Capital Expenditure Funds	131

6.3.2	Release of Capital Expenditure Funds	131

Section 6.4	Casualty and Condemnation Subaccount	132

Section 6.5	Eligibility Reserve Subaccount	132

6.5.1	Deposit of Eligibility Funds	132

6.5.2	Release of Eligibility Funds	132

Section 6.6	Cash Collateral	132

6.6.1	Cash Collateral Subaccount	132

6.6.2	Withdrawal of Cash Collateral Funds	133

6.6.3	Release of Cash Collateral Funds	133

6.6.4	Extraordinary Expense	133

Section 6.7	Advance Rent Funds	134

6.7.1	Deposits of Advance Rent Funds	134

6.7.2	Release of Advance Rent Funds	134

Section 6.8	Reserve Funds, Generally	134

Article VII - DEFAULTS		135

Section 7.1	Event of Default	135

Section 7.2	Remedies	138

Section 7.3	Remedies Cumulative; Waivers	140

Section 7.4	Lender’s Right to Perform	140

Article VIII - SECURITIZATION / FINANCING		140

Section 8.1	Securitization and Financing	140

8.1.1	Sale of Notes and Securitization	140

8.1.2	Securitization Costs	144

Section 8.2	Securitization Indemnification	144

Section 8.3	Servicer	147

Article IX - MISCELLANEOUS		147

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- vii -

- viii -

SCHEDULES

Schedules and Exhibits

Schedules:

Schedule I	-	Allocated Loan Amounts
Schedule II.A	-	Closing Date Properties Schedule
Schedule II.B	-	Form of Monthly Properties Schedule
Schedule II.C	-	Form of Quarterly Investor Rollup Report
Schedule III	-	Exceptions to Representations and Warranties
Schedule IV	-	Chief Executive Office, Prior Names and Employer Identification Number
Schedule V	-	Periodic Rating Agency Information
Schedule VI	-	HOME SFR Borrower CMBS Asset Management Fees
Schedule VII	-	Applicable HOA Properties
Schedule VIII		Prohibited Loan Transferees
Schedule IX		Vacant Properties
Schedule X		Specified Liens
Schedule XI		Components of the Loan
Schedule XII		Applicable HOA States

Exhibits:

Exhibit A	-	Form of Blocked Account Control Agreement
Exhibit B	-	Form of Compliance Certificate
Exhibit C	-	Form of Deposit Account Control Agreement
Exhibit D	-	Form of Request for Release
Exhibit E	-	Form of Closing Date GRC Certificate
Exhibit F	-	Form of Securitization Date WLT HOA Certificate
Exhibit G-1	-	Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are
Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit G-2	-	Form of U.S. Tax Compliance Certificate (For Foreign Participants That
Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit G-3	-	Form of U.S. Tax Compliance Certificate (For Foreign Participants That
Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit G-4	-	Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are
Partnerships For U.S. Federal Income Tax Purposes)

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LOAN AGREEMENT

THIS LOAN AGREEMENT, dated as of June 29, 2017 (as amended, restated, replaced, supplemented or otherwise modified from time to time, this “Agreement”), is made by and among HOME SFR BORROWER III, LLC, a Delaware limited liability company, having its principal place of business at c/o Altisource Asset Management Corporation, 36C Strand Street, Christiansted, VI 00820 (“Borrower”), VACA MORADA PARTNERS, LP, a Delaware limited partnership, (a “Lender”), having its principal place of business at 5001 Plaza on the Lake, Suite 200, Austin, TX 78746, MSR II, L.P., a Delaware limited partnership, having its principal place of business at 5001 Plaza on the Lake, Suite 200, Austin, TX 78746, (a “Lender” and together with Vaca Morada Partners, LP, collectively, the “Lender”) and AMHERST SFR LENDER, LLC, a Delaware limited liability company, having an address at 5001 Plaza on the Lake, Suite 200, Austin, TX 78746, as agent (in such capacity as “Agent”).

W I T N E S S E T H:

WHEREAS, Borrower desires to obtain the Loan (as hereinafter defined) from Lender;

WHEREAS, each Lender desires to appoint Amherst SFR Lender, LLC to act as its agent under the Loan Documents as provided in Section 10.1; and

WHEREAS, Lender is willing to make the Loan to Borrower, subject to and in accordance with the terms of this Agreement and the other Loan Documents (as hereinafter defined).

NOW THEREFORE, in consideration of the making of the Loan by Lender and the covenants, agreements, representations and warranties set forth in this Agreement, the parties hereto hereby covenant, agree, represent and warrant as follows:

ARTICLE I - DEFINITIONS; PRINCIPLES OF CONSTRUCTION

Section 1.1 Definitions. For all purposes of this Agreement, except as otherwise expressly required or unless the context clearly indicates a contrary intent:

“Acceptable Blanket Policy” has the meaning set forth in Section 5.1.1(e).

“Acceptable Counterparty” means a counterparty to the Interest Rate Cap Agreement (or the guarantor of such counterparty’s obligations) that (i) has and shall maintain, until the expiration of the applicable Interest Rate Cap Agreement, (A) (x) a long-term unsecured debt rating of not less than “A” by S&P and a short-term senior unsecured debt rating of at least “A-1” from S&P or (y) if no short-term debt rating exists, a long-term senior unsecured debt rating of at least “A+” from S&P and (B)(x) a long-term unsecured debt rating of not less than “A2” from Moody’s and a short-term senior unsecured debt rating of at least “P1” from Moody’s or (y) if no short-term debt rating exists, a long-term senior unsecured debt rating of at least “A1” from Moody’s, or (ii) is otherwise acceptable to the Approved Rating Agencies, as evidenced by a Rating Agency Confirmation to the effect that such counterparty shall not cause a downgrade, withdrawal or qualification of the ratings assigned, or to be assigned, to the Securities or any class thereof in any Securitization.

“Acknowledgment” means the Acknowledgment, dated on or about the Closing Date made by Counterparty, or as applicable, Acceptable Counterparty with respect to the Interest Rate Cap Agreement.

“Actual Rent Collections” means, for any period of determination, the actual cash collections of Rents in respect of the Properties by Borrower; provided, that collections of Advance Rent shall be allocated to the applicable calendar month set forth in the Advance Rent Disbursement Schedule.

“Additional Insolvency Opinion” means a non-consolidation opinion letter delivered in connection with the Loan subsequent to the Closing Date, in form and substance and from counsel reasonably satisfactory to Lender and, following a Securitization, as to which a Rating Agency Confirmation has been obtained.

“Additional Loan” means a loan extended by Lender to Borrower pursuant to this Agreement in accordance with Section 2.1.6, which shall be secured by the Properties.

“Advance Rent” means, for any given month, any Rent that has been prepaid more than thirty (30) days in advance, as measured from the date of determination.

“Advance Rent Disbursement Schedule” means a schedule showing the Payment Dates to which Advance Rents received by Borrower are applicable and should be disbursed from the Advance Rent Subaccount to the Cash Management Account.

“Advance Rent Funds” has the meaning set forth in Section 6.7.1.

“Advance Rent Subaccount” has the meaning set forth in Section 6.7.1.

“Affected Property” has the meaning set forth in Section 2.4.2(a).

“Affiliate” means, as to any Person, any other Person that (i) owns directly or indirectly forty-nine percent (49%) or more of all equity interests in such Person, and/or (ii) is in Control of, is Controlled by or is under common ownership or Control with such Person, and/or (iii) is a director or officer of such Person or of an Affiliate of such Person.

“Agent” has the meaning set forth in the introductory paragraph hereto, together with its successors and permitted assigns.

“Agreement” has the meaning set forth in the introductory paragraph hereto.

“Allocated Loan Amount” means for a Property the amount set forth on Schedule I, as the same may be reduced pursuant to Section 2.4.4(f); provided that (i) if a single Substitute Property is substituted for an Affected Property or portfolio of Affected Properties pursuant to Section 2.4.2(a), then the initial Allocated Loan Amount of such Substitute Property shall be the Allocated Loan Amount of such Affected Property (or the aggregate Allocated Loan Amounts of such Affected Properties) immediately prior to its (or their) substitution, and (ii) if two (2) or more Substitute Properties are substituted for an Affected Property or portfolio of Affected Properties pursuant to Section 2.4.2(a), then the initial Allocated Loan Amount of each such

Substitute Property shall be a pro rata portion of the Allocated Loan Amount of such Affected Property (or the aggregate Allocated Loan Amounts of such Affected Properties) immediately prior to its (or their) substitution, with such pro rata portion determined based on the BPO Values of the Substitute Properties. For the avoidance of doubt, in connection with calculating the payments contemplated by this Agreement, Lender will determine the Allocated Loan Amount for any individual Property as of the date Lender received notice of the prepayment from Borrower.

“ALTA” means American Land Title Association, or any successor thereto.

“Annual Budget” means the operating budget, including all planned Capital Expenditures, for the Properties prepared by Borrower in accordance with Section 4.3.2 for the applicable calendar year, prepared on a month-by-month basis.

“Anti-Money Laundering Laws” has the meaning set forth in Section 4.1.19.

“Applicable HOA Properties” means with respect to any Applicable HOA State, (i) all HOA Properties located in such Applicable HOA State except for any HOA Property (A)(1) as to which any Liens for HOA Fees are expressly subordinated to the Lien of the Mortgage encumbering such Property and (2) the applicable Title Insurance Policy insures against any loss sustained by Lender if such liens for HOA Fees, including after-arising HOA liens, have Priority with respect to the Lien of the Mortgage that encumbers such Property or (B) with respect to which Borrower (x) delivers on or before the date of a Securitization to Lender an opinion, satisfactory to Lender, from a nationally recognized law firm (or one with prominent standing in the applicable state) that affirmatively concludes that any Liens for HOA Fees (including future-arising Liens for HOA Fees) would not have Priority and (y) delivers to Lender an updated legal opinion with the same conclusion (which may be in the form of a bring-down or date-down opinion with respect to an earlier delivered opinion) within twenty (20) Business Days after June 30 and December 31 of each calendar year, commencing with the first such date after the date of a Securitization, and (ii) all HOA Properties located in such Applicable HOA State designated as an Applicable HOA Property pursuant to Section 4.3.16(b).

“Applicable HOA State” means (i) a state in which, pursuant to applicable Legal Requirements, (A) a Lien in favor of an HOA may be created through the non-payment of HOA Fees assessed against a Property by such HOA and (B) any such Lien would have Priority or (ii) a state designated as an Applicable HOA State pursuant to Section 4.3.16(b). For the avoidance of doubt, if any reported decision of a state appellate court would result in the foregoing clauses (i)(A) and (i)(B) applying in such state or if the legal opinion described in clause (B)(x) of the definition of “Applicable HOA Properties” in respect of a state is conditioned on the presence of subordination language or the absence of provisions which would otherwise allow a Lien for HOA Fees to extinguish the Lien of a mortgage upon the valid and proper foreclosure of such Lien for HOA Fee, then such state shall constitute an Applicable HOA State.

“Approved Annual Budget” has the meaning set forth in Section 4.3.2.

“Approved Capital Expenditures” means Capital Expenditures incurred by Borrower and either (i) if no Cash Sweep Period is continuing, included in the Annual Budget or, if during a Cash Sweep Period, in an Approved Annual Budget or (ii) approved by Lender, which approval shall not be unreasonably withheld, conditioned or delayed. For the avoidance of doubt, any budgeted Capital Expenditure amount for a calendar month may be carried forward if unused in such calendar month; provided, however, no such unused amount may be carried over from the last calendar month of any Approved Annual Budget to the first calendar month of the next Approved Annual Budget.

“Approved Extraordinary Expense” has the meaning set forth in Section 6.6.4.

“Approved Initial Budget” has the meaning set forth in Section 4.3.2.

“Approved Rating Agencies” means each of the nationally-recognized statistical rating agencies which has been approved by Lender and designated by Lender to assign a rating to the Securities.

“Assignment of Management Agreement” means an Assignment of Management Agreement and Subordination of Management Fees among Lender, Borrower and Manager, substantially in the form delivered on the Closing Date by Borrower, Existing Manager and Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Assumed Note Rate” means with respect to each Floating Rate Component of the Loan, an interest rate equal to the sum of (A) one half of one percent (0.50%) plus (B) the applicable Floating Rate Component Spread, plus (C) LIBOR as determined on the preceding Determination Date.

“Available Cash” has the meaning set forth in Section 2.7.2(k).

“Award” means any compensation paid by any Governmental Authority in connection with a Condemnation.

“Bankruptcy Action” means, with respect to any Person:

(i) such Person shall fail generally to pay its debts as they come due, or shall make a general assignment for the benefit of creditors; or any case or other proceeding shall be instituted by such Person seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, reorganization, debt arrangement, dissolution, winding up, or composition or readjustment of debts of it or its debts under the Bankruptcy Code; or such Person shall take any corporate, limited partnership or limited liability company action to authorize any of such actions; or

(ii) a case or other proceeding shall be commenced, without the application or consent of such Person in any court seeking the liquidation, reorganization, debt arrangement, dissolution, winding up, or composition or readjustment of debts of such Person, the appointment of a trustee, receiver, custodian, liquidator, assignee, sequestrator or the like for such Person or all or substantially all of its assets, or any similar action with respect to such Person under the Bankruptcy Code, and (A) such case or proceeding shall continue undismissed, or unstayed and in effect, for a period of sixty (60) consecutive days or (B) an order for relief in respect of such Person shall be entered in such case or proceeding or a decree or order granting such other requested relief shall be entered.

“Bankruptcy Code” means Title 11 of the United States Code, 11 U.S.C. §101, et seq., as the same may be amended from time to time, and any successor statute or statutes and all rules and regulations from time to time promulgated thereunder, and any comparable foreign laws relating to bankruptcy, insolvency or creditors’ rights or any other Federal, state, local or foreign bankruptcy or insolvency law.

“Blocked Account Control Agreement” means the Cash Management Agreement among Borrower, Cash Management Account Bank and Lender providing for the exclusive control of the Cash Management Account and all other Subaccounts by Lender, substantially in the form of Exhibit A or such other form as may be reasonably acceptable to Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Borrower” has the meaning set forth in the introductory paragraph hereto, together with its successors and permitted assigns.

“Borrower Entities” means, collectively, the Borrower, the Tranche 1 Borrower, and the Tranche 3 Borrower, and “Borrower Entity” means any of them individually.

“Borrower Security Agreement” means that certain Security Agreement, dated as of the Closing Date, executed by Borrower in favor of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Borrower’s Operating Account” has the meaning set forth in Section 4.1.15.

“Borrower TRS” means HOME TRS III, LLC, a wholly-owned Delaware limited liability company, subsidiary of Borrower that is treated for U.S. federal income tax purposes as a “taxable REIT subsidiary”.

“Borrower TRS Entities” means, collectively, the Borrower TRS, the Tranche 1 Borrower TRS and the Tranche 3 Borrower TRS, and “Borrower TRS Entity” means any of them individually.

“Borrower TRS Guaranty” means that certain Guaranty (Borrower TRS), dated as of the Closing Date, executed by Borrower TRS in favor of Lender.

“Borrower TRS Security Agreement” means that certain Security Agreement (Borrower TRS), dated as of the Closing Date, executed by Borrower TRS in favor of Lender.

“Borrower TRS’s Permitted Indebtedness” has the meaning set forth in Section 4.2.2.

“BPO Value” means, with respect to any Property, the “as is” value for such Property set forth in a Broker Price Opinion obtained by Lender with respect to a Property.

“Breakage Costs” has the meaning set forth in Section 2.2.3(e).

“Broker Price Opinion” means a broker price opinion obtained by Lender.

“Business Day” means any day other than a Saturday, Sunday or any other day on which national banks in New York, New York, the State of Texas or the place of business of the trustee under a Securitization, if applicable, or any Servicer or the financial institution that maintains any collection account for or on behalf of any Servicer or any Reserve Funds or the Federal Reserve Bank of New York are not open for business.

“Calculation Date” means the last day of each calendar quarter during the Term, commencing with the calendar quarter ended September 30, 2017.

“Cap Receipts” means all amounts received by Borrower pursuant to an Interest Rate Cap Agreement.

“Capital Expenditure Funds” has the meaning set forth in Section 6.3.1.

“Capital Expenditure Subaccount” has the meaning set forth in Section 6.3.1.

“Capital Expenditures” means, for any period, the amount expended for items capitalized under GAAP (including expenditures for building improvements, major repairs, and leasing commissions).

“Carry-Over Property” means, as of any date of determination, a Property that is occupied by a Carry-Over Tenant at such date of determination.

“Carry-Over Tenant” means, as of any date of determination, one or more individuals who, at the time of acquisition of a Property by the Borrower, occupied such Property.

“Cash Collateral Floor” has the meaning set forth in Section 6.6.2.

“Cash Collateral Funds” has the meaning set forth in Section 6.6.1.

“Cash Collateral Subaccount” has the meaning set forth in Section 6.6.1.

“Cash Management Account” has the meaning set forth in Section 2.7.1(a).

“Cash Management Account Bank” means the Eligible Institution selected by Lender to maintain the Cash Management Account.

“Cash Sweep Period” shall commence upon the occurrence of (i) an Event of Default or (ii) the commencement of a Low Debt Yield Period; and shall end if, (A) with respect to a Cash Sweep Period continuing pursuant to clause (i), the Event of Default commencing the Cash Sweep Period has been cured and such cure has been accepted by Lender (and no other Event of Default is then continuing) or (B) with respect to a Cash Sweep Period continuing due to clause (ii), the Low Debt Yield Period has ended pursuant to the terms hereof.

“Casualty” has the meaning set forth in Section 5.2.

“Casualty and Condemnation Funds” has the meaning set forth in Section 6.4.

“Casualty and Condemnation Subaccount” has the meaning set forth in Section 6.4.

“Casualty Consultant” has the meaning set forth in Section 5.4(d)(iii).

“Casualty Retainage” has the meaning set forth in Section 5.4(d)(iv).

“Casualty Threshold Amount” means, with respect to all Casualties arising from any single Casualty event, an amount equal to two percent (2%) of the Outstanding Principal Balance as of the date of such Casualty Event.

“Closing Date” means the date of the funding of the Initial Loan.

“Closing Date Debt Yield” means 7.58%.

“Closing Date GRC Certificate” means a certificate from GRC in substantially the form of Exhibit E executed and delivered on the Closing Date without any material exceptions.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means, collectively, all of the real, personal and mixed property in which Liens are purported to be granted pursuant to the Collateral Documents as security for the Obligations.

“Collateral Assignment of Interest Rate Cap Agreement” has the meaning set forth in Section 2.2.7(a).

“Collateral Assignment of Leases and Rents” means a Collateral Assignment of Leases and Rents for each Property or for multiple Properties located within the same county or parish, dated as of the Closing Date (or, in connection with a Property which is a Substitute Property, dated as of the date of the substitution), executed and delivered by Borrower, constituting an assignment of the Lease or the Leases, as applicable, and the proceeds thereof as Collateral for the Loan, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time. The Collateral Assignment of Leases and Rents may be included as part of the Mortgage for such Property or Properties.

“Collateral Documents” means the Borrower Security Agreement, the Equity Owner Security Agreement, the Borrower TRS Security Agreement, the Blocked Account Control Agreement, each Deposit Account Control Agreement, each Collateral Assignment of Interest Rate Cap Agreement, each Assignment of Management Agreement, each Mortgage Document and all other instruments, documents and agreements delivered by any Loan Party pursuant to this Agreement or any of the other Loan Documents in order to grant to Lender a Lien on any real, personal or mixed property of that Loan Party as security for the Obligations, as the same may be (and each of the foregoing defined terms shall refer to such documents as they may be) amended, restated, replaced, supplemented or otherwise modified from time to time.

“Collections” means, without duplication, with respect to any Property, all Rents, Insurance Proceeds (whether or not Lender elects to treat any such Insurance Proceeds as business or rental interruption Insurance Proceeds pursuant to Section 5.4(d) but subject to the rights of Borrower to retain and/or apply any such Insurance Proceeds under Article V), Condemnation Proceeds (subject to the rights of Borrower to retain and/or apply any such Condemnation Proceeds under Article V), Net Transfer Proceeds, Cap Receipts, interest on amounts on deposit in the Cash Management Account and on the Reserve Funds, amounts paid by Borrower (or Borrower TRS) to the Cash Management Account pursuant to this Agreement, and all other payments received with respect to such Property and all “proceeds” (as defined in Section 9-102 of the UCC) of such Property. For the avoidance of doubt, Collections shall not include security deposits that have not been forfeited by the applicable Tenant.

“Combined Loan Agreement” has the meaning set forth in Section 8.1.1(c).

“Compliance Certificate” means the certificate in the form attached hereto as Exhibit B.

“Component” means individually or collectively, as the context may require, Component A, Component B, Component C, Component D, Component E, Component F, Component G and Component H each as more particularly set forth in Section 2.1.2.

“Component Outstanding Principal Balance” means, as of any given date, with respect to each Component, the outstanding principal balance of such Component.

“Concessions” means, for any period of determination, the concessions (other than free Rent) provided with respect to the Properties by Borrower, as determined in accordance with GAAP.

“Condemnation” means a temporary or permanent taking by any Governmental Authority as the result or in lieu or in anticipation of the exercise of the right of condemnation or eminent domain, of all or any part of any Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting such Property or any part thereof.

“Condemnation Proceeds” has the meaning set forth in the definition of “Net Proceeds”.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Contest Security” means any security delivered to Lender by Borrower under Section 4.1.3 or Section 4.4.5.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of management, policies or activities of a Person, whether through ownership of voting securities, by contract or otherwise. “Controlled” and “Controlling” shall have correlative meanings.

“Counterparty” means, with respect to the Interest Rate Cap Agreement and with respect to any Replacement Interest Rate Cap Agreement, any Acceptable Counterparty thereunder.

“Counterparty Opinion” has the meaning set forth in Section 2.2.7(e).

“Covered Disclosure Information” has the meaning set forth in Section 8.1.1(b).

“Covered Rating Agency Information” has the meaning set forth in Section 9.15(g).

“Cure Period” means, with respect to the failure of any Property to qualify as an Eligible Property if such failure is reasonably susceptible of cure, except for a failure under Section 3.2.20, a period of thirty (30) days after the earlier of actual knowledge of such condition by a Responsible Officer of Borrower or notice thereof by Lender to Borrower; provided that, if Borrower is diligently pursuing such cure during such thirty (30) day period and such failure is susceptible of cure but cannot reasonably be cured within such thirty (30) day period, then such cure period shall be extended for another ninety (90) days so long as Borrower continues to diligently pursue such cure and, provided, further, that if the Obligations have been accelerated pursuant to Section 7.1(b), then the cure period hereunder shall be reduced to zero (0) days. If any failure of any Property to qualify as an Eligible Property is not reasonably susceptible of cure, then no cure period shall be available. If any failure of any Property to qualify as an Eligible Property is due to a Voluntary Action, then no cure period shall be available.

“Cut-Off Date” means, for purposes of this Agreement, the Closing Date.

“Damages” to a Person means any and all liabilities, obligations, losses, demands, damages, penalties, assessments, actions, causes of action, judgments, proceedings, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including reasonable attorneys’ fees and other costs of defense and/or enforcement whether or not suit is brought), fines, charges, fees, settlement costs and disbursements imposed on, incurred by or asserted against such party, whether based on any federal, state, local or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and environmental laws), on common law or equitable cause or on contract or otherwise; provided, however, that “Damages” shall not include special, consequential or punitive damages, except to the extent imposed upon Lender by one or more third parties.

“Debt” means the outstanding principal amount set forth in, and evidenced by, this Agreement and the Note together with all interest accrued and unpaid thereon and all other sums (including, but not limited to, any Spread Maintenance Payment, any Interest Shortfall and/or Breakage Costs, if applicable) due to Lender in respect of the Loan under the Note, this Agreement, the Mortgage Documents, the Environmental Indemnity or any other Loan Document.

“Debt Service” means, with respect to any period of determination, the interest payments due under the Note for such period.

“Debt Service Coverage Ratio” means, as of any date of determination, a ratio in which:

(i) the numerator is the Underwritten Net Cash Flow calculated for the twelve (12) month period ending on the Initial Maturity Date or the Extended Maturity Date, as applicable; and

(ii) the denominator is the aggregate debt service for the twelve (12) month period following such date of determination, calculated as the sum of (A) with respect to Component A, the product of (1) the Component Outstanding Principal Balance for Component A as of such date and (2) an interest rate equal to the sum of (x) the Floating Rate Component Spread for Component A and (y) the Strike Price described in clause (ii) of the definition of Strike Price, (B) with respect to Component B, the product of (1) the Component Outstanding Principal Balance for Component B as of such date and (2) an interest rate equal to the sum of (x) the Floating Rate Component Spread for Component B and (y) the Strike Price described in clause (ii) of the definition of Strike Price, (C) with respect to Component C, the product of (1) the Component Outstanding Principal Balance for Component C as of such date and (2) an interest rate equal to the sum of (x) the Floating Rate Component Spread for Component C and (y) the Strike Price described in clause (ii) of the definition of Strike Price, (D) with respect to Component D, the product of (1) the Component Outstanding Principal Balance for Component D as of such date and (2) an interest rate equal to the sum of (x) the Floating Rate Component Spread for Component D and (y) the Strike Price described in clause (ii) of the definition of Strike Price, (E) with respect to Component E, the product of (1) the Component Outstanding Principal Balance for Component E as of such date and (2) an interest rate equal to the sum of (x) the Floating Rate Component Spread for Component E and (y) the Strike Price described in clause (ii) of the definition of Strike Price, (F) with respect to Component F, the product of (1) the Component Outstanding Principal Balance for Component F as of such date and (2) an interest rate equal to the sum of (x) the Floating Rate Component Spread for Component F and (y) the Strike Price described in clause (ii) of the definition of Strike Price, (G) with respect to Component G, the product of (1) the Component Outstanding Principal Balance for Component G as of such date and (2) an interest rate equal to the sum of (x) the Floating Rate Component Spread for Component G and (y) the Strike Price described in clause (ii) of the definition of Strike Price, (H) with respect to Component H, the product of (1) the Component Outstanding Principal Balance for Component H as of such date and (2) an interest rate equal to the sum of (x) the Floating Rate Component Spread for Component H and (y) the Strike Price described in clause (ii) of the definition of Strike Price, and (I) the regular monthly Trust Certificate Administration Fee and Trustee Administration Fee under any Servicing Agreement.

“Debt Yield” means, as of any date of determination, a fraction expressed as a percentage in which:

(i) the numerator is the Underwritten Net Cash Flow; and

(ii) the denominator is the Outstanding Principal Balance.

“Default” means the occurrence of any event hereunder or under any other Loan Document which, but for the giving of notice or passage of time, or both, would be an Event of Default.

“Default Rate” means, with respect to each Floating Rate Component of the Loan, a rate per annum equal to the lesser of (i) the Maximum Legal Rate or (ii) three percent (3%) above the Interest Rate applicable to such Component.

“Deposit Account Control Agreement” means the Deposit Account Control Agreement dated the Closing Date among Borrower, Lender, Agent, and a Rent Deposit Bank, providing for springing control by Lender, substantially in the form set forth as Exhibit C attached hereto or such other form as may be reasonably acceptable to Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Designated HOA Properties” means, with respect to any state, HOA Properties located in such state that (i) were not Applicable HOA Properties on the date of any Securitization, (ii) become Applicable HOA Properties after the date of any Securitization and (iii) all such Applicable HOA Properties are designated by Borrower to Lender in writing as Designated HOA Properties.

“Determination Date” means, with respect to each Interest Period, the date that is two (2) London Business Days prior to the commencement date of such Interest Period.

“Disclosure Documents” means, collectively, any written materials used or provided to any prospective investors and/or the Approved Rating Agencies in connection with any public offering or private placement in connection with a Securitization (including, without limitation, a prospectus, prospectus supplement, private placement memorandum, offering memorandum, offering circular, term sheet, road show presentation materials or other offering documents, marketing materials or information provided to prospective investors), in each case in preliminary or final form and including any amendments, supplements, exhibits, annexes and other attachments thereto.

“Disqualified Property” means any Property that fails to constitute an Eligible Property (after the lapse of any applicable Cure Period).

“Eligibility Funds” has the meaning set forth in Section 6.5.1.

“Eligibility Reserve Subaccount” has the meaning set forth in Section 6.5.1.

“Eligible Account” means a separate and identifiable account from all other funds held by the holding institution that is an account or accounts (or subaccounts thereof) maintained with a federal or state-chartered depository institution or trust company which complies with the definition of Eligible Institution. An Eligible Account will not be evidenced by a certificate of deposit, passbook or other instrument.

“Eligible Institution” means:

(i) PNC Bank, National Association so long as PNC Bank, National Association’s long term unsecured debt or deposit rating shall be at least “A2” from Moody’s and the equivalent by KBRA (if then rated by KBRA) (if the deposits are to be held in the applicable account for more than thirty (30) days) or PNC Bank, National Association’s short term deposit or short term unsecured debt rating shall be at least

“P-1” from Moody’s and the equivalent by KBRA (if then rated by KBRA) (if the deposits are to be held in the applicable account for thirty (30) days or less); or

(ii) a depository institution or trust company insured by the Federal Deposit Insurance Corporation the short term unsecured debt obligations or commercial paper of which are rated at least A-1 by S&P, P-1 by Moody’s, and F-1+ by Fitch in the case of accounts in which funds are held for thirty (30) days or less or, in the case of letters of credit or accounts in which funds are held for more than thirty (30) days, the long term unsecured debt obligations of which are rated at least (A) “AA” by S&P, (B) “AA“ and/or “F1+” (for securities) and/or “AAAmmf” (for money market funds), by Fitch and (C) “Aa2” by Moody’s;

provided that, Wells Fargo Bank, National Association shall be an Eligible Institution (x) with respect to Rent Deposit Accounts and Security Deposit Accounts only, so long as Wells Fargo Bank, National Association’s short term unsecured debt or deposit rating shall be at least “P-1” from Moody’s and the equivalent by KBRA (if then rated by KBRA) and (y) with respect to the Borrower’s Operating Account.

“Eligible Lease” means, as of any date of determination, a Lease for a Property that satisfies all of the following:

(i) the form of Lease reflects customary market standard terms;

(ii) the Lease is entered into on an arms-length basis without payment support by any Borrower or its Affiliates (provided, that any incentives offered to Tenants shall not be deemed to constitute such payment support);

(iii) the Lease is to a bona fide third-party Tenant;

(iv) the Lease is in compliance with all applicable Legal Requirements in all material respects; and

(v) the Lease is consistent with the Manager’s internal leasing guidelines.

“Eligible Property” means, as of any date of determination, a Property that is in compliance with each of the Property Representations and each of the Property Covenants; provided, that for purposes of determining whether a Property is in compliance with the representation in the last sentence of Section 3.2.8 or the last sentence of Section 3.2.15, such sentence shall be read as if it was not qualified by Borrower’s knowledge.

“Eligible Tenant” means, as of any date of determination, a bona fide third party lessee of a Property who satisfies each of the following criteria:

(i) the Tenant is not subject to an ongoing Bankruptcy Action as of the date such Tenant is initially screened by Borrower prior to the execution of a Lease by such Tenant;

(ii) at the time of such initial screening, the Tenant is not listed on any Government List; and

(iii) the Tenant otherwise generally conforms to Borrower’s internal tenant leasing criteria in all material respects at the time such Tenant is screened by Borrower.

“Embargoed Person” has the meaning set forth in Section 4.2.16.

“Environmental Indemnity” means that certain Environmental Indemnity Agreement, dated as of the Closing Date, executed by Borrower in connection with the Loan for the benefit of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Equity Interests” means, with respect to any Person, shares of capital stock, partnership interests, membership interests, beneficial interests or other equity ownership interests in such Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest from such Person.

“Equity Owner” means HOME SFR Equity Owner III, LLC, a Delaware limited liability company.

“Equity Owner Entities” means, collectively, the Equity Owner, the Tranche 1 Equity Owner and the Tranche 3 Equity Owner, and “Equity Owner Entity” means any of them individually.

“Equity Owner Guaranty” means that certain Equity Owner Guaranty, dated as of the Closing Date, executed by Equity Owner in favor of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Equity Owner Security Agreement” means that certain Equity Owner Security Agreement, dated as of the Closing Date, executed by Equity Owner in favor of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Equity Owner’s Permitted Indebtedness” has the meaning set forth in Section 4.2.2.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, or any successor statute.

“ERISA Affiliate” means any corporation or trade or business that is a member of any group of organizations (i) described in Section 414(b) or (c) of the Code of which another entity is a member or (ii) described in Section 414(m) or (o) of the Code of which another entity is a member, except that this clause (ii) shall apply solely for purposes of potential liability under Section 302(b) of ERISA and Section 412(b) of the Code and the lien created under Section 303(k) of ERISA and Section 430(k) of the Code.

“ERISA Event” means (i) the failure to pay a minimum required contribution or installment to a Plan on or before the due date provided under Section 430 of the Code or

Section 303 of ERISA, (ii) the filing of an application with respect to a Plan for a waiver of the minimum funding standard under Section 412(c) of the Code or Section 302(c) of ERISA, (iii) the failure of a Loan Party or any of its ERISA Affiliates to pay a required contribution or installment to a Multiemployer Plan on or before the applicable due date, (iv) any officer of any Loan Party or any of its ERISA Affiliates knows or has reason to know that a Plan is in “at risk” status within the meaning of Section 430(i) of the Code or Section 303(i) of ERISA or (v) the occurrence of a Plan Termination Event.

“ERISA Plan” has the meaning set forth in Section 3.1.9(a).

“Event of Default” has the meaning set forth in Section 7.1(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to Lender or required to be withheld or deducted from a payment to Lender, (i) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (A) imposed as a result of Lender being organized under the laws of, or having its principal office or its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (B) that are Other Connection Taxes, (ii) United States federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in the Loan pursuant to a law in effect on the date on which (A) such Lender acquires such interest in the Loan or (B) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.8, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (iii) Taxes attributable to such Lender’s failure to comply with Section 2.8(e), and (iv) any United States federal withholding Taxes imposed under FATCA.

“Existing Management Agreement” means that certain Property Management Services Agreement, dated as of the Closing Date, between Borrower and Existing Manager, pursuant to which Existing Manager provides management and other services with respect to the Properties, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Existing Manager” means Main Street Renewal, LLC, a Delaware limited liability company.

“Extended Maturity Date” has the meaning set forth in Section 2.9.

“Extension Option” has the meaning set forth in Section 2.9.

“Extension Term” has the meaning set forth in Section 2.9.

“Extraordinary Expense” has the meaning set forth in Section 6.6.4.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Fitch” means Fitch, Inc.

“Fixture Filing” means, with respect to any jurisdiction in which any Property or Properties are located in which a separate, stand alone fixture filing is required or generally recorded or filed pursuant to the local law or custom (as reasonably determined by Lender), a Uniform Commercial Code financing statement (or other form of financing statement required in the jurisdiction in which the applicable Property or Properties are located) recorded or filed in the real estate records in which the applicable Property or Properties are located.

“Floating Rate Component Prime Rate Spread” means, in connection with any conversion of the Loan from a LIBOR Loan to a Prime Rate Loan, with respect to each Floating Rate Component of the Loan, the difference (expressed as the number of basis points) between (i) the sum of (A) LIBOR, determined as of the Determination Date for which LIBOR was last available, plus (B) the Floating Rate Component Spread applicable to such Component, minus (ii) the Prime Rate as of such Determination Date; provided, however, that if such difference is a negative number for such Floating Rate Component, then the Floating Rate Component Prime Rate Spread for such Component shall be zero.

“Floating Rate Component Spread” means, as of any given date, (i) with respect to Component A, 2.30% per annum; (ii) with respect to Component B, 0% per annum, (iii) with respect to Component C, 0% per annum, (iv) with respect to Component D, 0% per annum; (v) with respect to Component E, 0% per annum; (vi) with respect to Component F, 0% per annum; (vii) with respect to Component G, 0% per annum and (viii) with respect to Component H, 0% per annum.

“Floating Rate Components” means Component A, Component B, Component C, Component D, Component E, Component F, Component G and Component H.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Foreign Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA that (i) neither is subject to ERISA nor is a governmental plan within the meaning of Section 3(32) of ERISA and that is maintained, or contributed to, by a Loan Party or any of its ERISA Affiliates and (ii) is mandated by a government other than the United States (other than a state within the United States or an instrumentality thereof) for employees of a Loan Party or any of its ERISA Affiliates.

“Fully Condemned Property” has the meaning set forth in Section 5.3(b).

“GAAP” means generally accepted accounting principles in the United States of America as of the date of the applicable financial report.

“Government List” means (i) the Annex to EO13224, (ii) OFAC’s most current list of “Specifically Designated National and Blocked Persons” (which list may be published from time to time in various mediums including, but not limited to, the OFAC website, http://www.treasury.gov/ofac/downloads/t11sdn.pdf or any successor website or webpage) and (iii) any other list of terrorists, terrorist organizations or narcotics traffickers maintained by a Governmental Authority that Lender notifies Borrower in writing is now included in “Government List”.

“Governmental Authority” means any court, board, agency, commission, office or other authority of any nature whatsoever for any governmental unit (foreign, federal, state, county, district, municipal, city or otherwise) whether now or hereafter in existence.

“GPR” means, as of any date of determination, the sum of (i) the annualized in place Rents under bona fide Eligible Leases for the Properties and/or Leases with Carry-Over Tenants as of such date and (ii) the annualized market rents for Properties that are vacant as of such date. For purposes of clause (ii) market rents shall be determined by Borrower, or using data provided by Manager or, if reasonably required by Lender, by RentRange or any other nationally recognized rental rate reporting service selected by Lender in its reasonable discretion (such nationally recognized rental rate reporting service’s fee to be at Borrower’s sole cost and expense); provided that Borrower may object to any such determination by Manager, RentRange or other nationally recognized rental rate reporting service by delivering written notice to Lender within five (5) Business Days of any such determination and, in such event, the market rents so objected to shall be as determined by an independent broker opinion of market rent obtained by Lender at Borrower’s sole cost and expense.

“GRC” means Green River Capital, LLC.

“HOA” means a home owners or condominium association, board, corporation or similar entity with authority to create a Lien on a Property as a result of the non-payment of HOA Fees that are payable with respect to such Property.

“HOA Fees” means all homeowner’s and condominium owner’s association dues, fees, assessments and impositions with respect to a Property, and any other charges levied or assessed or imposed against a Property, or any part thereof, by an HOA.

“HOA Funds” has the meaning set forth in Section 6.1.4.

“HOA Property” means a Property which is subject to an HOA.

“HOA Subaccount” has the meaning set forth in Section 6.1.4.

“Improvements” means the buildings, structures, fixtures, additions, enlargements, extensions, modifications, repairs, replacements and improvements now or hereafter erected or located on a Property.

“Indebtedness” means, for any Person, without duplication: (i) all indebtedness of such Person for borrowed money, for amounts drawn under a letter of credit, or for the deferred purchase price of property for which such Person or its assets is liable, (ii) all unfunded amounts under a loan agreement, letter of credit, or other credit facility for which such Person would be liable if such amounts were advanced thereunder, (iii) all amounts required to be paid by such

Person as a guaranteed payment to partners or a preferred or special dividend, including any mandatory redemption of shares or interests, (iv) all indebtedness guaranteed by such Person, (v) all obligations under leases that constitute capital leases for which such Person is liable, (vi) all obligations of such Person under interest rate swaps, caps, floors, collars and other interest hedge agreements, in each case for which such Person is liable or its assets are liable, whether such Person (or its assets) is liable contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations such Person otherwise assures a creditor against loss and (vii) any other contractual obligation for the payment of money which is not settled within thirty (30) days of the incurrence of such obligation.

“Indemnified Persons” has the meaning set forth in Section 8.2(b).

“Indemnified Taxes” means (i) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Borrower under any Loan Document and (ii) to the extent not otherwise described in clause (i), Other Taxes.

“Independent” means, when used with respect to any Person, a Person who: (i) does not have any direct financial interest or any material indirect financial interest in Borrower or in any Affiliate of Borrower, (ii) is not connected with Borrower or any Affiliate of Borrower as an officer, employee, promoter, underwriter, trustee, partner, member, manager, creditor, director, supplier, customer or Person performing similar functions and (iii) is not a member of the immediate family of a Person defined in clauses (i) or (ii) above.

“Independent Accountant” means (i) a firm of nationally recognized, certified public accountants which is Independent and which is selected by Borrower or (ii) such other certified public accountant(s) selected by Borrower, which is Independent and reasonably acceptable to Lender.

“Independent Director” means an individual who has prior experience as an independent director, independent manager or independent member with at least three (3) years of employment experience and who is provided by CT Corporation, Corporation Service Company, National Registered Agents, Inc., Wilmington Trust Company, Stewart Management Company, Lord Securities Corporation or, if none of those companies is then providing professional Independent Directors, another nationally-recognized company reasonably approved by Lender, in each case that is not an Affiliate of Borrower and that provides professional Independent Directors and other corporate services in the ordinary course of its business, and which individual is duly appointed as an Independent Director and is not, and has never been, and will not while serving as Independent Director be, any of the following:

(i) a member, partner, equityholder, manager, director, officer or employee of Borrower or any of its equityholders or Affiliates (other than as an Independent Director of Borrower or an Affiliate of Borrower that is not in the direct chain of ownership of Borrower and that is required by a creditor to be a single purpose bankruptcy remote entity, provided that such Independent Director is employed by a company that routinely provides professional Independent Directors or managers in the ordinary course of its business);

(ii) a creditor, supplier or service provider (including provider of professional services) to Borrower or any of its equityholders or Affiliates (other than a nationally-recognized company that routinely provides professional Independent Directors and other corporate services to Borrower or any of its Affiliates in the ordinary course of its business);

(iii) a family member of any such member, partner, equityholder, manager, director, officer, employee, creditor, supplier or service provider; or

(iv) a Person that controls (whether directly, indirectly or otherwise) any of clauses (i), (ii) or (iii) above.

A natural person who otherwise satisfies the foregoing definition and satisfies clause (i) by reason of being the Independent Director of a “special purpose entity” affiliated with Borrower shall be qualified to serve as an Independent Director of Borrower, provided that the fees that such individual earns from serving as an Independent Director of Affiliates of Borrower in any given year constitute in the aggregate less than five percent (5%) of such individual’s annual income for that year. For purposes of this paragraph, a “special purpose entity” is an entity, whose organizational documents contain restrictions on its activities and impose requirements intended to preserve such entity’s separateness that are substantially similar to those contained in the definition of Special Purpose Entity of this Agreement.

“Individual Material Adverse Effect” means, in respect of a Property, any event or condition that has a material adverse effect on (i) the profitability, value, use, operation, leasing or marketability of such Property or results in any material liability to, claim against or obligation of Lender or any Loan Party or (ii) the enforceability, validity, perfection or priority of the lien of the Collateral Documents with respect to such Property.

“Initial Loan” means the loan made by Lender to Borrower pursuant to this Agreement on the Closing Date.

“Initial Maturity Date” means the Payment Date occurring in October 2019, or such earlier date on which the final payment of principal of the Note becomes due and payable as therein or herein provided, whether at such stated maturity date, by declaration of acceleration, or otherwise; provided, that in connection with a Securitization, the amendments to this Agreement contemplated by Section 8.1.1(b)(iv) may extend the Initial Maturity Date to a date no later than the Payment Date occurring in the month two (2) years after the first Payment Date following the closing date of the Securitization.

“Initial Principal Balance” means $87,803,354.04.

“Initial Term” means the period from the Closing Date through the Initial Maturity Date.

“Insolvency Opinion” means that certain non-consolidation opinion letter dated the Closing Date delivered by Hunton & Williams LLP in connection with the Loan.

“Insurance Funds” has the meaning set forth in Section 6.2.1.

“Insurance Premiums” has the meaning set forth in Section 5.1.1(d).

“Insurance Proceeds” has the meaning set forth in the definition of “Net Proceeds”.

“Insurance Subaccount” has the meaning set forth in Section 6.2.1.

“Interest Period” means, in connection with the calculation of interest accrued with respect to any specified Payment Date, including the Maturity Date, the period commencing on and including the fifteenth (15th) day of the prior calendar month and ending on and including the fourteenth (14th) day of the calendar month in which such Payment Date occurs; provided, however, the initial Interest Period shall be the period commencing on July 15, 2017, and ending on and including the fourteenth (14th) day of the succeeding calendar month.

“Interest Rate” means, with respect to each Interest Period, with respect to each Floating Rate Component, an interest rate per annum equal to (A) for a LIBOR Loan, the sum of (1) LIBOR, determined as of the Determination Date immediately preceding the commencement of such Interest Period, plus (2) the Floating Rate Component Spread applicable to such Floating Rate Component (or, when applicable pursuant to this Agreement or any other Loan Document, the Default Rate); and (B) for a Prime Rate Loan, the sum of (1) the Prime Rate, plus (2) the Floating Rate Component Prime Rate Spread applicable to such Floating Rate Component (or, when applicable pursuant to this Agreement or any other Loan Document, the applicable Default Rate).

“Interest Rate Cap Agreement” means, individually or collectively, as context requires, one or more interest rate protection agreements (together with the confirmation and schedules relating thereto) reasonably acceptable to Lender, between an Acceptable Counterparty and Borrower obtained by Borrower as and when required pursuant to Section 2.2.7 and the Collateral Assignment of Interest Rate Cap Agreement. After delivery of a Replacement Interest Rate Cap Agreement to Lender, the term “Interest Rate Cap Agreement” shall be deemed to mean such Replacement Interest Rate Cap Agreement and such Replacement Interest Rate Cap Agreement shall be subject to all requirements applicable to the Interest Rate Cap Agreement. The Interest Rate Cap Agreement shall be governed by the laws of the State of New York and shall contain each of the following provisions:

(i) the notional amount of the Interest Rate Cap Agreement shall be equal to or greater than the aggregate Component Outstanding Principal Balance of the Floating Rate Components;

(ii) the remaining term of the Interest Rate Cap Agreement shall at all times extend through the end of the Interest Period in which the Maturity Date occurs as extended from time to time pursuant to this Agreement and the Loan Documents;

(iii) the Interest Rate Cap Agreement shall be issued by the Acceptable Counterparty to Borrower and shall be pledged to Lender by Borrower in accordance with this Agreement and the Collateral Assignment of Interest Rate Cap Agreement;

(iv) the Acceptable Counterparty under the Interest Rate Cap Agreement shall be obligated to make a stream of payments, directly to the Cash Management Account (whether or not an Event of Default has occurred) from time to time equal to the product of (A) the notional amount of such Interest Rate Cap Agreement multiplied by (B) the excess, if any, of LIBOR

(including any upward rounding under the definition of LIBOR) over the Strike Price and shall provide that such payment shall be made on a monthly basis in each case not later than (after giving effect to and assuming the passage of any cure period afforded to such Counterparty under the Interest Rate Cap Agreement, which cure period shall not in any event be more than three Business Days) each Payment Date;

(v) the Acceptable Counterparty under the Interest Rate Cap Agreement shall execute and deliver the Acknowledgment; and

(vi) the Interest Rate Cap Agreement shall impose no material obligation on the beneficiary thereof (after payment of the acquisition cost) and shall be in all material respects satisfactory in form and substance to Lender and shall satisfy applicable Rating Agency standards and requirements, including, without limitation, provisions satisfying Approved Rating Agencies standards, requirements and criteria (A) that incorporate customary tax “gross up” provisions, (B) whereby the Counterparty agrees not to file or join in the filing of any petition against Borrower under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law, and (C) that incorporate, if the Interest Rate Cap Agreement contemplates collateral posting by the Counterparty, a credit support annex setting forth the mechanics for collateral to be calculated and posted that are consistent with Rating Agency standards, requirements and criteria.

“Interest Shortfall” has the meaning set forth in Section 2.4.4(a)(ii).

“IRS” means the United States Internal Revenue Service.

“KBRA” means Kroll Bond Rating Agency, Inc.

“Lease” means a bona fide written lease, sublease, letting, license, concession or other agreement pursuant to which any Person is granted a possessory interest in, or right to use or occupy all or any portion of any space in any Property by or on behalf of Borrower, and (i) every modification, amendment or other agreement relating to such lease, sublease or other agreement entered into in connection with such lease, sublease or other agreement, and (ii) every guarantee of the performance and observance of the covenants, conditions and agreements to be performed and observed by the Tenant.

“Legal Requirements” means, with respect to each Property and the Properties as a whole, all material federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities affecting such Property or any part thereof, or the construction, use, alteration or operation thereof, or any part thereof, whether now or hereafter enacted and in force, and all permits, licenses and authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Borrower, at any time in force affecting Borrower, such Property or any part thereof, including, without limitation, any which may (i) require repairs, modifications or alterations in or to such Property or any part thereof, or (ii) in any way limit the use and enjoyment thereof.

“Lender” has the meaning set forth in the introductory paragraph hereto, together with its successors and assigns.

“LIBOR” means, with respect to each Interest Period, the rate (expressed as a percentage per annum and rounded up to the next nearest 1/1000 of 1%) for deposits in U.S. dollars, for a one-month period, that appears on Reuters Screen LIBOR01 Page (or the successor thereto) as of 11:00 a.m., London time, on the related Determination Date. If such rate does not appear on Reuters Screen LIBOR01 Page as of 11:00 a.m., London time, on such Determination Date, LIBOR shall be the arithmetic mean of the offered rates (expressed as a percentage per annum) for deposits in U.S. dollars for a one-month period that appear on the Reuters Screen Libor Page as of 11:00 a.m., London time, on such Determination Date, if at least two such offered rates so appear. If fewer than two such offered rates appear on the Reuters Screen Libor Page as of 11:00 a.m., London time, on such Determination Date, Lender (or Servicer, on Lender’s behalf) shall request the principal London office of any four major reference banks in the London interbank market selected by Lender to provide such bank’s offered quotation (expressed as a percentage per annum) to prime banks in the London interbank market for deposits in U.S. dollars for a one-month period as of 11:00 a.m., London time, on such Determination Date for the amounts of not less than U.S. $1,000,000. If at least two such offered quotations are so provided, LIBOR shall be the arithmetic mean of such quotations. If fewer than two such quotations are so provided, Lender (or Servicer, on Lender’s behalf) shall request any three major banks in New York City selected by Lender to provide such bank’s rate (expressed as a percentage per annum) for loans in U.S. dollars to leading European banks for a one-month period as of approximately 11:00 a.m., New York City time on the applicable Determination Date for amounts of not less than U.S. $1,000,000. If at least two such rates are so provided, LIBOR shall be the arithmetic mean of such rates. Notwithstanding anything to the contrary set forth herein, if the London interbank offered rate shall be less than zero, LIBOR shall be deemed to be zero for all purposes of this Agreement.

“LIBOR Loan” means the Floating Rate Components of the Loan at such time as interest thereon accrues at a rate of interest based upon LIBOR.

“Lending Parties” has the meaning set forth in Section 9.18(a).

“Liabilities” has the meaning set forth in Section 8.2(b).

“Lien” means any mortgage, deed of trust, lien (statutory or otherwise), pledge, hypothecation, easement, restrictive covenant, preference, assignment, security interest, or any other encumbrance, charge or transfer of, or any agreement to enter into or create any of the foregoing, on or affecting all or any portion of any Collateral or any interest therein, or any direct interest in any Loan Party, including any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and mechanic’s, materialmen’s and other similar liens and encumbrances.

“Loan” means, collectively, the Initial Loan and any Additional Loan made by Lender to Borrower pursuant to this Agreement.

“Loan Documents” means, collectively, this Agreement, the Note, each Management Agreement, the Parent Guaranty, the Equity Owner Guaranty, the Environmental Indemnity, each Interest Rate Cap Agreement, each Collateral Document, the Borrower TRS Guaranty and all other agreements, instruments and documents delivered pursuant thereto or in connection therewith, as the same may be (and each of the foregoing defined terms shall refer to such documents as they may be) amended, restated, replaced, supplemented or otherwise modified from time to time.

“Loan Party” means Borrower, Equity Owner and Borrower TRS.

“London Business Day” means any day other than a Saturday, Sunday or any other day on which commercial banks in London, England are not open for business.

“Low Debt Yield Period” shall commence if, as of any Calculation Date, the Debt Yield is less than eighty-five percent (85%) of the Closing Date Debt Yield, and shall end if (i) the Properties have achieved, as of any two succeeding consecutive Calculation Dates, a Debt Yield of at least eighty-five percent (85%) of the Closing Date Debt Yield or (ii) immediately (without waiting for two succeeding consecutive Calculation Dates) upon Borrower prepaying the principal amount of the Loan in an amount sufficient to cause the Debt Yield to be equal to or in excess of eighty-five percent (85%) of the Closing Date Debt Yield (each a “Low Debt Yield Cure Prepayment”).

“Major Contract” means (i) any management agreement relating to the Properties or the Loan Parties to which a Loan Party is a party, (ii) any agreement between any Loan Party and any Affiliate of any Relevant Party and (iii) any brokerage, leasing, cleaning, maintenance, service or other contract or agreement of any kind (other than Leases) relating to the Properties, in each case involving payment or expense of more than One Million Dollars ($1,000,000) during any twelve (12) month period, unless cancelable on thirty (30) days or less notice without requiring payment of termination fees or payments of any kind (other than amounts that accrued prior to the termination date).

“Management Agreement” means (i) the Existing Management Agreement or (ii) a Replacement Management Agreement pursuant to which a Qualified Manager is managing one or more of the Properties in accordance with the terms and provisions of this Agreement, in each case, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Management Fee Cap” means, with respect to each calendar month, an amount equal to six and three quarters percent (6.75%) of gross Rents collected with respect to the Properties for such calendar month, provided, that for purposes of determining gross Rents collected, collections of Advance Rent shall be allocated to the applicable calendar month set forth in the applicable Advance Rent Disbursement Schedule.

“Manager” means Existing Manager or, if the context requires, a Qualified Manager who is managing one or more of the Properties in accordance with the terms and provisions of this Agreement or pursuant to a Replacement Management Agreement.

“Manager Default” means the occurrence of (a) any default by Manager to perform its duties or obligations under the Existing Management Agreement or (b) any failure by Manager to timely deliver any Manager Report.

“Manager Report” means any report, certificate, or certification required to be delivered by Manager pursuant to Section 4.5 hereof.

“Margin Stock” has the meaning set forth in Section 3.1.20.

“Material Action” has the meaning set forth in the definition of “Special Purpose Entity”.

“Material Adverse Effect” means a material adverse effect on (i) the property, business, operations or financial condition of the Loan Parties taken as a whole, (ii) the use, operation or value of the Properties, taken as a whole, (iii) the ability of Borrower to repay the principal and interest of the Loan when due or to satisfy any of Borrower’s other obligations under the Loan Documents, or (iv) the enforceability or validity of any Loan Document, the perfection or priority of any Lien created under any Loan Document or the rights, interests and remedies of Lender under any Loan Document.

“Maturity Date” means the Initial Maturity Date; provided that in the event of the exercise by Borrower of an Extension Option pursuant to Section 2.9, the Maturity Date shall be the applicable Extended Maturity Date; or such earlier date on which the final payment of principal of the Note becomes due and payable as herein or therein provided, whether at the Initial Maturity Date, by declaration of acceleration, or otherwise.

“Maximum Legal Rate” means the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the Note and as provided for herein or the other Loan Documents, under the laws of such state or states whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Loan.

“Minimum Disbursement Amount” means $100,000.

“Monthly Budgeted Amount” has the meaning set forth in Section 4.3.2.

“Monthly Debt Service Payment Amount” means, for each Payment Date, an amount equal to the amount of interest which is then due on all of the Components of the Loan in the aggregate for the Interest Period during which such Payment Date occurs.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means a Mortgage or Deed of Trust or Deed to Secure Debt, as applicable, for each Property or for multiple Properties located within the same county or parish, dated as of the Closing Date (or, in connection with a Property which is a Substitute Property, dated as of the date of the substitution), executed and delivered by Borrower, constituting a Lien on the Improvements and the Property or Properties, as applicable, as Collateral for the Loan, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Mortgage Documents” means the Mortgages, the Collateral Assignments of Leases and Rents and, if any, the Fixture Filings.

“Multiemployer Plan” means a plan within the meaning of Section 414(f) of the Code or Section 3(37) of ERISA to which contributions are required to be made by any Loan Party or any of its ERISA Affiliates or to which any such entity has any liability.

“Net Assets” means, with respect to any Person, the difference between (i) such Person’s assets determined in accordance with GAAP, but excluding accumulated depreciation, and (ii) such Person’s liabilities determined in accordance with GAAP.

“Net Proceeds” means (i) the net amount of all insurance proceeds received by Lender pursuant to Section 5.1.1(a)(i) and (iii) as a result of damage to or destruction of a Property, after deduction of its reasonable out-of-pocket costs and expenses (including, but not limited to, reasonable counsel fees), if any, in collecting same (“Insurance Proceeds”), or (ii) the net amount of an Award, after deduction of Lender’s reasonable out-of-pocket costs and expenses (including, but not limited to, reasonable counsel fees), if any, in collecting same (“Condemnation Proceeds”), whichever the case may be.

“Net Proceeds Deficiency” has the meaning set forth in Section 5.4(d)(vi).

“Net Transfer Proceeds” means, with respect to the Transfer of any Property, the gross sales price for such Property (including any earnest money, down payment or similar deposit included in the total sales price paid by the purchaser), less Transfer Expenses.

“Non-Conforming Property” means any Property that at any time during the Representation Sunset Period (as defined in the Purchase Agreement) Borrower provides notice that such Property did not, on the Closing Date, satisfy any of the RESI Criteria or any of the RESI Specs (as such terms are defined in the Purchase Agreement).

“Non-Property Taxes” means all Taxes other than Property Taxes.

“Not-Borrower Funds” means funds deposited into the Rent Deposit Account by mistake or otherwise that are not property of the Borrower or security deposits.

“Note” means, collectively, those certain Promissory Notes in respect of the Initial Loan, each dated the relevant date of an extension of credit under Section 2.1, made by the Borrower in favor of each of Vaca Morada Partners, LP as a Lender and MSR II, L.P., as a Lender in the allocated portion of the Initial Principal Balance (or the principal amount of the Initial Loan and any Additional Loan, as applicable), as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time (including any amendments and restatements thereof to reflect an Additional Loan).

“Obligations” means, collectively, Borrower’s obligations for the payment of the Debt and the performance by the Relevant Parties of the Other Obligations.

“OFAC” means the Office of Foreign Assets Control of the United States Department of Treasury.

“Officer’s Certificate” means a certificate delivered to Lender by Borrower which is signed by an authorized officer of Borrower.

“Operating Expenses” means, for any period, without duplication, all expenses actually paid or payable by Borrower during such period in connection with the administration, operation, management, maintenance, repair and use of the Properties, determined on an accrual basis, and, except to the extent otherwise provided in this definition, in accordance with GAAP. Operating Expenses specifically shall include, without duplication, (i) all operating expenses incurred in such period based on quarterly financial statements delivered to Lender in accordance with Section 4.3.1(a), (ii) cost of utilities, inventories, and fixed asset supplies consumed in the operation of the Properties, (iii) fees payable to the Manager in an amount equal to the greater of (A) actual fees paid to the Manager or (B) the Management Fee Cap, (iv) costs and fees of independent professionals (including, without limitation, legal, accounting, consultants and other professional expenses), technical consultants, operational experts (including quality assurance inspectors) or other third parties retained to perform services required or permitted hereunder, (v) operational equipment and other lease payments to the extent constituting operating expenses under GAAP, (vi) Property Taxes and HOA Fees, (vii) insurance premiums and (viii) Property maintenance expenses. Notwithstanding the foregoing, Operating Expenses shall not include (A) depreciation or amortization, (B) income taxes or other charges in the nature of income taxes, (C) any expenses (including legal, accounting and other professional fees, expenses and disbursements) incurred in connection with the making of the Loan or the sale, exchange, transfer, financing or refinancing of all or any portion of any Property or in connection with the recovery of Insurance Proceeds or Awards, (D) any loss that is covered by the Policies, including any portion of a loss that is subject to a deductible under the Policies, (E) Capital Expenditures, (F) Debt Service, (G) expenses incurred in connection with the acquisition and initial leasing and renovation of Properties and other activities undertaken prior to such initial lease that do not constitute recurring operating expenses to be paid by Borrower, including eviction of existing tenants, incentive payments to tenants and other similar expenses, (H) any item of expense which would otherwise be considered within Operating Expenses pursuant to the provisions above but is paid directly by any Tenant under a Lease, (I) any service that is required to be provided by Manager pursuant to the Management Agreement without compensation or reimbursement (other than the management fee set forth in the Management Agreement), (J) any expenses that relate to a Property from and after the release of such Property in accordance with Section 2.5, (K) bad debt expense with respect to Rents and lost Rents due to vacancies, (L) the value of any free rent or other concessions provided with respect to the Properties, or (M) corporate overhead expenses incurred by Borrower’s Affiliates.

“Other Connection Taxes” means Taxes imposed as a result of a present or former connection between Lender and the jurisdiction imposing such Tax (other than connections arising from such Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Obligations” means (i) the performance of all obligations of Borrower contained herein; (ii) the performance of each obligation of the Relevant Parties contained in any other Loan Document; and (iii) the performance of each obligation of the Relevant Parties contained in any renewal, extension, amendment, restatement, modification, consolidation, change of, or substitution or replacement for, all or any part of this Agreement, the Note or any other Loan Document.

“Other Receipts” for any period of determination, any actual receipts received by Borrower from sources other than Rents with respect to the Properties, to the extent they are properly included as operating income for such period in accordance with GAAP (including maintenance recovery fees but, for the avoidance of doubt, excluding income from the Transfer of any Property).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Outstanding Principal Balance” means, as of any date, the sum of all Component Outstanding Principal Balances.

“Parent” means Altisource Residential Corporation.

“Parent Financial Covenant” means the requirement that Parent or any Qualified Transferee that executes and delivers a replacement guaranty pursuant to Section 4.2.17(e) maintain Net Assets of not less than $300,000,000 (exclusive of Parent’s or such Qualified Transferee’s indirect interest in Borrower).

“Parent Guaranty” means that certain Parent Guaranty, dated as of the Closing Date, executed by Parent in favor of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time, pursuant to which the Parent provides a limited guaranty for certain bad acts.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (USA PATRIOT ACT) of 2001, as the same may be amended from time to time, and corresponding provisions of future laws.

“Patriot Act Offense” has the meaning set forth in Section 3.1.24(a).

“Payment Date” means the ninth (9th) day of each calendar month during the Term or, if such ninth day is not a Business Day, the immediately preceding Business Day; provided, that the first Payment Date shall be August 9, 2017.

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Periodic Rating Agency Information” has the meaning set forth in Section 4.3.14.

“Permitted Indebtedness” has the meaning set forth in Section 4.2.2.

“Permitted Investments” means:

(i) obligations of, or obligations fully guaranteed as to payment of principal and interest by, the United States or any agency or instrumentality thereof provided such obligations are backed by the full faith and credit of the United States including, without limitation, obligations of: the United States Treasury (all direct or fully guaranteed obligations), the Farmers Home Administration (certificates of beneficial ownership), the General Services Administration (participation certificates), the United States Maritime Administration (guaranteed Title XI financing), the Small Business Administration (guaranteed participation certificates and guaranteed pool certificates), the United States Department of Housing and Urban Development (local authority bonds) and the Washington Metropolitan Area Transit Authority (guaranteed transit bonds); provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;

(ii) federal funds, unsecured certificates of deposit, time deposits, bankers’ acceptances and repurchase agreements with maturities of not more than 365 days of any bank, (A) in the case of such investments with maturities of thirty (30) days or less, the short term obligations of which are rated in the highest short term rating category by each Rating Agency (or, if not rated by all Approved Rating Agencies, rated by Moody’s in the highest short term rating category) and the long term obligations of which are rated at least “A2” by Moody’s (or such lower rating for which Rating Agency Confirmation is received with respect to Moody’s), (B) in the case of such investments with maturities of three (3) months or less, but more than thirty (30) days, the short term obligations of which are rated in the highest short term rating category by each Rating Agency (or, if not rated by all Approved Rating Agencies, rated by Moody’s in the highest short term rating category) and the long term obligations of which are rated at least “A1” by Moody’s (or such lower rating for which Rating Agency Confirmation is received with respect to Moody’s), (C) in the case of such investments with maturities of six (6) months or less, but more than three (3) months, the short term obligations of which are rated in the highest short term rating category by each Rating Agency (or, if not rated by all Approved Rating Agencies, rated by Moody’s in the highest short term rating category) and the long term obligations of which are rated at least “Aa3” by Moody’s (or such lower rating for which Rating Agency Confirmation is received with respect to Moody’s), and (D) in the case of such investments with maturities of more than six (6) months, the short term obligations of which are rated in the highest short term rating category by each Rating Agency (or, if not rated by all Approved Rating Agencies, rated by Moody’s in the highest short term rating category) and the long term obligations of which are rated “Aaa” by Moody’s (or such lower rating for which Rating Agency Confirmation is received with respect to Moody’s); provided, however, that the investments described in this clause must (1) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (2) if rated by S&P, must not have an “r” highlighter affixed to their rating, (3) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (4) such investments must not be subject to liquidation prior to their maturity;

(iii) fully Federal Deposit Insurance Corporation-insured demand and time deposits in, or certificates of deposit of, or bankers’ acceptances issued by, any bank or trust company, savings and loan association or savings bank, (A) in the case of such investments with maturities of thirty (30) days or less, the short term obligations of which are rated in the highest short term rating category by each Rating Agency (or, if not rated by all Approved Rating Agencies, rated by Moody’s in the highest short term rating category) and the long term obligations of which are rated at least “A2” by Moody’s (or such lower rating for which Rating Agency Confirmation is received with respect to Moody’s), (B) in the case of such investments with maturities of three (3) months or less, but more than thirty (30) days, the short term obligations of which are rated in the highest short term rating category by each Rating Agency (or, if not rated by all Approved Rating Agencies, rated by Moody’s in the highest short term rating category) and the long term obligations of which are rated at least “A1” by Moody’s (or such lower rating for which Rating Agency Confirmation is received with respect to Moody’s), (C) in the case of such investments with maturities of six (6) months or less, but more than three (3) months, the short term obligations of which are rated in the highest short term rating category by each Rating Agency (or, if not rated by all Approved Rating Agencies, rated by Moody’s in the highest short term rating category) and the long term obligations of which are rated at least “Aa3” by Moody’s (or such lower rating for which Rating Agency Confirmation is received with respect to Moody’s), and (D) in the case of such investments with maturities of more than six (6) months, the short term obligations of which are rated in the highest short term rating category by each Rating Agency (or, if not rated by all Approved Rating Agencies, rated by Moody’s in the highest short term rating category) and the long term obligations of which are rated “Aaa” by Moody’s (or such lower rating for which Rating Agency Confirmation is received with respect to Moody’s); provided, however, that the investments described in this clause must (1) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (2) if rated by S&P, must not have an “r” highlighter affixed to their rating, (3) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (4) such investments must not be subject to liquidation prior to their maturity;

(iv) debt obligations with maturities of not more than 365 days and at all times rated by each Rating Agency in its highest long-term unsecured rating category (or, if not rated by all Approved Rating Agencies, rated by Moody’s in its highest long-term unsecured rating category); provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;

(v) commercial paper (including both non-interest-bearing discount obligations and interest-bearing obligations payable on demand or on a specified date not more than one year after the date of issuance thereof) with maturities of not more than 365 days (A) in the case of such investments with maturities of thirty (30) days or less, the short term obligations of which are rated in the highest short term rating category by each Rating Agency (or, if not rated by all Approved Rating Agencies, rated by Moody’s in the highest short term rating category) and the long term obligations of which are rated at least “A2” by Moody’s (or such lower rating for which Rating Agency Confirmation is received with respect to Moody’s), (B) in the case of such investments with maturities of three (3) months or less, but more than thirty (30) days, the short term obligations of which are rated in the highest short term rating category by each Rating Agency (or, if not rated by all Approved Rating Agencies, rated Moody’s in the highest short term rating category) and the long term obligations of which are rated at least “A1” by Moody’s (or such lower rating for which Rating Agency Confirmation is received with respect to Moody’s), (C) in the case of such investments with maturities of six (6) months or less, but more than three (3) months, the short term obligations of which are rated in the highest short term rating category by each Rating Agency (or, if not rated by all Approved Rating Agencies, rated by Moody’s in the highest short term rating category) and the long term obligations of which are rated at least “Aa3” by Moody’s (or such lower rating for which Rating Agency Confirmation is received with respect to Moody’s), and (D) in the case of such investments with maturities of more than six (6) months, the short term obligations of which are rated in the highest short term rating category by each Rating Agency (or, if not rated by all Approved Rating Agencies, rated by Moody’s in the highest short term rating category) and the long term obligations of which are rated “Aaa” by Moody’s (or such lower rating for which Rating Agency Confirmation is received with respect to Moody’s); provided, however, that the investments described in this clause must (1) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (2) if rated by S&P, must not have an “r” highlighter affixed to their rating, (3) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (4) such investments must not be subject to liquidation prior to their maturity;

(vi) units of taxable money market funds, which funds are regulated investment companies and invested solely in obligations backed by the full faith and credit of the United States, which funds have the highest rating available from each Rating Agency (or, if not rated by all Approved Rating Agencies, rated by at least one Approved Rating Agency and otherwise acceptable to each other Approved Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities) for money market funds; and

(vii) any other security, obligation or investment which has been specifically approved as a Permitted Investment in writing (A) by Lender and (B) each Rating Agency, as confirmed by satisfaction of the Rating Agency Confirmation with respect to each Approved Rating Agency;

provided, however, that no obligation or security shall be a Permitted Investment if (a) such obligation or security evidences a right to receive only interest payments or (b) the right to receive principal and interest payments on such obligation or security are derived from an underlying investment that provides a yield to maturity in excess of one hundred twenty percent

(120%) of the yield to maturity at par of such underlying investment and provided, further, that each investment described hereunder must have (x) a predetermined fixed amount of principal due at maturity (that cannot vary or change) and (y) an original maturity of not more than 365 days and a remaining maturity of not more than thirty (30) days.

“Permitted Liens” means, collectively, (i) the Liens and security interests created by the Loan Documents, (ii) all encumbrances and other matters disclosed in the Title Insurance Policies for the Properties and, with respect to any Substitute Property, as Lender has approved in writing in Lender’s reasonable discretion, (iii) Liens, if any, for Non-Property Taxes or Property Taxes imposed by any Governmental Authority not yet due or delinquent, (iv) Liens arising after the Closing Date for Non-Property Taxes, Property Taxes or HOA Fees being contested in accordance with Section 4.1.4 or Section 4.4.5, (v) any workers’, mechanics’ or other similar Liens on a Property that are bonded or discharged within sixty (60) days after Borrower first receives written notice of such Lien, (vi) all easements, rights-of-way, restrictions and other similar non-monetary encumbrances recorded against and affecting any Property and that would not reasonably be expected to and do not have an Individual Material Adverse Effect on the Property, (vii) such other title and survey exceptions as Lender has approved or may approve in writing in Lender’s reasonable discretion, (viii) rights of Tenants as Tenants only under Leases permitted hereunder and (ix) the Specified Liens.

“Permitted Transfers” has the meaning set forth in Section 4.2.17(d).

“Person” means any individual, corporation, partnership, limited liability company, joint venture, estate, trust, unincorporated association, any Governmental Authority and any fiduciary acting in such capacity on behalf of any of the foregoing.

“Plan” means an “employee benefit plan” as defined in Section 3(3) of ERISA that is established, maintained or contributed to by any Loan Party or any of its ERISA Affiliates (or as to which such entity has any liability) and that is covered by Title IV of ERISA, other than a Multiemployer Plan.

“Plan Termination Event” means (i) any event described in Section 4043 of ERISA with respect to any Plan; (ii) the withdrawal of any Loan Party or any of its ERISA Affiliates from a Plan during a plan year in which such Loan Party or such ERISA Affiliate was a “substantial employer” as defined in Section 4001(a)(2) of ERISA; (iii) the imposition of an obligation on any Loan Party or any of its ERISA Affiliates under Section 4041 of ERISA to provide affected parties written notice of intent to terminate a Plan in a distress termination described in Section 4041(c) of ERISA; (iv) the institution of proceedings by the PBGC to terminate a Plan or by any similar foreign governmental authority to terminate a Foreign Plan; (v) any event or condition which could reasonably constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (vi) the institution of proceedings by a foreign governmental authority to appoint a trustee to administer any Foreign Plan; or (vii) the partial or complete withdrawal of any Loan Party or any of its ERISA Affiliates from a Multiemployer Plan or Foreign Plan or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Policy” and “Policies” shall have the respective meanings set forth in Section 5.1.1(b).

“Prepayment Notice” means a prior written notice to Lender specifying the proposed Business Day on which a prepayment of the Debt is to be made pursuant to Section 2.4.1, which date shall be no earlier than ten (10) days after the date of such Prepayment Notice and no later than ninety (90) days after the date of such Prepayment Notice. A Prepayment Notice may be revoked in writing by Borrower, or may be modified in writing by Borrower to a new specified Business Day, in each case, on or prior to the proposed prepayment date set forth in such Prepayment Notice; provided that such new Business Day shall be no earlier than such proposed prepayment date. If revoked (as opposed to modified), any new Prepayment Notice shall comply with the timeframes set forth above. Borrower shall pay to Lender all reasonable out-of-pocket costs and expenses (if any) incurred by Lender in connection with Borrower’s permitted revocation or modification of any Prepayment Notice.

“Prime Rate” means the rate of interest published in The Wall Street Journal from time to time as the “Prime Rate.” If The Wall Street Journal ceases to publish the “Prime Rate,” the Lender shall select an equivalent publication that publishes such “Prime Rate,” and if such “Prime Rates” are no longer generally published or are limited, regulated or administered by a governmental or quasi-governmental body, then Lender shall select a comparable interest rate index.

“Prime Rate Loan” means the Floating Rate Components of the Loan at such time as interest thereon accrues at a rate of interest based upon the Prime Rate.

“Priority” means that the valid and proper foreclosure of a Lien for HOA Fees will extinguish the Lien of a Mortgage with respect to the relevant HOA Property.

“Properties Schedule” means the data tape of Properties attached hereto as Schedule II.A as of the Closing Date, as updated on a monthly basis in the form attached hereto as Schedule II.B, and supplemented quarterly by the data included on Schedule II.C pursuant to Section 4.3.7.

“Property” means, individually, and “Properties” means, collectively, (i) the residential real properties described on the Properties Schedule as of the Closing Date and encumbered by the Mortgages and (ii) any residential real properties that are Substitute Properties; provided that if the Allocated Loan Amount for any Property has been reduced to zero and all interest and other Obligations related thereto that are required to be paid on or prior to the date when the Allocated Loan Amount for such Property is required to be repaid have been repaid in full, then such residential real property shall no longer be a Property hereunder. The Properties include the Improvements now or hereafter erected or installed thereon and other personal property owned by Borrower located thereon, together with all rights pertaining to such real property, Improvements and personal property. Any Property Transferred to Borrower TRS shall continue to constitute a “Property” for purposes of this Agreement and the Loan Documents.

“Property Covenants” means those covenants set forth in Section 4.4 and the covenants contained in Section 2 of the Environmental Indemnity.

“Property Representations” means those representations and warranties set forth in Section 3.2 and Section 1 of the Environmental Indemnity.

“Property Taxes” means any real estate and personal property taxes, assessments, water charges, sewer rents, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto now or hereafter levied or assessed or imposed by a Governmental Authority against any Property, any Collateral, any part of either of the foregoing or Borrower.

“Provided Information” means any and all financial and other information provided at any time prepared by, or on behalf of, any Relevant Party.

“Public Vehicle” means a Person whose securities are listed and traded on a national securities exchange and shall include a majority owned subsidiary of any such Person or any operating partnership through which such Person conducts all or substantially all of its business.

“Purchase Agreement” means the Purchase and Sale Agreement, dated March 30, 2017, between Vaca Morada Partners, LP and MSR II, L.P., as sellers, and Altisource Residential, L.P., a Delaware limited partnership, as buyer, as amended, restated, replaced, supplemented or otherwise modified from time to time.

“Purchase Price Adjustment” has the meaning set forth in the Purchase Agreement.

“Purchase Price Adjustment Share” means the portion of the Purchase Price Adjustment attributable to the increase in BPO Value of Properties as a proportion to the total increase in BPO Value of all real properties sold pursuant to the Purchase Agreement.

“Qualified Manager” means (i) Existing Manager, (ii) any Person that is under common Control with Existing Manager or (iii) a reputable Person that has at least two (2) years’ experience in the management of at least 2,000 residential rental properties in the aggregate, and is at the time of determination managing residential rental properties in (a) at least 75% of the metropolitan statistical areas that the applicable Properties to be managed by such Person are located (and has retained by subcontract a property manager in all other metropolitan statistical areas before the effectiveness of any termination or resignation of the Manager) and (b) every state that the applicable Properties to be managed by such Person are located, and is not the subject of a bankruptcy or similar proceeding; provided, that in the case of the foregoing subclause (iii), Borrower shall have obtained a Rating Agency Confirmation in respect of the management of the Properties by such Person; and provided, further, that in the case of the foregoing subclause (ii) and subclause (iii), if such Person is an Affiliate of Borrower, Borrower shall have obtained an Additional Insolvency Opinion if such an opinion is requested by Lender.

“Qualified Release Property Default” has the meaning set forth in Section 2.5(b).

“Qualified Transferee” means (i) Parent or (ii) any Person that (A) itself has, or for which a Person executing and delivering the Parent Guaranty or a replacement guaranty in substantially the same form and substance as the Parent Guaranty has, Net Assets of not less than $300,000,000 (exclusive of such Person’s direct or indirect interest in the Properties and Borrower), (B) has not been the subject of a voluntary or involuntary (to the extent the same has not been discharged) bankruptcy proceeding or any governmental or regulatory investigation which resulted in a final, nonappealable conviction for criminal activity involving moral turpitude, (C) is (or is under common Control with a Person that is) regularly engaged in the management, ownership or operation of residential rental properties and (D) with respect to the applicable Transfer to such Person, Borrower shall have obtained a Rating Agency Confirmation.

“Quarterly HOA Report” has the meaning set forth in Section 4.3.16.

“Quarterly Investor Rollup Report” has the meaning set forth in Section 4.3.7.

“Rating Agency Confirmation” means a written affirmation from each of the Approved Rating Agencies that the credit rating of the Securities by such Approved Rating Agency immediately prior to the occurrence of the event with respect to which such Approved Rating Agency Confirmation is sought will not be qualified, downgraded or withdrawn as a result of the occurrence of such event, which affirmation may be granted or withheld in such Rating Agency’s sole and absolute discretion. In the event that, at any given time, no Securities are then outstanding, then the term Rating Agency Confirmation shall be deemed instead to require the written approval of Lender based on the exercise of its good faith and reasonable judgment.

“Register” has the meaning set forth in Section 8.1.

“Release Amount” means, for a Property, the following applicable amount together with any other amounts specified in Section 2.4.4:

(i) in connection with the Transfer of a Property (other than a Designated HOA Property) pursuant to Section 2.5 or any failure of a Property to qualify as an Eligible Property due to the occurrence of a Voluntary Action (such Properties, “Release Premium Properties”), (A) one hundred five percent (105%) of the Allocated Loan Amount for such Property if the sum of the initial Allocated Loan Amounts of all Release Premium Properties, including such Property, is less than $8,780,335, (B) one hundred ten percent (110%) of the Allocated Loan Amount for such Property if the sum of the initial Allocated Loan Amounts of all Release Premium Properties, including such Property, is equal to or greater than $8,780,335 but less than $13,170,503, (C) one hundred fifteen percent (115%) of the Allocated Loan Amount for such Property if the sum of the initial Allocated Loan Amounts of all Release Premium Properties, including such Property, is equal to or greater than $13,170,503 but less than $17,560,671 and (D) one hundred twenty percent (120%) of the Allocated Loan Amount for such Property if the sum of the initial Allocated Loan Amounts of all Release Premium Properties, including such Property, is equal to or greater than $17,560,671;

(ii) in connection with any failure of a Property to qualify as an Eligible Property, other than due to the occurrence of a Voluntary Action, that is not cured within the applicable Cure Period, an amount equal to one hundred percent (100%) of the Allocated Loan Amount for such Property;

(iii) in connection with any Condemnation or Casualty of any Property for which prepayment of the Release Amount is required pursuant to Section 5.3 or Section 5.4, one hundred percent (100%) of the Allocated Loan Amount for such Property;

(iv) in connection with the release of Designated HOA Properties, a percentage of the Allocated Loan Amounts for such Properties that is (A) at least equal to one hundred percent (100%) and (B) with respect to such percentage of Allocated Loan Amount, Borrower has obtained a Rating Agency Confirmation; and

(v) in connection with the release of a Non-Conforming Property, one hundred percent (100%) of the Allocated Loan Amount for such Property.

“Release Premium Properties” has the meanings set forth in the definition of “Release Amount”.

“Release Property” has the meaning set forth in Section 2.5.

“Relevant Party” means each Loan Party and Parent (and, collectively “Relevant Parties”).

“REMIC Trust” means a “real estate mortgage investment conduit,” within the meaning of Section 860D of the Code, that holds the Note or a portion thereof.

“Renovation Standards” means the maintenance, repairs, improvements and installations that (i) are necessary for a Property to conform to applicable material Legal Requirements and (ii) do not deviate materially from local rental market standards for the area in which such Property is located.

“Rent Deposit Account” has the meaning set forth in Section 2.6(a).

“Rent Deposit Bank” has the meaning set forth in Section 2.6(a).

“Rent Refund” means, with respect to any Tenant in default under any applicable Lease, any payment of Rent (in whole or in part) delivered by such Tenant to Manager, to the extent Borrower or Manager reasonably determines the return of the same is necessary in order to preserve Borrower’s enforcement remedies under the applicable Lease.

“Rents” means, with respect to each Property, all rents and rent equivalents (including for forfeited security deposits allocated to rent) and any fees (other than any lease application fees received from a prospective tenant), payments or other compensation from any Tenant.

“Repayment Date” means the date of a prepayment of the Loan pursuant to the provisions of Section 2.4.

“Replacement Interest Rate Cap Agreement” means, collectively, one or more interest rate protection agreements, from an Acceptable Counterparty with terms that are the same in all material respects as the terms of the Interest Rate Cap Agreement except that the same shall be effective as of the date required in Section 2.2.7(c), except that in connection with Borrower’s exercise of an Extension Option, the same shall be effective as of the date required in Section 2.9; provided, that to the extent any such interest rate protection agreements do not meet the foregoing requirements, a “Replacement Interest Rate Cap Agreement” shall be such interest rate protection agreements approved in writing by the Approved Rating Agencies with respect thereto.

“Replacement Management Agreement” means, collectively, (i) either (A) a management agreement with a Qualified Manager, substantially in the same form and substance as the Existing Management Agreement; (B) a management agreement with a Qualified Manager, which management agreement shall be reasonably acceptable to Lender in form and substance; provided, that with respect to this clause (B), (x) if such management agreement provides for the payment of management fees at a rate that is in excess of the rate provided for under the Existing Management Agreement, then Borrower shall have obtained a Rating Agency Confirmation with respect to such increase in management fees and (y) otherwise Lender, at its option, may require that Borrower obtain a Rating Agency Confirmation with respect to such management agreement; or (C) a management agreement with a Manager approved by Lender in accordance with Section 4.1.18(b)(y) and satisfying the conditions set forth in clauses (B)(x) and (B)(y) above, and (ii) an assignment of management agreement and subordination of management fees substantially in the form of the Assignment of Management Agreement dated as of the Closing Date (or such other form and substance reasonably acceptable to Lender and the Qualified Manager).

“Reportable Event” has the meaning set forth in Section 4043 of ERISA.

“Request for Release” means a request for release of a Property in connection with any Transfer of a Property, substantially in the form attached hereto as Exhibit D.

“Reserve Funds” means, collectively, all funds deposited by Borrower with Lender or Cash Management Account Bank pursuant to Article VI, including, but not limited to, the Capital Expenditure Funds, the Insurance Funds, the HOA Funds, the Tax Funds, the Casualty and Condemnation Funds, the Cash Collateral Funds, the Eligibility Funds and the Advance Rent Funds.

“Reserve Release Date” means any Business Day as requested by Borrower pursuant to a Reserve Release Request; provided, that there shall be no more than one Reserve Release Date in any calendar month.

“Reserve Release Request” means any written request by Borrower for a release of Reserve Funds made in accordance with Article VI.

“Responsible Officer” means, as to any Person, the chief executive officer or president or, with respect to financial matters, the chief financial officer or treasurer of such Person; provided, that in the event any such officer is unavailable at any time he or she is required to take any action hereunder, Responsible Officer means any officer authorized to act on such officer’s behalf as demonstrated by a certified resolution.

“Restoration” means the repair and restoration of any Property after a Casualty as nearly as possible to the condition such Property was in immediately prior to such Casualty, with such material alterations as may be approved by Lender, such approval not to be unreasonably withheld, delayed or conditioned.

“Restricted Junior Payment” means, with respect to any Person, (i) any dividend or other distribution of any nature (cash, securities, assets, Indebtedness or otherwise) and any payment, by virtue of redemption, retirement or otherwise, on any class of Equity Interests or subordinate Indebtedness issued by such Person, whether such Equity Interests are now or may hereafter be authorized or outstanding and any distribution in respect of any of the foregoing, whether directly or indirectly, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Equity Interests or subordinate Indebtedness of such Person now or hereafter outstanding, or (iii) any payment of management or similar fees by such Person (other than payment of management fees under any Management Agreement to the extent expressly permitted by this Agreement).

“Restricted Party” means, collectively, Borrower TRS, Borrower, Equity Owner, and any other direct or indirect equity holder in Borrower TRS, Borrower or Equity Owner up to, but not including, the first direct or indirect equity holder that has substantial assets other than the Properties and the other Collateral.

“Review Waiver” has the meaning set forth in Section 9.2(b).

“S&P” means S&P Global Ratings.

“Section 2.9 Rating Agency Extension Notice Information” means the information delivered by Borrower pursuant to Sections 2.9(b), (c), (d) or (e) of this Agreement.

“Securities” has the meaning set forth in Section 8.1.1(a).

“Securities Act” means the Securities Act of 1933, as amended.

“Securitization” has the meaning set forth in Section 8.1.1(a).

“Securitization Date HOA Opinions” means the opinions of counsels to Borrower executed and delivered pursuant to Section 4.3.16(b).

“Securitization Date WLT HOA Certificate” means a certificate from Westcor Land Title Insurance Company in substantially the form of Exhibit F executed and delivered on the closing date of any Securitization, without any material exceptions.

“Security Deposit Account” has the meaning set forth in Section 4.1.16(a).

“Servicer” has the meaning set forth in Section 8.3.

“Servicing Agreement” has the meaning set forth in Section 8.3.

“Severed Loan Documents” has the meaning set forth in Section 7.2(c).

“Solvent” means, with respect to any Person or any consolidated group, on any date of determination, that on such date (i) the fair saleable value of such Person’s or consolidated group’s assets exceeds its total liabilities, including, without limitation, subordinated, unliquidated, disputed and contingent liabilities, (ii) the fair saleable value of such Person’s or consolidated group’s assets exceeds its probable liabilities, as applicable, including the maximum amount of its contingent liabilities on its debts as such debts become absolute and matured, (iii) such Person’s or consolidated group’s assets do not constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted and (iv) such Person or consolidated group does not intend to, and does not believe that it will, incur debt and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such debt and liabilities as they mature (taking into account the timing and amounts of cash to be received by it and the amounts to be payable on or in respect of its obligations).

“Special Members” has the meaning set forth in the definition of “Special Purpose Entity”.

“Special Purpose Entity” means a limited liability company that, since the date of its formation and at all times on and after the date thereof, has complied with and shall at all times comply with the following requirements unless it has received either prior consent to do otherwise from Lender, or, while the Loan is securitized, a Rating Agency Confirmation from each of the Approved Rating Agencies, and an Additional Insolvency Opinion, in each case:

(i) is and shall be organized solely for the purpose of (A) in the case of Borrower, acquiring, maintaining, renovating, rehabilitating, owning, holding, marketing, selling, leasing, transferring, managing and operating the Properties, entering into and performing its obligations under the Loan Documents to which it is a party, refinancing the Properties in connection with a permitted repayment of the Loan, acting as the sole member of Borrower TRS and transacting lawful business that is incident, necessary and appropriate to accomplish the foregoing, (B) in the case of Equity Owner, acting as the sole member of Borrower and transacting lawful business that is incident, necessary and appropriate to accomplish the foregoing or (C) in the case of Borrower TRS, owning, marketing and selling Properties and transacting lawful business that is incident, necessary and appropriate to accomplish the foregoing;

(ii) has not engaged and shall not engage in any business unrelated to (A) in the case of Borrower, the acquisition, renovation, maintenance, ownership, holding, marketing, sale, leasing, transfer, management, operation or financing of the Properties and acting as sole member of Borrower TRS, (B) in the case of Equity Owner, acting as the sole member of Borrower or (C) in the case of Borrower TRS, the marketing and selling of the Properties;

(iii) has not owned and shall not own any real property other than the Properties;

(iv) does not have, shall not have and at no time had any assets other than (A) in the case of Borrower, the Properties, personal property necessary or incidental to its ownership and operation of the Properties and its membership interest in Borrower TRS, (B) in the case of Equity Owner, its membership interest in Borrower and personal property necessary or incidental to its ownership of such interest or (C) in the case of Borrower TRS, the Properties and incidental personal property necessary for the ownership, operation, marketing or sale of Properties;

(v) shall not cause, consent to or permit any amendment of its certificate of formation or its limited liability company agreement with respect to the matters set forth in this definition;

(vi) with respect to each of Borrower, Equity Owner and each Borrower TRS, (A) is and shall be a Delaware limited liability company, (B) has and shall have at least two (2) Independent Directors serving as managers of such company, (C) shall not take, and neither the member of any Loan Party nor any officer of any Loan Party nor any other Person shall be authorized or empowered to take any of the following actions, either with respect to itself or, with respect to any subsidiary of it that is a Loan Party, in each case without the prior unanimous consent of all the Independent Directors of the company in writing to such action (each, a “Material Action”): (1) filing or consenting to the filing of any petition, either voluntary or involuntary, to take advantage of any applicable insolvency, bankruptcy, liquidation or reorganization statute, (2) seeking or consenting to the appointment of a receiver, liquidator or any similar official of any Loan Party or a substantial part of its business, (3) making an assignment for the benefit of creditors by any Loan Party, (4) admitting in writing its inability to pay debts generally as they become due, (5) declaring or effectuating a moratorium on the payment of any obligations of any Loan Party, or (6) taking any action in furtherance of the foregoing, provided, for purposes of clauses (4) and (6), the following shall not constitute a Material Action: (x) admissions or statements which are compelled and required by law and which are true and correct, or (y) admissions or statements in writing to Lender or any servicer of the Loan, or in connection with any audit opinion or “going concern” qualification in its audited financial statements, that (I) Borrower cannot pay its Operating Expenses, (II) Borrower cannot pay debt service on the Loan, or (III) Borrower cannot repay or refinance the Loan on the Maturity Date; notwithstanding any provision of law that otherwise so empowers such company, its member or any officer or any other Person, provided, however, that, so long as the Loan is outstanding such company may not authorize the taking of any Material Action, unless there are at least two (2) Independent Directors the serving in such capacity and (D) under the terms of its limited liability company agreement, immediately prior the occurrence of any event that causes the sole member to cease to be a member of such company (other than upon continuation of such company without dissolution upon an assignment by the member of all of its limited liability interest in such company and the admission of the transferee in accordance with such company’s limited liability company agreement), each of the persons acting as Independent Director of such entity shall, without any action of any Person, automatically be admitted as members of the limited liability company (“Special Members”) and shall pursue and continue the existence of the limited liability company without dissolution and such Special Members may not resign as such until (i) a successor Special Member has been admitted to the limited liability company as a Special Member and (ii) such successor Special Member has also accepted its appointment as an Independent Director;

(vii) has and shall have a limited liability agreement that provides that, to the fullest extent permitted by applicable law, including Section 18-1101(e) of the Delaware Limited Liability Company Act, the Independent Directors of a Loan Party shall not be liable to such Loan Party, its equity holders or any other Person bound by its limited liability agreement for breach of contract or breach of duties (including fiduciary duties), unless the Independent Director acted in bad faith or engaged in willful misconduct;

(viii) has and shall have a limited liability agreement that provides that such entity shall not (A) dissolve, merge, liquidate, consolidate; (B) sell all or substantially all of its assets; or (C) amend its organizational documents with respect to the matters set forth in this definition without the consent of Lender;

(ix) has at all times been and shall intend at all times to remain solvent and has paid and shall pay its debts and liabilities (including, a fairly-allocated portion of any personnel and overhead expenses that it shares with any Affiliate) from its assets as the same shall become due, and has maintained and shall intend to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations; provided, that the foregoing shall not require any direct or indirect member of any Loan Party to make any additional capital contributions to such Loan Party;

(x) has not failed and shall not fail to correct any known misunderstanding regarding the separate identity of such entity and has not identified and shall not identify itself as a division of any other Person;

(xi) has maintained and shall maintain its bank accounts, books of account, books and records separate from those of any other Person (other than as between Borrower and Borrower TRS) and, to the extent that it is required to file tax returns under applicable law, has filed and shall file its own tax returns, except to the extent that it is required by law to file consolidated tax returns;

(xii) has maintained and shall maintain its own records, books, resolutions and agreements;

(xiii) has not commingled and, except as contemplated by this Agreement (including, notwithstanding any provision to the contrary, as contemplated in the case of Not-Borrower Funds in Section 2.6), shall not commingle its funds or assets with those of any other Person and has not participated and shall not participate in any cash management system with any other Person; provided, that Borrower TRS may commingle its assets with those of Borrower and may participate in Borrower’s cash management system;

(xiv) has held and shall hold its assets in its own name; provided, that Borrower TRS may hold assets in Borrower’s name;

(xv) has conducted and shall conduct its business in its name or in a name franchised or licensed to it by an entity other than an Affiliate of itself or of Borrower, except for business conducted on behalf of itself by another Person under a business management services agreement that is on commercially-reasonable terms, so long as the manager, or equivalent thereof, under such business management services agreement holds itself out as an agent of Borrower;

(xvi) (A) has maintained and shall maintain its financial statements, accounting records and other entity documents separate from those of any other Person (other than as between Borrower and Borrower TRS); (B) has shown and shall show, in its financial statements, its assets and liabilities separate and apart from those of any other Person (other than as between Borrower and Borrower TRS); and (C) has not permitted and shall not permit its assets to be listed as assets on the financial statement of any of its Affiliates except as required by GAAP; provided, however, that any such consolidated financial statement contains a note indicating that the Special Purpose Entity’s separate assets and credit are not available to pay the debts of such Affiliate and that the Special Purpose Entity’s liabilities do not constitute obligations of the consolidated entity;

(xvii) has paid and shall pay its own liabilities and expenses, including the salaries of its own employees, out of its own funds and assets, and has maintained and shall maintain a sufficient number of employees or contract for sufficient services in light of its contemplated business operations;

(xviii) has observed and shall observe all limited liability company formalities;

(xix) has not incurred and shall not incur any Indebtedness other than, (i) with respect to Borrower, Permitted Indebtedness, (ii) with respect to Borrower TRS, the Borrower TRS’s Permitted Indebtedness, and (iii) with respect to Equity Owner, Equity Owner’s Permitted Indebtedness;

(xx) has not assumed, guaranteed or become obligated and shall not assume or guarantee or become obligated for the debts of any other Person, has not held out and shall not hold out its credit as being available to satisfy the obligations of any other Person or has not pledged and shall not pledge its assets to secure the obligations of any other Person, in each case except as permitted or contemplated by the Loan Documents;

(xxi) has not acquired and shall not acquire obligations or securities of its members or any Affiliate; provided, that Equity Owner shall be the sole member of Borrower and Borrower shall be the sole member of Borrower TRS;

(xxii) has allocated and shall allocate fairly and reasonably any overhead expenses that are shared with any of its Affiliates, constituents, or owners, or any guarantors of any of their respective obligations, or any Affiliate of any of the foregoing, including, but not limited to, paying for shared office space and for services performed by any employee of an Affiliate;

(xxiii) has maintained and used and shall maintain and use separate stationery, invoices and checks bearing its name and not bearing the name of any other entity unless such entity is clearly designated as being the Special Purpose Entity’s agent;

(xxiv) has not pledged and shall not pledge its assets to secure the obligations of any other Person, except to Lender to secure the Loan;

(xxv) has held itself out and identified itself and shall hold itself out and identify itself as a separate and distinct entity under its own name or in a name franchised or licensed to it by an entity other than an Affiliate of Borrower and not as a division or part of any other Person;

(xxvi) has maintained and shall maintain its assets in such a manner that it shall not be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person; provided that Borrower TRS may hold its assets in Borrower’s name;

(xxvii) has not made and shall not make loans to any Person and has not held and shall not hold evidence of indebtedness issued by any other Person or entity (other than cash and Permitted Investments);

(xxviii) has not identified and shall not identify its members or any Affiliate of any of them, as a division or part of it, and has not identified itself and shall not identify itself as a division of any other Person;

(xxix) except in connection with the formation of a Borrower TRS and the contribution by Borrower of Collateral to such Borrower TRS as contemplated by Section 4.1.22 and other than capital contributions and distributions permitted under the terms of its organizational documents, has not entered into or been a party to, and shall not enter into or be a party to, any transaction with any of its members except in the ordinary course of its business and on terms which are commercially reasonable terms comparable to those of an arm’s-length transaction with an unrelated third party;

(xxx) has not had and shall not have any obligation to, and has not indemnified and shall not indemnify its partners, officers, directors or members, as the case may be, in each case unless such an obligation or indemnification is fully subordinated to the Debt and shall not constitute a claim against it in the event that its cash flow is insufficient to pay the Debt;

(xxxi) has not had and shall not have any of its obligations guaranteed by any Affiliate, except as provided by the Loan Documents;

(xxxii) has not formed, acquired or held and shall not form, acquire or hold any subsidiary, except as contemplated by the Loan Documents;

(xxxiii) has complied and shall comply with all of the terms and provisions contained in its organizational documents;

(xxxiv) has conducted and shall conduct its business so that each of the assumptions made about it and each of the facts stated about it in the Insolvency Opinion, or if applicable, any Additional Insolvency Opinion, are true and correct in all material respects; and

(xxxv) has not permitted and shall not permit any Affiliate or constituent party independent access to its bank accounts, except Manager pursuant to a Management Agreement entered into in accordance with this Agreement.

“Specified Liens” means Liens described in Schedule X affecting one or more of the Properties as of the Closing Date, provided that all such Liens on the affected Properties are affirmatively covered by the Title Insurance Policies.

“Spread Maintenance Date” means the Payment Date occurring in October 2019.

“Spread Maintenance Premium” means, with respect to any prepayment of principal (or acceleration of the Loan) prior to the Spread Maintenance Date (other than payments made pursuant to Section 2.4.2(a) (except where such prepayment arises as a result of a Voluntary Action) or Section 2.4.2(c)), and with respect to each Floating Rate Component, an amount equal to the product of the following: (i) the amount of such prepayment (or the amount of principal so accelerated) allocable to such Floating Rate Component, multiplied by (ii) the Floating Rate Component Spread applicable to such Floating Rate Component, multiplied by (iii) a fraction (expressed as a percentage) having a numerator equal to the number of months difference between the Spread Maintenance Date and the date such prepayment occurs (or the next succeeding Payment Date through which interest has been paid by Borrower) and a denominator equal to twelve (12). The total Spread Maintenance Premium shall be the sum of the Spread Maintenance Premium for each of the Floating Rate Components. All Spread Maintenance Premium payments hereunder shall be deemed to be earned by Lender upon the funding of the Loan.

“State” means, with respect to a Property, the State or Commonwealth in which such Property or any part thereof is located.

“Strike Price” means (i) as to any Interest Rate Cap Agreement provided by Borrower at Lender’s request pursuant to Section 2.2.7 during the Initial Term, a rate per annum equal to the interest rate at which the Debt Service Coverage Ratio as of the Calculation Date immediately preceding the date of delivery of such Interest Rate Cap Agreement for the Initial Term is not less than 1.20:1.00 and (ii) as to any Replacement Interest Rate Cap Agreement obtained in connection with the exercise of any Extension Option, a rate per annum equal to the interest rate at which the Debt Service Coverage Ratio as of the Calculation Date immediately preceding the commencement of the applicable Extension Term is not less than 1.20:1.00.

“Subaccounts” has the meaning set forth in Section 2.7.1(e).

“Substitute Mortgage Documents” has the meaning set forth in Section 2.4.2(a)(x).

“Substitute Property” and “Substitute Properties” shall have the respective meanings set forth in Section 2.4.2(a).

“Succeeding Interest Period” has the meaning set forth in Section 2.4.4(a)(ii).

“Tax Funds” has the meaning set forth in Section 6.1.1.

“Tax Subaccount” has the meaning set forth in Section 6.1.1.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Tenant” means any Person obligated by contract or otherwise to pay monies (including a percentage of gross income, revenue or profits) under any Lease now or hereafter affecting all or any part of a Property.

“Term” means the entire term of this Agreement, which shall expire upon repayment in full of the Debt.

“Title Insurance Owner’s Policy” means, with respect to each Property, an ALTA owner title insurance policy issued by a title insurance company reasonably acceptable to Lender in a form reasonably acceptable to Lender (or, if a Property is in a state which does not permit the issuance of such ALTA policy, such form as shall be permitted in such state and determined that is reasonably acceptable to Lender) issued with respect to such Property and insuring the legal title to such Property.

“Title Insurance Policy” means, with respect to each Property or multiple Properties encumbered by the same Mortgage, an ALTA mortgagee title insurance policy issued by a title insurance company reasonably acceptable to Lender containing such endorsements as Lender may reasonably require (to the extent available in the state where the Property or the Properties, as applicable, are located) in a form reasonably acceptable to Lender (or, if such Property or the Properties, as applicable, are located in a state which does not permit the issuance of such ALTA policy, such form as shall be permitted in such state and determined that is reasonably acceptable to Lender) issued with respect to such Property or Properties, as applicable, and insuring the Lien of the Mortgage Documents encumbering such Property or Properties, as applicable (subject to Permitted Liens) other than Specified Liens.

“Tranche 1 Borrower” means HOME SFR Borrower II LLC.

“Tranche 1 Borrower TRS” means HOME TRS II, LLC.

“Tranche 1 Equity Owner” means HOME SFR Equity Owner II, LLC.

“Tranche 1 Loan” means, collectively, all extensions of credit made by the Lender to the Tranche 1 Borrower pursuant to the terms of the Tranche 1 Loan Agreement.

“Tranche 1 Loan Agreement” means that certain Loan Agreement, by and among the Tranche 1 Borrower and the Lender, dated as of March 30, 2017 and entered into in connection with the Initial Closing (as defined in the Purchase Agreement).

“Tranche 1 Loan Documents” means all documents designated as “Loan Documents” under the Tranche 1 Loan Agreement.

“Tranche 1 Loan Parties” means, collectively, the Tranche 1 Borrower, the Tranche 1 Borrower TRS and the Tranche 1 Equity Owner.

“Tranche 3 Borrower” means the Person designated as “Borrower” under the Tranche 3 Loan Agreement.

“Tranche 3 Borrower TRS” means the Person designated as “Borrower TRS” under the Tranche 3 Loan Agreement.

“Tranche 3 Equity Owner” means the Person designated as “Equity Owner” under the Tranche 3 Loan Agreement.

“Tranche 3 Loan” means, collectively, all extensions of credit made by the Lender to the Tranche 3 Borrower pursuant to the terms of the Tranche 3 Loan Agreement.

“Tranche 3 Loan Agreement” means that certain Loan Agreement in substantially the form of this Agreement, by and among the Tranche 3 Borrower and the Lender, which shall be entered into in connection with the Final Closing (as defined in the Purchase Agreement).

“Tranche 3 Loan Documents” means all documents designated as “Loan Documents” under the Tranche 3 Loan Agreement.

“Tranche 3 Loan Parties” means, collectively, the Tranche 3 Borrower, the Tranche 3 Borrower TRS and the Tranche 3 Equity Owner.

“Transaction” means the transaction contemplated by this Agreement and the other Loan Documents.

“Transfer” has the meaning set forth in Section 4.2.17(b).

“Transfer Date” means the date upon which a Transfer of a Property is consummated.

“Transfer Expenses” means, with respect to the Transfer of any Property, the reasonable expenses of Borrower incurred in connection therewith not to exceed six percent (6%) of all gross amounts realized with respect thereto, for any of the following: (i) third party real estate commissions, (ii) the closing costs of the purchaser of such Property actually paid by Borrower and (iii) Borrower’s miscellaneous closings costs, including, but not limited to title, escrow and appraisal costs and expenses.

“Trust and Servicing Agreement” means any Trust and Servicing Agreement or equivalent agreement pursuant to which Lender or any assignee thereof sells the Loan to a REMIC Trust in connection with a Securitization.

“Trust Certificate Administration Fee” means any administration fee made payable to any certificate administrator acting on behalf of any trustee in connection with a Securitization.

“Trust Fund Expenses” means (A) prior to the closing date of a Securitization, none payable by Borrower; and (B) on and after the closing date of a Securitization (i) any interest payable to the Servicer, or any special servicer, trustee, operating advisor, custodian, or certificate administrator in connection with the Loan or the Properties pursuant to the Servicing Agreement in respect of advances made by any of the foregoing; provided, however, that Borrower shall only be obligated to pay any amounts described in this clause (i) if and to the extent such interest exceeds the sum of the Default Rate interest and late payment charges payable pursuant to Section 2.3.4 in respect of the event giving rise to the related advances; (ii) all special servicing fees, work-out, liquidation fees and other fees payable to any special servicer under the Servicing Agreement (A) after the Loan is transferred to the special servicer as a result of (1) the occurrence of an Event of Default or Special Servicing Loan Event (as defined in the Servicing Agreement) or (2) an acknowledgement by Borrower in writing that the Loan is likely to go into default, or (B) in connection with any Borrower requested or consensual work-out or modification of the Loan; (iii) the regularly monthly Trust Certificate Administration Fee (capped at $5,725 per month) and Trustee Administration Fee (capped at $250 per month) under the Servicing Agreement, (iv) the fees and costs related to ongoing Rating Agency surveillance and monitoring, (v) the fees and expenses of the Servicer as set forth in Schedule VI, (vii) the costs and expenses of any Servicer or any special servicer (including costs and expenses of any third party hired by such Servicer or special servicer) in connection with (A) the determination of market rents for purposes of and in accordance with clause (ii) of the definition of “GPR” and (B) the verification of information set forth in Quarterly HOA Reports delivered pursuant to clause (h) of Schedule V, as well as the verification and/or preparation of any reports related to HOA compliance required to be performed by the Servicer or special servicer, and (viii) except for the regular monthly fees payable to the master servicer and any operating advisor, any other cost, fee or expense of the Servicer, any special servicer, the trustee, the operating advisor and any certificate administrator under the Servicing Agreement (A) after the Loan is transferred to the special servicer as a result of (1) the occurrence of an Event of Default or a Special Servicing Loan Event (as defined in the Servicing Agreement) or (2) an acknowledgement by Borrower in writing that the Loan is likely to go into default, (B) the occurrence of an Event of Default under clauses (i), (ii) or (iii) of Section 7.1 or (C) in connection with any Borrower requested or consensual work out or modification of the Loan or any other special waiver or approval requests made by Borrower or Equity Owner during the term of the Loan (in each case including, but not limited to, (1) any costs and expenses in connection with Broker Price Opinions and, where Broker Price Opinions are not sufficient in accordance with customary mortgage servicing standards, appraisals of the Properties or the Equity Interests in Borrower (or any updates to Broker Price Opinions or such appraisals) conducted by or on behalf of the Servicer and/or special servicer, (2) property inspections conducted by or on behalf of the Servicer and/or special servicer, (3) lien searches conducted by or on behalf of the Servicer and/or special servicer, (4) any reimbursements to the trustee, the Servicer, the special servicer, the operating advisor, any certificate administrator thereunder and related Persons of each of the foregoing, or the trust fund, pursuant to the Servicing Agreement, (5) any indemnification to Persons entitled thereto under the Servicing Agreement, (6) any litigation expenses arising from an Event of Default and (7) the cost of Rating Agency Confirmations and/or opinions of counsel, if any, required to be obtained pursuant to the Servicing Agreement in connection with servicing or administering the Loan or the Properties and administration of the trust fund).

“Trustee Administration Fee” means any administration fee made payable to a trustee in connection with a Securitization.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning set forth in Section 2.8(e)(iii)(B)(3).

“UCC” or “Uniform Commercial Code” means the Uniform Commercial Code as in effect in the State (with respect to fixtures), the State of New York or the state in which the Cash Management Account is located, as the case may be.

“Underwritten Capital Expenditures” means, as of any date of determination, for the twelve (12) month period ending on such date, the product of (i) the number of Properties multiplied by (ii) $450.

“Underwritten Net Cash Flow” means, as of any date of determination, the excess of: (i) for the twelve (12) month period ending on such date, the sum of (A) the lesser of (1) GPR multiplied by 92.5%, and (2) Actual Rent Collections, and (B) Other Receipts; over (ii) for the twelve (12) month period ending on such date, the sum of (A) Operating Expenses, adjusted to reflect exclusion of amounts representing non-recurring expenses, (B) Underwritten Capital Expenditures and (C) Concessions. For purposes of the foregoing calculations, for each of the first three Calculation Dates after the Closing Date, Operating Expenses, Concessions, Actual Rent Collections and Other Receipts with respect to the Properties for the period from the Closing Date to and including each such Calculation Date shall be annualized to determine the twelve (12) month Operating Expenses, Concessions, Actual Rent Collections and Other Receipts with respect to the Properties.

Notwithstanding the foregoing, Underwritten Net Cash Flow shall not include (a) any Insurance Proceeds (other than business interruption and/or rental loss insurance proceeds and only to the extent allocable to the applicable reporting period), (b) any proceeds resulting from the Transfer of all or any portion of any Property, including any Award, (c) any item of income otherwise included in Underwritten Net Cash Flow but paid directly by any Tenant to a Person other than Borrower as an offset or deduction against Rent payable by such Tenant, provided such item of income is for payment of an item of expense (such as payments for utilities paid directly to a utility company) and such expense is otherwise excluded from the definition of Operating Expenses pursuant to clause “(H)” of the definition thereof, (d) security deposits received from Tenants until forfeited or applied and (e) any lease buy-out or surrender payment from any Tenant.

Notwithstanding anything herein to the contrary, the Underwritten Net Cash Flow of any Property that is a Disqualified Property shall be zero for all purposes of this Agreement unless Borrower makes a deposit of Eligibility Funds into the Eligibility Reserves Subaccount in an amount equal to one hundred percent (100%) of the Allocated Loan Amount for such Property.

“United States” means the United States of America.

“Unrestricted Cash” means any cash or Permitted Investments not held in the Cash Management Account, any Subaccount, the Rent Deposit Account or any Security Deposit Account or required to be deposited therein pursuant to this Agreement; provided, that funds held in Borrower’s Operating Account that were distributed to Borrower for Operating Expenses set forth in a Monthly Budgeted Amount or for Approved Extraordinary Expenses pursuant to Section 2.7.2(i)(B) and which have not been expended therefor are not Unrestricted Cash.

“Vacant Property” means, individually, and “Vacant Properties” means, collectively, the Properties listed on Schedule IX attached hereto which are not leased to or occupied by any Tenant as of the Cut-Off Date. The parties hereto agree that Schedule IX shall be revised to reflect the final list of Vacant Properties agreed to in the Purchase Agreement.

“Voluntary Action” means, in respect of any Property, a voluntary action or omission by any Loan Party or an action or omission by any third party authorized by a Loan Party that, in each case, such Loan Party intends to result in (i) an imposition of a Lien (other than a Permitted Lien) on such Property, (ii) a Transfer of such Property in violation of this Agreement or (iii) such Property becoming a Disqualified Property.

Section 1.2 Principles of Construction. All references to sections and schedules are to sections and schedules in or to this Agreement unless otherwise specified. All uses of the word “including” shall mean “including, without limitation” unless the context shall indicate otherwise. Unless otherwise specified, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined. References to Schedules refer to the cumulative Schedules delivered for each date on which a portion of the Loan is funded, unless otherwise indicated.

ARTICLE II - GENERAL TERMS

Section 2.1 Loan Commitment; Disbursement to Borrower.

2.1.1 Agreement to Lend and Borrow. Subject to and upon the terms and conditions set forth herein, Lender hereby agrees to make and Borrower hereby agrees to accept the Initial Loan on the Closing Date.

2.1.2 Components of the Loan. For purposes of the computation of the interest accrued on the Loan from time to time and certain other computations set forth herein, the Loan shall be divided into multiple components designated as “Component A”, “Component B”, “Component C”, “Component D”, “Component E”, “Component F”, “Component G” and “Component H”. Schedule XI attached hereto sets forth the initial principal amount of each such Component, and the parties hereto agree that Schedule XI shall be revised to reflect any Additional Loan as contemplated by Section 2.1.6.

2.1.3 Single Disbursements to Borrower. Borrower may request and receive only one (1) borrowing hereunder in respect of the Initial Loan (and any Additional Loan, as applicable), and any amount borrowed and repaid hereunder in respect of the Loan may not be reborrowed. Borrower acknowledges and agrees that the Initial Loan has been fully funded as of the Closing Date.

2.1.4 The Note, Mortgages and Loan Documents. The Loan shall be evidenced by the Note and secured by the Mortgages and the other Loan Documents (as the same may be amended from time to time to reflect any Additional Loan).

2.1.5 Use of Proceeds. Borrower shall use proceeds of the Loan to (a) make deposits of the Reserve Funds, (b) make distributions to Equity Owner, (c) pay costs and expenses incurred in connection with the closing of the Loan and any Securitization related to the Loan, and (d) to the extent any proceeds remain after satisfying clauses (a) through (c) above, for such lawful purpose as Borrower shall designate.

2.1.6 Additional Loan. (a) Following a request by Borrower as set forth in Section 2.1.6(b) and subject to satisfaction of the conditions set forth in Section 2.1.6(c), Lender shall extend the Additional Loan to Borrower.

(b) Borrower may, by written notice to Lender within two (2) Business Days following the determination of the Purchase Price Adjustment, request the Additional Loan, which Additional Loan shall be on the same terms applicable to the Initial Loan made hereunder, in a principal amount equal to 75% of the Purchase Price Adjustment Share. Such notice shall specify the date on which Borrower proposes that such Additional Loan shall be made, which shall be the day Borrower pays 25% of the Purchase Price Adjustment (as contemplated by Section 3.1(c) of the Purchase Agreement) and subject to satisfaction of the conditions set forth in Section 2.1.6(c). To the extent repaid, any Additional Loan may not be reborrowed.

(c) Any Additional Loan shall be made pursuant to an amendment to the existing Note, in each case in form and substance reasonably satisfactory to Lender, which shall be executed by Borrower and delivered to Lender on the date contemplated under Section 2.1.6(b) above. Any Additional Loan shall be subject to payment by the Borrower of 25% of the Purchase Price Adjustment and the Borrower providing an updated Schedule I and Schedule XI.

Section 2.2 Interest Rate.

2.2.1 Interest Rate. Each Component of the Loan shall accrue interest throughout the Term at the Interest Rate applicable to such Component during each Interest Period. The total interest accrued under the Loan shall be the sum of the interest accrued on the outstanding balance of each of the Components. Borrower shall pay to Lender on each Payment Date the interest accrued or to be accrued on the Loan for the related Interest Period.

2.2.2 Interest Calculation. Interest on the Components of the Loan and other Obligations shall be calculated by multiplying (A) the actual number of days elapsed in the period for which the calculation is being made by (B) a daily rate based on a three hundred sixty (360) day year (that is, the Interest Rate expressed as an annual rate divided by 360) by (C) the Outstanding Principal Balance or the amount of such other Obligations, as applicable. The accrual period for calculating interest due on each Payment Date shall be the Interest Period in which such Payment Date occurs.

2.2.3 Determination of Interest Rate.

(a) Subject to the terms and conditions of this Section 2.2.3, the Floating Rate Components of the Loan shall be a LIBOR Loan. In the event that Lender shall have reasonably determined that by reason of circumstances affecting the interbank Eurodollar market LIBOR cannot be determined as provided in the definition of LIBOR as set forth herein, then Lender shall forthwith give notice thereof by telephone of such fact, confirmed in writing, to Borrower at least one (1) Business Day prior to the Determination Date. If such notice is given, the Floating Rate Components of the Loan shall be converted, from and after the first day of the next succeeding Interest Period, to a Prime Rate Loan bearing interest based on the Prime Rate in effect on the related Determination Date.

(b) If, pursuant to the terms of Section 2.2.3(a), a Floating Rate Component of the Loan has been converted to a Prime Rate Loan but thereafter LIBOR can again be determined as provided in the definition of LIBOR as set forth herein, Lender shall convert the Prime Rate Loan back to a LIBOR Loan by delivering to Borrower notice of such conversion no later than 11:00 a.m. (New York City Time), one (1) Business Day prior to the next succeeding Determination Date. All Floating Rate Components of the Loan shall be converted, from and after the first day of the next succeeding Interest Period, to a LIBOR Loan bearing interest based on LIBOR in effect on the related Determination Date. Notwithstanding any provision of this Agreement to the contrary, in no event shall Borrower have the right to elect to convert a LIBOR Loan to a Prime Rate Loan.

(c) If the adoption of any requirement of law or any change therein or in the interpretation or application thereof, in any case after the date hereof, shall hereafter make it unlawful for Lender to make or maintain a LIBOR Loan as contemplated hereunder, (i) the obligation of Lender hereunder to make a LIBOR Loan or to convert a Prime Rate Loan to a LIBOR Loan shall be canceled forthwith and (ii) any outstanding LIBOR Loan shall be converted automatically to a Prime Rate Loan on the first day of the next succeeding Interest Period or within such earlier period as required by law. Borrower hereby agrees promptly to pay Lender, upon demand, any additional amounts necessary to compensate Lender for any out-of-pocket costs reasonably incurred by Lender in making any conversion in accordance with this Agreement, including, without limitation, any interest or fees payable by Lender to lenders of funds obtained by it in order to make or maintain the LIBOR Loan hereunder. Lender’s notice of such costs, as certified to Borrower, shall be conclusive absent manifest error.

(d) In the event that any change in any requirement of law or in the interpretation or application thereof, or compliance by Lender with any request or directive (whether or not having the force of law) hereafter issued from any central bank or other Governmental Authority:

(i) shall hereafter impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of Lender which is not otherwise included in the determination of LIBOR hereunder;

(ii) shall hereafter have the effect of reducing the rate of return on Lender’s capital as a consequence of its obligations hereunder to a level below that which Lender could have achieved but for such adoption, change or compliance (taking into consideration Lender’s policies with respect to capital adequacy) by any amount deemed by Lender to be material;

(iii) shall hereafter subject Lender to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (ii) through (iv) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iv) shall hereafter impose on Lender any other condition and the result of any of the foregoing is to increase the cost to Lender of making, renewing or maintaining loans or extensions of credit or to reduce any amount receivable hereunder;

then, in any such case, Borrower shall promptly pay Lender, upon demand, any additional amounts necessary to compensate Lender for such additional cost or reduced amount receivable which Lender deems to be material as determined by Lender in its reasonable discretion. If Lender becomes entitled to claim any additional amounts pursuant to this Section 2.2.3(d), Lender shall provide Borrower with not less than thirty (30) days written notice specifying in reasonable detail the event by reason of which it has become so entitled and the additional amount required to fully compensate Lender for such additional cost or reduced amount. A certificate as to any additional costs or amounts payable pursuant to the foregoing sentence submitted by Lender to Borrower shall be conclusive in the absence of manifest error. Subject to Section 2.7, this Section 2.2.3(d) shall survive payment of the Debt and the satisfaction of all other Obligations.

(e) Borrower agrees to indemnify Lender and to hold Lender harmless from any loss or expense which Lender sustains or incurs as a consequence of (i) any default by Borrower in payment of the principal of or interest on a LIBOR Loan, including, without limitation, any such loss or expense arising from interest or fees payable by Lender to lenders of funds obtained by it in order to maintain a LIBOR Loan hereunder, (ii) any prepayment (whether voluntary or mandatory) of the LIBOR Loan on a day that (A) is not a Payment Date or (B) is a Payment Date if Borrower did not give the prior written notice of such prepayment required pursuant to the terms of this Agreement, including, without limitation, such loss or expense arising from interest or fees payable by Lender to lenders of funds obtained by it in order to maintain the LIBOR Loan hereunder and (iii) the conversion pursuant to the terms hereof of the LIBOR Loan to a Prime Rate Loan on a date other than the Payment Date, including, without limitation, such loss or expenses arising from interest or fees payable by Lender to lenders of funds obtained by it in order to maintain a LIBOR Loan hereunder (the amounts referred to in clauses (i), (ii) and (iii) are herein referred to collectively as the “Breakage Costs”); provided, however, Borrower shall not indemnify Lender from any loss or expense arising from Lender’s willful misconduct or gross negligence. This provision shall survive payment of the Note in full and the satisfaction of all other obligations of Borrower under this Agreement and the other Loan Documents.

2.2.4 Additional Costs. Lender will use reasonable efforts (consistent with legal and regulatory restrictions) to maintain the availability of the LIBOR Loan and to avoid or reduce any increased or additional costs payable by Borrower under Section 2.2.3, including, if requested by Borrower, a transfer or assignment of the Loan to a branch, office or Affiliate of Lender in another jurisdiction, or a redesignation of its lending office with respect to the Loan, in order to maintain the availability of the LIBOR Loan or to avoid or reduce such increased or additional costs, provided that the transfer or assignment or redesignation (a) would not result in any additional costs, expenses or risk to Lender that are not reimbursed by Borrower and (b) would not be disadvantageous in any other respect to Lender (including the effect on any Securitization) as determined by Lender in its reasonable discretion.

2.2.5 Default Rate. In the event that, and for so long as, any Event of Default shall have occurred and be continuing, the Component Outstanding Principal Balance of each of the Floating Rate Components and, to the extent not prohibited by applicable law, all other portions of the Debt, shall accrue interest at the Default Rate, calculated from the date such payment was due or, if later, such Default shall have occurred, without regard to any grace or cure periods contained herein. Interest at the Default Rate shall be paid immediately upon demand, which demand may be made as frequently as Lender shall elect, to the extent not prohibited by applicable law.

2.2.6 Usury Savings. This Agreement, the Note and the other Loan Documents are subject to the express condition that at no time shall Borrower be obligated or required to pay interest on the Outstanding Principal Balance at a rate which could subject Lender to either civil or criminal liability as a result of being in excess of the Maximum Legal Rate. If, by the terms of this Agreement or the other Loan Documents, Borrower is at any time required or obligated to pay interest on any Component Outstanding Principal Balance of any Component at a rate in excess of the Maximum Legal Rate, the Interest Rate or the Default Rate, as the case may be, of such Component shall be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of such Maximum Legal Rate shall be deemed to have been payments in reduction of principal of such Component and not on account of the interest due hereunder and no Spread Maintenance Premium shall be owing on any such reduction of principal and the provisions of Section 2.4.4 (other than those of Section 2.4.4(f)) shall apply to any such reduction of principal. All sums paid or agreed to be paid to Lender for the use, forbearance, or detention of the sums due under the Loan, shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the Maximum Legal Rate of interest from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.

2.2.7 Interest Rate Cap Agreement.

(a) Within ten days of any request therefor by Lender, Borrower shall enter into an Interest Rate Cap Agreement with a LIBOR strike price equal to the Strike Price. Each applicable Interest Rate Cap Agreement shall (i) at all times be with an Acceptable Counterparty, (ii) by its terms or via the Collateral Assignment of Interest Rate Cap Agreement described below, direct such Acceptable Counterparty to deposit directly into the Cash Management Account any amounts due Borrower under such Interest Rate Cap Agreement so long as any portion of the Debt exists, provided that the Debt shall be deemed to exist if any Property is transferred by judicial or non-judicial foreclosure or deed-in-lieu thereof, (iii) be for a period through the end of the Interest Period ending immediately following the Maturity Date and (iv) at all times have a notional amount equal to or greater than the aggregate Component Outstanding Principal Balances of the Floating Rate Components and shall at all times provide for the applicable Strike Price. Borrower shall collaterally assign to Lender, pursuant to a Collateral Assignment of Interest Rate Cap Agreement dated as of the Closing Date and the date of funding of any Additional Loan (the “Collateral Assignment of Interest Rate Cap Agreement”), all of its right, title and interest to receive any and all payments under each applicable Interest Rate Cap Agreement, and shall deliver to Lender an executed counterpart of such Interest Rate Cap Agreement (which shall, by its terms, authorize the assignment to Lender and require that payments be deposited directly into the Cash Management Account) and shall notify the Acceptable Counterparty of such assignment.

(b) Borrower shall comply with all of its obligations under the terms and provisions of each Interest Rate Cap Agreement. All amounts paid by an Acceptable Counterparty under an Interest Rate Cap Agreement to Borrower shall be deposited immediately into the Cash Management Account or into such account as specified by Lender. Borrower shall take all actions reasonably requested by Lender to enforce Lender’s rights under each Interest Rate Cap Agreement in the event of a default by its Acceptable Counterparty and shall not waive, amend or otherwise modify any of its rights thereunder.

(c) In the event of any downgrade, withdrawal or qualification of the rating of any Acceptable Counterparty by any Approved Rating Agency such that it ceases to qualify as an Acceptable Counterparty, unless such Counterparty shall have posted collateral on terms acceptable to each Approved Rating Agency, Borrower shall replace each affected Interest Rate Cap Agreement with a Replacement Interest Rate Cap Agreement not later than ten (10) Business Days following receipt of notice from Lender of such downgrade, withdrawal or qualification. In the event that a Counterparty is downgraded (i) below BBB+ by S&P (or, if such counterparty was an Acceptable Counterparty based on its short-term rating by S&P, below “A-2” by S&P) or (ii) below “Baa1” by Moody’s, a Replacement Interest Rate Cap Agreement shall be required regardless of the posting of collateral.

(d) In the event that Borrower fails to purchase and deliver to Lender any Interest Rate Cap Agreement or fails to maintain any Interest Rate Cap Agreement in accordance with the terms and provisions of this Agreement, Lender may purchase an Interest Rate Cap Agreement and the cost incurred by Lender in purchasing such Interest Rate Cap Agreement shall be paid by Borrower to Lender with interest thereon at the Default Rate from the date such cost was incurred by Lender until such cost is reimbursed by Borrower to Lender.

(e) In connection with each Interest Rate Cap Agreement, Borrower shall obtain and deliver to Lender an opinion from counsel (which counsel may be in-house counsel for the Acceptable Counterparty) for the Acceptable Counterparty party thereto (upon which Lender and its successors and assigns may rely) which shall provide, in relevant part, that (a “Counterparty Opinion”):

(i) such Acceptable Counterparty is duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation or formation and has the organizational power and authority to execute and deliver, and to perform its obligations under, such Interest Rate Cap Agreement;

(ii) the execution and delivery of such Interest Rate Cap Agreement by such Acceptable Counterparty, and any other agreement which such Acceptable Counterparty has executed and delivered pursuant thereto, and the performance of its obligations thereunder have been and remain duly authorized by all necessary action and do not contravene any provision of its certificate of incorporation or by-laws (or equivalent organizational documents) or any law, regulation or contractual restriction binding on or affecting it or its property;

(iii) all consents, authorizations and approvals required for the execution and delivery by such Acceptable Counterparty of such Interest Rate Cap Agreement, and any other agreement which such Acceptable Counterparty has executed and delivered pursuant thereto, and the performance of its obligations thereunder have been obtained and remain in full force and effect, all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with any Governmental Authority is required for such execution, delivery or performance; and

(iv) such Interest Rate Cap Agreement, and any other agreement which such Acceptable Counterparty has executed and delivered pursuant thereto, has been duly executed and delivered by such Acceptable Counterparty and constitutes the legal, valid and binding obligation of such Acceptable Counterparty, enforceable against such Acceptable Counterparty in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

Section 2.3 Loan Payment.

2.3.1 Monthly Debt Service Payments. Borrower shall pay to Lender (a) on the Closing Date, an amount equal to interest only on the Outstanding Principal Balance of the Components from the Closing Date up to and including July 14, 2017, which interest shall be calculated in accordance with the provisions of Section 2.2 and (b) on the Payment Date occurring on August 9, 2017, and each Payment Date thereafter up to and including the Maturity Date, a payment of interest to Lender equal to the Monthly Debt Service Payment Amount, which amount shall be applied in accordance with Article II. On each Payment Date, Borrower shall also pay to Lender all amounts required in respect of Reserve Funds as set forth in Article VI and an amount equal to the sum of the initial monthly certificate administrator fee and the initial monthly trustee fee.

2.3.2 Payments Generally. For purposes of making payments hereunder, but not for purposes of calculating Interest Periods, if the day on which such payment is due is not a Business Day, then amounts due on such date shall be due on the immediately preceding Business Day and with respect to payments of principal due on the Maturity Date, interest shall be payable at the Interest Rate or the Default Rate, as the case may be, through and including the last day of the related Interest Period. All amounts due under this Agreement and the other Loan Documents shall be payable without setoff, counterclaim, defense or any other deduction whatsoever.

2.3.3 Payment on Maturity Date. Borrower shall pay to Lender on the Maturity Date the Outstanding Principal Balance, all accrued and unpaid interest and all other amounts due hereunder and under the Note, the Mortgage Documents and the other Loan Documents.

2.3.4 Late Payment Charge. If any principal, interest or any other sums due under the Loan Documents (including the amounts due on the Maturity Date) are not paid by Borrower on or prior to the date on which it is due, Borrower shall pay to Lender upon demand an amount equal to the lesser of four percent (4%) of such unpaid sum or the Maximum Legal Rate in order to defray the expense incurred by Lender in handling and processing such delinquent payment and to compensate Lender for the loss of the use of such delinquent payment. Any such amount shall be secured by the Mortgages and the other Loan Documents to the extent permitted by applicable law.

2.3.5 Method and Place of Payment. Except as otherwise specifically provided herein, all payments and prepayments under this Agreement and the Note shall be made to Lender not later than 11:00 a.m., New York City time, on the date when due and shall be made in lawful money of the United States of America in immediately available funds at Lender’s office or as otherwise directed by Lender, and any funds received by Lender after such time shall, for all purposes hereof, be deemed to have been paid on the next succeeding Business Day. Unless otherwise specified by the Agent in writing, all payments received by Lender shall be allocated pro rata to each Lender in accordance with its allocated portion of the Outstanding Principal Balance.

Section 2.4 Prepayments.

2.4.1 Voluntary Prepayments. Upon timely delivery by Borrower to Lender of a Prepayment Notice, Borrower may prepay all or any portion of the Outstanding Principal Balance and any other amounts outstanding under the Note, this Agreement, the Mortgage Documents and any of the other Loan Documents, on any Business Day provided that Borrower shall comply with the provisions of and pay to Lender the amounts set forth in Section 2.4.4. Each such prepayment shall be in a minimum principal amount equal to $1,000,000 and in integral multiples of $100,000 in excess thereof (provided that if any such prepayment is made in connection with the determination that a Property is a Non-Conforming Property, no minimum principal amount or required increment shall apply to such prepayment) and shall be made and applied in the manner set forth in Section 2.4.4.

2.4.2 Mandatory Prepayments.

(a) Disqualified Properties. If at any time any Property shall become a Disqualified Property, Borrower shall, no later than the close of business on the fifth (5th) Business Day following the last day of the applicable Cure Period, give notice thereof to Lender and prepay the Debt in the applicable Release Amount with respect to such Property. No Spread Maintenance Premium shall be owing on any such prepayment unless such Property became a Disqualified Property as a result of a Voluntary Action. After the prepayment of the Debt by the Release Amount with respect to a Disqualified Property as provided above, (i) if the breach or failure that resulted in such Property becoming a Disqualified Property relates solely to such Disqualified Property, such breach or failure shall be deemed cured and shall not result in a Default or Event of Default under this Agreement or any other Loan Document, and (ii) Lender shall release the Disqualified Property from the applicable Mortgage Documents and related Lien; provided, that (x) Borrower has delivered to Lender a draft release (and, in the event the Mortgage and the Collateral Assignment of Leases and Rents applicable to the Disqualified

Property encumbers other Property(ies) in addition to the Disqualified Property, such release shall be a partial release that relates only to the Disqualified Property and does not affect the Liens and security interests encumbering or on the other Property(ies)) in form and substance appropriate for the jurisdiction in which such Disqualified Property is located and shall contain standard provisions protecting the rights of Lender and (y) Borrower shall pay all costs, taxes and expenses associated with such release (including, without limitation, cost to file and record the release and Lender’s reasonable attorneys’ fees). Notwithstanding the foregoing, in lieu of such prepayment, Borrower may either (1) deposit an amount equal to one hundred percent (100%) of the Allocated Loan Amount for such Disqualified Property in the Eligibility Reserve Subaccount in accordance with and subject to Section 6.5 or (2) substitute a Disqualified Property or a portfolio of Disqualified Properties (each, an “Affected Property” and collectively, the “Affected Properties”) with a substitute Eligible Property or a portfolio of Eligible Properties (each, a “Substitute Property” and collectively, the “Substitute Properties”); and upon such deposit or substitution, if the breach or failure that resulted in such Property becoming a Disqualified Property relates solely to such Disqualified Property, such breach or failure shall be deemed to be cured and shall not result in a Default or Event of Default under this Agreement or any other Loan Document; provided that, in the case of a proposed substitution, the following conditions are satisfied:

(i) each substitute Eligible Property shall be a detached single family residential real property or a condominium or townhome (so long as condominium units and townhomes constitute no more than two percent (2%) of the Properties by BPO Value and provided no condominium that is a Substitute Property shall consist of more than one single family unit), but excluding housing cooperatives and manufactured housing;

(ii) no Event of Default shall have occurred and be continuing except as related to, and cured by the removal of, the Affected Property being substituted;

(iii) Lender shall have obtained, at Borrower’s sole cost and expense, a Broker Price Opinion for the applicable Affected Property or Affected Properties and the applicable Substitute Property or Substitute Properties and based on such Broker Price Opinion(s), the Substitute Property (or portfolio of Substitute Properties) shall have the same or greater BPO Value as the greater of (x) the BPO Value of the Affected Property (or portfolio of Affected Properties) being substituted as of the Closing Date and (y) the BPO Value of the Affected Property (or portfolio of Affected Properties) being substituted at the time of substitution;

(iv) Borrower shall deliver to Lender an Officer’s Certificate stating that each Substitute Property satisfies each of the Property Representations and is in compliance with each of the Property Covenants on the date of the substitution after giving effect to the substitution;

(v) there is an Eligible Lease for each Substitute Property;

(vi) the in place Rents under the Lease(s) for the Substitute Property (or Substitute Properties, if a portfolio of Affected Properties are being substituted) shall be equal to or greater than the greater of (A) the in place Rents under the Lease(s) for the Affected Property (or portfolio of Affected Properties) being substituted measured as of the time of substitution and (B) the in place Rents under the Lease(s) for the Affected Property (or portfolio of Affected Properties) being substituted measured as of the Closing Date;

(vii) simultaneously with the substitution, Borrower shall convey all of Borrower’s right, title and interest in, to and under the Affected Property (or portfolio of Affected Properties) being substituted to a Person other than a Loan Party and Borrower shall deliver to Lender a copy of the deed conveying all of Borrower’s right, title and interest in such Affected Property (or portfolio of Affected Properties) being substituted; provided that the Borrower may contribute the Affected Property (or portfolio of Affected Properties) to Borrower TRS prior to the transfer thereof to a third party;

(viii) Borrower shall deliver on or prior to the date of substitution evidence satisfactory to Lender that each Substitute Property is insured pursuant to Policies meeting the requirements of Article V;

(ix) Borrower shall deliver to Lender the deed, Title Insurance Owner’s Policy and the Lease with respect to each Substitute Property;

(x) Borrower shall have executed and delivered to Lender, the Mortgage Documents with respect to each Substitute Property, which shall be in substantially the same form as the Mortgage, Collateral Assignment of Leases and Rents and Fixture Filing, if applicable, executed and/or delivered on the Closing Date with such changes as may be necessitated or appropriate (as reasonably determined by Lender) for the jurisdiction in which the Substitute Property is located, and which may, in Lender’s reasonable discretion, be Mortgage Documents with respect to only such Substitute Property (and in the event the Substitute Property is located in the same county or parish in which one or more other Properties (other than the Affected Property or Affected Properties being substituted) is located, such Mortgage and Collateral Assignment of Leases and Rents may be in the form of an amendment and spreader agreement to the existing Mortgage and Collateral Assignment of Leases and Rents covering such Property or Properties located in the same county or parish as the Substitute Property, in each case, in form and substance reasonably acceptable to Lender) (the “Substitute Mortgage Documents”);

(xi) Borrower shall deliver to Lender the following opinions of counsel: (A) an opinion of counsel admitted to practice under the laws of the state in which the Substitute Property (or portfolio of Substitute Properties) being substituted is located in form and substance reasonably satisfactory to Lender opining as to the enforceability of the Substitute Mortgage Documents with respect to the Substitute Property and (B) an opinion stating that the Substitute Mortgage Documents were duly authorized, executed and delivered by Borrower and that the execution and delivery of such Substitute Mortgage Documents and the performance by Borrower of its obligations thereunder will not cause a breach or a default under, any agreement, document or instrument to which Borrower is a party or to which it or the Properties are bound and otherwise in form and substance reasonably satisfactory to Lender;

(xii) Lender shall have received a Title Insurance Policy for the Substitute Property (or, in the event a Substitute Property is located in the same county or parish in which one or more other Properties (other than an Affected Property being substituted) is located, an endorsement to the existing Title Insurance Policy with respect to such Property or Properties located in the same county or parish as such Substitute Property in form and substance reasonably satisfactory to Lender) insuring the Lien of the Mortgage encumbering such Substitute Property as a valid first lien on such Substitute Property, free and clear of all exceptions other than the Permitted Liens;

(xiii) each Substitute Property shall be located in a metropolitan statistical area that contains at least one property described on the Properties Schedule as of the Closing Date,

(xiv) no acquisition of a Substitute Property will result in Borrower or any Loan Party incurring any Indebtedness (except as permitted by this Agreement);

(xv) the aggregate Allocated Loan Amounts of the Disqualified Properties being substituted, together with the aggregate Allocated Loan Amounts of all Disqualified Properties that have been substituted with Substitute Properties since the Closing Date, shall be no more than ten percent (10%) of the Outstanding Principal Balance;

(xvi) if any Lien, litigation or governmental proceeding is existing or pending or, to the actual knowledge of a Responsible Officer of a Loan Party, threatened against any Affected Property being substituted with a Substitute Property or against such Substitute Property which may result in liability for Borrower, Borrower shall have deposited with Lender reserves reasonably satisfactory to Lender as security for the satisfaction of such liability; and

(xvii) Borrower shall pay to Lender all reasonable out-of-pocket costs and expenses incurred by Lender in connection with the substitution (including, without limitation, reasonable out-of-pocket costs and expenses incurred by Lender in connection with the release of the Affected Property (or portfolio of Affected Properties) being substituted from applicable Mortgage Documents) and, in addition, the fee specified on Schedule VI as being assessed by Servicer to effect releases or assignments.

Any such deposit in the Eligibility Reserve Subaccount or any such substitution shall be completed no later than the due date for the prepayment required under this Section 2.4.2(a). Notwithstanding anything to the contrary contained herein or in any other Loan Document, if the Loan is included in a REMIC Trust, no substitution under this Agreement will be permitted unless (1) either (aa) immediately after such substitution the ratio of the Outstanding Principal Balance to the value of the remaining Properties (as determined by Lender in its sole discretion using any commercially reasonable method permitted to a REMIC Trust; and which shall exclude the value of personal property (other than fixtures) or going concern value, if any) is equal to or less than one hundred twenty-five percent (125%) or (bb) the ratio of the Outstanding Principal Balance to the value of the Properties (including the Substitute Property or Substitute Properties) will not increase as a result of the substitution of the Substitute Property or Substitute Properties for the Affected Property or Affected Properties, or (2) Lender receives an opinion of counsel that a Securitization will not fail to maintain its status as a REMIC Trust as a result of the substitution of the Substitute Property or Substitute Properties for the Affected Property or Affected Properties.

Simultaneously with the substitution of a Affected Property, Lender shall release the Affected Property or Affected Properties from the applicable Mortgage Documents and related Lien, provided that Borrower has delivered to Lender a draft release (and, in the event the Mortgage and the Collateral Assignment of Leases and Rents applicable to the Affected Property or Affected Properties encumbers other Property(ies) in addition to the Affected Property or Affected Properties, such release shall be a partial release that relates only to the Affected Property or Affected Properties being substituted and does not affect the Liens and security interests encumbering or on the other Property(ies)) in form and substance appropriate for the jurisdiction in which such Affected Property or Affected Properties are located which contains standard provisions protecting the rights of Lender.

(b) Transfer. If at any time any Property is sold or otherwise disposed of (other than, for the avoidance of doubt, to Borrower TRS), then Borrower shall, no later than the close of business on the day on which such Transfer occurs, give notice thereof to Lender and prepay the Debt in the applicable Release Amount with respect to such Property in accordance with Section 2.5.

(c) Condemnation or Casualty. If Borrower is required to make any prepayment under Section 5.3 or Section 5.4 as a result of a Condemnation or Casualty, on the next occurring Payment Date following the date on which Lender actually receives the applicable Net Proceeds, such Net Proceeds, up to the amount required to be prepaid as provided in Section 5.3 or Section 5.4, as applicable, shall be applied to the prepayment of the Debt in accordance with Section 2.4.4(d). For the avoidance of doubt, no Spread Maintenance Premium shall be due in connection with any prepayment made pursuant to this Section 2.4.2(c).

(d) Application of Mandatory Prepayments. Each such prepayment shall be made and applied in the manner set forth in Section 2.4.4.

(e) Payment from Cash Management Account. Lender may collect any prepayment required under this Section 2.4.2 from the Cash Management Account on the date such prepayment is payable hereunder.

2.4.3 Prepayments After Default.

(a) If, during the continuance of an Event of Default, payment of all or any part of the Debt is tendered by Borrower and accepted by Lender or is otherwise recovered by Lender (including through application of any Reserve Funds), such tender or recovery shall be deemed to be a voluntary prepayment by Borrower and Borrower shall pay, as part of the Debt, all of: (i) all accrued interest calculated at the Interest Rate on the amount of principal being prepaid through and including the date of such prepayment together with an amount equal to the interest that would have accrued at the Interest Rate on the amount of principal being prepaid through the end of the Interest Period in which such prepayment occurs, notwithstanding that such Interest Period extends beyond the date of prepayment, (ii) the Interest Shortfall, if applicable, with respect to the amount prepaid, (iii) Breakage Costs, if any, without duplication of any sums paid pursuant to the preceding clauses (i) and (ii) and (iv) an amount equal to the Spread Maintenance Premium (if made before the Spread Maintenance Date).

(b) Notwithstanding anything contained herein to the contrary, upon the occurrence and during the continuance of any Event of Default, any payment of principal, interest and other amounts payable under the Loan Documents from whatever source may be applied by Lender among the Components and other Obligations as Lender shall determine in its sole and absolute discretion.

2.4.4 Prepayment/Repayment Conditions.

(a) On the date on which a prepayment, voluntary or mandatory, is made under the Note or as required under this Agreement, which date must be a Business Day, Borrower shall pay to Lender:

(i) all accrued and unpaid interest calculated at the Interest Rate on the amount of principal being prepaid on the applicable Component or Components through and including the Repayment Date, together with an amount equal to the interest that would have accrued at the Interest Rate on the amount of principal being prepaid through the end of the Interest Period in which such prepayment occurs, notwithstanding that such Interest Period extends beyond the date of prepayment;

(ii) if such prepayment is made during the period from and including the first day after a Payment Date through and including the last day of the Interest Period in which such prepayment occurs, all interest on the principal amount being prepaid on the applicable Component or Components which would have accrued from the first day of the Interest Period immediately following the Interest Period in which the prepayment occurs (the “Succeeding Interest Period”) through and including the end of the Succeeding Interest Period, calculated at (A) the Interest Rate if such prepayment occurs on or after the Determination Date for the Succeeding Interest Period or (B) the Assumed Note Rate if such prepayment occurs before the Determination Date for the Succeeding Interest Period (the “Interest Shortfall”);

(iii) Breakage Costs, if any, without duplication of any sums paid pursuant to the preceding clauses (i) and (ii);

(iv) unless such prepayment is made in connection with the determination that a Property is a Non-Conforming Property (in which case no Spread Maintenance Premium shall be due or payable in connection with such prepayment), if such prepayment occurs prior to the Spread Maintenance Date, the Spread Maintenance Premium applicable thereto; provided that no Spread Maintenance Premium shall be due in connection with a prepayment under Section 2.4.2(a) (except where such prepayment arises as a result of a Voluntary Action) or Section 2.4.2(c); and

(v) all other sums, then due under the Note, this Agreement and the other Loan Documents.

(b) If the Interest Shortfall for any Floating Rate Component was calculated based upon the Assumed Note Rate, upon determination of LIBOR on the Determination Date for the Succeeding Interest Period then (i) if the Interest Rate applicable to such Floating Rate Component for such Succeeding Interest Period is less than the Assumed Note Rate applicable to such Floating Rate Component, Lender shall promptly refund to Borrower the amount of the Interest Shortfall paid with respect to such Floating Rate Component, calculated at a rate equal to the difference between the Assumed Note Rate applicable to such Floating Rate Component and the Interest Rate applicable to such Floating Rate Component for such Interest Period, or (ii) if the Interest Rate applicable to such Floating Rate Component is greater than the Assumed Note Rate applicable to such Floating Rate Component, Borrower shall promptly (and in no event later than the ninth (9th) day of the following month) pay Lender the amount of such additional Interest Shortfall applicable to such Floating Rate Component calculated at a rate equal to the amount by which the Interest Rate applicable to such Floating Rate Component exceeds the Assumed Note Rate applicable to such Floating Rate Component.

(c) Borrower shall pay all reasonable out-of-pocket costs and expenses of Lender incurred in connection with the repayment or prepayment (including without limitation reasonable attorneys’ fees and expenses and reasonable out-of-pocket costs and expenses related to the Transfer or substitution of any Property); provided, for the avoidance of doubt, this provision shall not apply with respect to Taxes.

(d) Except during an Event of Default, prepayments shall be applied by Lender in the following order of priority: (i) first, to any amounts (other than principal, interest, Interest Shortfall, Breakage Costs and Spread Maintenance Premium) then due and payable under the Loan Documents, including any reasonable out-of-pocket costs and expenses of Lender in connection with such prepayment; (ii) second, to interest payable pursuant to Section 2.4.4(a)(i) on the applicable Component or Components being prepaid pursuant to this clause (d) at the Interest Rate; (iii) third, to Interest Shortfall (if any) on the applicable Component or Components being prepaid pursuant to this clause (d); (iv) fourth, to Breakage Costs (if any) on the applicable Component or Components being prepaid pursuant to this clause (d); (v) fifth, to Spread Maintenance Premium, to the extent applicable, on the applicable Floating Rate Component or Floating Rate Components being prepaid pursuant to this clause (d); and (vi), sixth, to principal, applied as set forth in clause (e) below.

(e) Except during an Event of Default, prepayments of principal of the Loan made pursuant to this Section 2.4.4 shall be applied to the Loan (i) first, to Component A until the Component Outstanding Principal Balance of Component A is reduced to zero, (ii) second, to Component B until the Component Outstanding Principal Balance of Component B is reduced to zero, (iii) third, to Component C until the Component Outstanding Principal Balance of Component C is reduced to zero, (iv) fourth, to Component D until the Component Outstanding Principal Balance of Component D is reduced to zero, (v) fifth, to Component E until the

Component Outstanding Principal Balance of Component E is reduced to zero, (vi) sixth, to Component F until the Component Outstanding Principal Balance of Component F is reduced to zero, (vii) seventh, to Component G until the Component Outstanding Principal Balance of Component G is reduced to zero and (viii) eighth, to Component H until the Component Outstanding Principal Balance of Component H is reduced to zero; provided, that so long as no Event of Default is continuing, any voluntary prepayments of principal on the Loan made from Unrestricted Cash, other than Low Debt Yield Cure Prepayments shall be applied to the Components of the Loan on a pro rata basis, based on the Component Outstanding Principal Balance of each such Component relative to the aggregate Component Outstanding Principal Balance for all of the Components until the Component Outstanding Principal Balance for each Component has been reduced to zero.

(f) Prepayments under Section 2.4.1 shall reduce the Allocated Loan Amounts for each Property on a pro rata basis; provided, that any prepayments under Section 2.4.1 made in connection with any determination that a Property is a Non-Conforming Property shall reduce the Allocated Loan Amount with respect to the applicable Property. Prepayments under Section 2.4.2 shall reduce the Allocated Loan Amount with respect to the applicable Property, until the Allocated Loan Amount and any interest, fees or other Obligations related thereto is zero and any excess portion of such prepayment shall be applied to reduce the Allocated Loan Amounts for the remaining Properties on a pro rata basis.

(g) Lender shall, upon the written request and at the expense of Borrower, upon payment in full of the Debt in accordance with the terms and provisions of the Loan Documents, release the Liens of the Mortgage Documents and cause the trustees under any of the Mortgages to reconvey the applicable Properties to Borrower. In connection with the releases of the Liens, Borrower shall submit to Lender, forms of releases of Liens (and related Loan Documents) for execution by Lender. Such releases shall be the forms appropriate in the jurisdictions in which the Properties are located and contain standard provisions protecting the rights of Lender. In addition, Borrower shall provide all other documentation Lender reasonably requires to be delivered by Borrower in connection with such releases, together with an Officer’s Certificate certifying that such documentation (i) is in compliance with all Legal Requirements, and (ii) will effect such release in accordance with the terms of this Agreement. Borrower shall pay all out-of-pocket costs, taxes and expenses associated with the release of the Liens of the Mortgage Documents, including Lender’s reasonable attorneys’ fees.

Section 2.5 Release of Property. Borrower and Borrower TRS may Transfer any Property or obtain a release of any Non-Conforming Property upon a prepayment of the Loan as provided for in Section 2.4.1 (each, a “Release Property”) and Lender shall release the Release Property from the applicable Mortgage Documents and release the security interest and Lien on any Collateral located at such Release Property, provided that the following conditions precedent to such Transfer are satisfied (the “Release Conditions”); provided, that, for the avoidance of doubt, the Release Conditions do not need to be satisfied in order for Lender to release its security interest and Lien on any Disqualified Property in connection with any substitution in accordance with
Section 2.4.2(a):

(a) Borrower shall submit to Lender, not less than ten (10) Business Days prior to the Transfer Date, a Request for Release, together with all attachments thereto and evidence reasonably satisfactory to Lender that the conditions precedent set forth in this Section 2.5 will be satisfied upon the consummation of such Transfer (for the avoidance of doubt, no Request for Release needs to be provided in connection with a contribution of a Release Property from Borrower to Borrower TRS prior to the Transfer thereof to such third party);

(b) No Event of Default has occurred and is continuing (other than a non-monetary Event of Default that is specific to such Release Property to which Section 2.4.2(a) is applicable and would be cured as a result of the release of the Release Property, so long as a mandatory prepayment is made with respect thereto in accordance with Section 2.4.2(a) (a “Qualified Release Property Default”));

(c) Except with respect to any release of a Non-Conforming Property, the Debt Yield as of the most recent Calculation Date, after giving pro forma effect for the elimination of the Underwritten Net Cash Flow for the Release Property and the repayment of the Loan in the applicable Release Amount, is at least the greater of (x) the Closing Date Debt Yield and (y) the actual Debt Yield as of such date; provided, that the condition in this clause (c) shall not be applicable to a Transfer of a Property if the Loan is prepaid in the amount that is the greater of the applicable Release Amount and 100% of the Net Transfer Proceeds for the Release Property;

(d) [Reserved];

(e) Except for (i) a release of the Release Property that is effected in order to cure a Qualified Release Property Default, (ii) a contribution of any Property to Borrower TRS in compliance with this Agreement, (iii) a release of Designated HOA Properties or (iv) a release of a Non-Conforming Property, the Release Property shall be Transferred pursuant to a bona fide all-cash sale of the Release Property on arms-length terms and conditions;

(f) Except for any contribution to Borrower TRS described in subclause (ii) of the foregoing clause (e), on or prior to the Transfer Date, Borrower shall prepay the Outstanding Principal Balance by an amount equal to the applicable Release Amount for the Release Property and Borrower shall comply with the provisions and pay to Lender the amounts set forth in Section 2.4.4;

(g) If a Cash Sweep Period is continuing on the Transfer Date, the excess, if any, of (i) the Net Transfer Proceeds for the Release Property over (ii) the applicable Release Amount for the Release Property and any other amounts payable to Lender in connection with such release shall be deposited into the Cash Collateral Subaccount;

(h) Borrower shall submit to Lender, not less than five (5) Business Days’ prior to the Transfer Date, a draft release for the applicable Mortgage Documents (and, in the event the Mortgage and the Collateral Assignment of Leases and Rents applicable to the Release Property encumber other Property(ies) in addition to the Release Property, such release shall be a partial release that relates only to the Release Property and does not affect the Liens and security interests encumbering or on the other Property(ies)) in form and substance appropriate for the jurisdiction in which the Release Property is located and shall contain standard provisions protecting the rights of Lender. In addition, Borrower shall provide all other documentation of a ministerial or administrative nature that Lender reasonably requires to be delivered by Borrower in connection with such release or assignment;

(i) Borrower shall have paid all taxes and all reasonable out-of-pocket costs and expenses incurred by Lender and/or its Servicer in connection with any such release and, in addition, the fee specified on Schedule VI as being assessed by Servicer to effect such release; and

(j) Notwithstanding anything to the contrary contained herein or in any other Loan Document, if the Loan is included in a REMIC Trust and the ratio of the Outstanding Principal Balance to the value of the remaining Properties (as determined by Lender in its sole discretion using any commercially reasonable method permitted to a REMIC Trust; and which shall exclude the value of any personal property (other than fixtures) or going concern value, if any) exceeds or would exceed one hundred twenty-five percent (125%) immediately after giving effect to the release of the Release Property, no release will be permitted unless the Outstanding Principal Balance is prepaid by an amount not less than the greater of (i) the Release Amount or (ii) the least amount that is a “qualified amount” as that term is defined in IRS Revenue Procedure 2010-30, as the same may be amended, replaced, supplemented or modified from time to time, unless Lender receives an opinion of counsel that, if this Section 2.5(j) is applicable but not followed or is no longer applicable at the time of such release, a Securitization will not fail to maintain its status as a REMIC Trust as a result of the release of the Release Property.

Section 2.6 Rent Deposit Account.

(a) During the Term, Borrower shall establish and maintain one or more bank accounts for the purpose of collecting Rents (each a “Rent Deposit Account”) at an Eligible Institution selected by Borrower and reasonably approved by Lender (the “Rent Deposit Bank”). Each Rent Deposit Account shall be subject to a Deposit Account Control Agreement and Borrower and Manager shall have access to and may make withdrawals from and may withhold the deposit of Rent payments from the Rent Deposit Accounts for the sole purpose of making Rent Refunds or removing Not-Borrower Funds (with the prior approval of the Borrower); provided, that, in no event shall the amount of Rent Refunds and Not-Borrower Funds so withdrawn from or withheld from the Rent Deposit Accounts during any calendar month exceed two and one-half percent (2.5%) of the total Rents actually deposited into the Rent Deposit Accounts during the prior calendar month; provided, further, that during the continuance of an Event of Default, Lender may exercise sole control and dominion over the Rent Deposit Accounts and neither Borrower nor Manager shall have the right of access to, withdraw from or withhold deposits from the Rent Deposit Accounts. Manager may (with the prior approval of the Borrower) direct the Rent Deposit Bank to directly transfer to the Security Deposit Account any security deposits identified by the Manager that are on deposit in the Rent Deposit Account. All monies now or hereafter deposited into the Rent Deposit Account shall be deemed additional security for the Debt. Subject to the foregoing, Borrower shall cause all Rents that are paid to or received by Borrower or Manager to be deposited into a Rent Deposit Account or the Cash Management Account within three (3) Business Days after receipt thereof by Borrower or Manager. Borrower shall (or instruct Manager to) cause all funds on deposit in a

Rent Deposit Account to be deposited into the Cash Management Account every second (2nd) Business Day (or more frequently in Borrower’s discretion); provided, that prior to any acceleration of the Loan Borrower may cause Rent Deposit Bank to retain a reasonable amount of funds in the Rent Deposit Accounts with respect to anticipated overdrafts, charge-backs and bank fees and any minimum balance required by the applicable Deposit Account Control Agreement or account terms for the Rent Deposit Accounts, not in excess of $100,000 in the aggregate. Borrower shall cause any Rents which are paid to Borrower or Manager via wire or other electronic means to be deposited directly into a Rent Deposit Account or the Cash Management Account. In addition, Borrower shall, and shall cause Manager to, deposit any other Collections (other than (x) Rents, (y) Insurance Proceeds and Condemnation Proceeds, which shall be deposited into the Casualty and Condemnation Subaccount pursuant to the terms hereof and (z) Net Transfer Proceeds, which shall be deposited into the Cash Management Account pursuant to the terms hereof) received by or on behalf of Borrower directly into a Rent Deposit Account within three (3) Business Days following receipt thereof.

(b) Borrower hereby grants to Lender a first-priority security interest in the Rent Deposit Accounts and all deposits at any time contained therein and the proceeds thereof and will take all actions necessary to maintain in favor of Lender a perfected first-priority security interest in the Rent Deposit Accounts. All reasonable out-of-pocket costs and expenses for establishing and maintaining the Rent Deposit Accounts shall be paid by Borrower. All monies now or hereafter deposited into the Rent Deposit Accounts shall be deemed additional security for the Debt.

(c) During the continuance of an Event of Default, Lender may, in addition to any and all other rights and remedies available to Lender, apply any sums then present in the Rent Deposit Accounts to the payment of the Debt in any order in its sole discretion.

(d) Except as provided in clause (a) with respect to Not-Borrower Funds, the Rent Deposit Accounts shall not be commingled with other monies held by Borrower, Manager or Rent Deposit Bank.

(e) Borrower shall not further pledge, assign or grant any security interest in the Rent Deposit Accounts or the monies deposited therein or permit any lien or encumbrance to attach thereto, or any levy to be made thereon, or any UCC-1 financing statements, except those naming Lender as the secured party, to be filed with respect thereto.

(f) Borrower shall indemnify Lender and hold Lender harmless from and against any and all actions, suits, claims, demands, liabilities, losses, damages, obligations and reasonable out-of-pocket costs and expenses (including litigation costs and reasonable attorneys’ fees and expenses) arising from or in any way connected with the Rent Deposit Accounts and/or the related Deposit Account Control Agreement (unless arising from the gross negligence or willful misconduct of Lender) or the performance of the obligations for which the Rent Deposit Accounts were established.

Section 2.7 Cash Management.

2.7.1 Cash Management Account.

(a) During the Term, Borrower shall establish and maintain a segregated Eligible Account (the “Cash Management Account”) to be held by Cash Management Account Bank in trust and for the benefit of Lender, which Cash Management Account shall be under the sole dominion and control of Lender or the Servicer on behalf of Lender. Borrower hereby grants to Lender a first-priority security interest in the Cash Management Account and all deposits at any time contained therein and the proceeds thereof and will take all actions necessary to maintain in favor of Lender a perfected first-priority security interest in the Cash Management Account, including, without limitation, filing UCC-1 financing statements and continuations thereof. Borrower will not in any way alter or modify the Cash Management Account. Lender and Servicer on behalf of Lender shall have the sole right to make withdrawals from the Cash Management Account and all reasonable out-of-pocket costs and expenses for establishing and maintaining the Cash Management Account shall be paid by Borrower.

(b) The insufficiency of funds on deposit in the Cash Management Account shall not relieve Borrower from the obligation to make any payments, as and when due pursuant to this Agreement and the other Loan Documents, and such obligations shall be separate and independent, and not conditioned on any event or circumstance whatsoever.

(c) All funds on deposit in the Cash Management Account following the occurrence of an Event of Default may be applied by Lender in such order and priority as Lender shall determine.

(d) In the event of any Transfer of any Property (except for any contribution of a Property from Borrower to Borrower TRS permitted under the terms of this Agreement), Borrower or Borrower TRS, as applicable, shall (or shall cause Manager or the closing title company or escrow agent, as applicable, to) deposit directly into the Cash Management Account the Net Transfer Proceeds for allocation in accordance with the terms of this Agreement. Borrower shall cause all Cap Receipts to be paid directly to the Cash Management Account. Except as expressly provided herein, Borrower shall, and shall cause Manager to, deposit any other Collections received by or on behalf of Borrower directly into the Cash Management Account or Rent Deposit Account within three (3) Business Days following receipt thereof; provided, that Insurance Proceeds and Condemnation Proceeds shall be handled in accordance with Sections 5.2, 5.3 and 5.4.

(e) Lender may also establish subaccounts of the Cash Management Account which shall at all times be Eligible Accounts (and may be ledger or book entry accounts and not actual accounts) (such subaccounts are referred to herein as “Subaccounts”). The Reserve Funds will be maintained in Subaccounts.

(f) The Cash Management Account and all other Subaccounts shall be subject to the Blocked Account Control Agreement and shall be under the sole control and dominion of Lender or Servicer on behalf of Lender. Neither Borrower nor Manager shall have the right of withdrawal with respect to the Cash Management Account or any Subaccounts except with the prior written consent of Lender, and neither Borrower, Manager, nor any Person claiming on or behalf of or through Borrower or Manager shall have any right or authority to give instructions with respect to the Cash Management Account or the Subaccounts.

(g) Borrower acknowledges and agrees that Cash Management Account Bank shall comply with (i) the instructions originated by Lender with respect to the disposition of funds in the Cash Management Account and the Subaccounts without the further consent of Borrower or Manager or any other Person and (ii) all “entitlement orders” (as defined in Section 8-102(a)(8) of the UCC) and instructions originated by Lender directing the transfer or redemption of any financial asset relating to the Cash Management Account or any Subaccount without further consent by Borrower or any other Person. The Cash Management Account and each Subaccount is and shall be treated either as a “securities account”, as such term is defined in Section 8-501(a) of the UCC, or a “deposit account”, as defined in Section 9-102(a)(29) of the UCC.

(h) During the Term, Borrower shall not and shall cause Manager not to deposit Rents or other Collections (other than Insurance Proceeds and Condemnation Proceeds, which shall be deposited into the Casualty and Condemnation Subaccount pursuant to the terms hereof) into any account other than a Rent Deposit Account or the Cash Management Account.

2.7.2 Order of Priority of Funds in Cash Management Account. Unless otherwise directed by Lender during the continuance of an Event of Default pursuant to Section 2.7.3, on each Payment Date during the Term, Collections on deposit in the Cash Management Account (less any fees and expenses of the Cash Management Account Bank then due and payable) on such day shall be applied on such Payment Date in the following order of priority:

(a) first, to the applicable Security Deposit Account, the amount of any security deposits that have been deposited into the Cash Management Account by Borrower during the calendar month ending immediately prior to such Payment Date, as set forth in a written notice from Borrower to Lender delivered pursuant to Section 4.3.9;

(b) second, to Lender the amount of any mandatory prepayment of the Outstanding Principal Balance pursuant to Section 2.4.2 then due and payable and all other amounts payable in connection therewith, such amounts to be applied in the manner set forth in Section 2.4.4(d);

(c) third, to the Tax Subaccount, to make the required payments of Tax Funds as required under Section 6.1;

(d) fourth, to the Insurance Subaccount, to make any required payments of Insurance Funds as required under Section 6.2;

(e) fifth, to Lender, funds sufficient to pay the Monthly Debt Service Payment Amount, applied (i) first, to the payment of interest then due and payable on Component A, (ii) second, to the payment of interest then due and payable on Component B, (iii) third, to the payment of interest then due and payable on Component C, (iv) fourth, to the payment of interest then due and payable on Component D, (v) fifth, to the payment of interest then due and payable on Component E, (vi) sixth, to the payment of interest then due and payable on Component F; (vii) seventh, to the payment of interest then due and payable on Component G, and (viii) eighth, to the payment of interest then due and payable on Component H;

(f) sixth, to Lender, funds sufficient to pay the Outstanding Principal Balance of each Component on the Payment Date immediately preceding the Maturity Date, applied (i) first, to the Outstanding Principal Balance of Component A until such Component is paid in full, (ii) second, to the Outstanding Principal Balance of Component B until such Component is paid in full, (iii) third, to the Outstanding Principal Balance of Component C until such Component is paid in full, (iv) fourth, to the Outstanding Principal Balance of Component D until such Component is paid in full, (v) fifth, to the Outstanding Principal Balance of Component E until such Component is paid in full, (vi) sixth, to the Outstanding Principal Balance of Component F until such Component is paid in full, (vii) seventh, to the Outstanding Principal Balance of Component G until such Component is paid in full, and (vii) eighth, to the Outstanding Principal Balance of Component H until such Component is paid in full;

(g) seventh, to Manager, management fees payable for the calendar month ending immediately prior to such Payment Date, but not in excess of the Management Fee Cap for such calendar month;

(h) eighth, to the Capital Expenditure Subaccount, to make the required payments of Capital Expenditure Funds as required under Section 6.3;

(i) ninth, to Lender, any other fees, costs, expenses (including Trust Fund Expenses) or indemnities then due or payable under this Agreement or any other Loan Document;

(j) tenth, if as of such Payment Date no Cash Sweep Period is continuing, to Manager, all management fees payable for the calendar month ending immediately prior to such Payment Date in excess of the Management Fee Cap for such calendar month and all other amounts due to Manager under the Management Agreement;

(k) eleventh, all amounts remaining after payment of the amounts set forth in clauses (a) through (j) above (the “Available Cash”) shall be applied as follows:

(A) if as of a Payment Date no Cash Sweep Period is continuing, any remaining amounts to Borrower’s Operating Account; and

(B) if as of a Payment Date a Cash Sweep Period is continuing:

(1) first, to Borrower’s Operating Account, funds in an amount equal to the Monthly Budgeted Amount;

(2) second, to Borrower’s Operating Account, payments for Approved Extraordinary Expenses, if any; and

(3) third, to the Cash Collateral Subaccount to be held or disbursed in accordance with Section 6.6.

2.7.3 Application During Event of Default. Notwithstanding anything to the contrary contained herein (including Section 2.7.2), upon the occurrence and during the continuance of an Event of Default, Lender, at its option, may apply any Collections then in the possession of

Lender, Servicer or the Cash Management Account Bank (including any Reserve Funds on deposit in the Subaccounts) or the Rent Deposit Bank to the payment of the Debt in such order, proportion and priority as Lender may determine in its sole and absolute discretion. Lender’s right to withdraw and apply any of the foregoing funds shall be in addition to all other rights and remedies provided to Lender under the Loan Documents.

2.7.4 Payments Received in the Cash Management Account. Notwithstanding anything to the contrary contained in this Agreement or the other Loan Documents, and provided no Event of Default has occurred and is continuing, Borrower’s obligations with respect to the payment of the Monthly Debt Service Payment Amount and amounts required to be deposited into the Reserve Funds, if any, shall be deemed satisfied to the extent sufficient amounts (taking into account the order and priority set forth in Section 2.7.2) are deposited in the Cash Management Account to satisfy such obligations pursuant to this Agreement on the dates each such payment is required, regardless of whether any of such amounts are so applied by Lender.

Section 2.8 Withholding Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law, including FATCA. If any applicable law, including FATCA, (as determined in the good faith discretion of Borrower) requires the deduction or withholding of any Tax from any such payment by Borrower, then Borrower shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this
Section 2.8(a)) the Lender receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Payment of Other Taxes by Borrower. Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law any Other Taxes.

(c) Indemnification by Borrower. Borrower shall indemnify Lender, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Lender or required to be withheld or deducted from a payment to such Lender and any reasonable out-of-pocket expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by Lender shall be conclusive absent manifest error.

(d) Evidence of Payments. As soon as practicable after any payment of Taxes by Borrower to a Governmental Authority pursuant to this Section 2.8, Borrower shall deliver to the Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Lender.

(e) Status of Borrower and Lenders.

(i) Borrower shall not at any time make an election to be treated as a corporation for United States federal income tax purposes and shall maintain its tax status as either a “disregarded entity” or “partnership” for United States federal income tax purposes. For the avoidance of doubt, Borrower TRS shall be permitted to make an election to be treated as a corporation for United States federal income tax purposes.

(ii) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to Borrower, at the time or times reasonably requested by Borrower, such properly completed and executed documentation reasonably requested by Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, Lender, if reasonably requested by Borrower, shall deliver such other documentation prescribed by applicable law or reasonably requested by Borrower as will enable Borrower to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.8(e)(iii)(A), (iii)(B) and (iii)(D)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(iii) Without limiting the generality of the foregoing,

(A) any Lender that is a U.S. Person shall deliver to Borrower on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower), executed originals of IRS Form W-9 certifying that such Lender is exempt from United States federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN (in the case of an individual) or IRS Form W-8BEN-E (in the case of an entity) establishing an exemption from, or reduction of, United States federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN (in the case of an individual) or IRS Form W-8BEN-E (in the case of an entity) establishing an exemption from, or reduction of, United States federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed originals of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit G-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or

(4) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate, substantially in the form of Exhibit G-2 or Exhibit G-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided, that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate, substantially in the Form of Exhibit G-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Borrower to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to United States federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Borrower at the time or times prescribed by law and at such time or times reasonably requested by Borrower such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower as may be necessary for Borrower to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower in writing of its legal inability to do so.

(f) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.8 (including by the payment of additional amounts pursuant to this Section 2.8), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 2.8(f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.8(f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 2.8(f) the payment of which would place the indemnified party in a less favorable net after-tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This Section 2.8(f) shall not be construed to require any indemnified party to make available its tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(g) Survival. Each party’s obligations under this Section 2.8 shall survive any assignment of rights by, or the replacement of, a Lender and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 2.9 Extension of the Initial Maturity Date. Borrower shall have the option to extend the term of the Loan beyond the Initial Maturity Date of the Loan for three (3) successive terms (each such option, an “Extension Option” and each such successive term, an “Extension Term”) of one (1) year each (the Maturity Date following the exercise of each such option is hereinafter the “Extended Maturity Date”) upon satisfaction of the following terms and conditions:

(a) no Event of Default shall have occurred and be continuing on the Initial Maturity Date or the then-current Extended Maturity Date (as applicable);

(b) Borrower shall provide Lender with written notice of its election to extend the Maturity Date as aforesaid not later than twenty (20) days and not earlier than one hundred twenty (120) days prior to the date the Loan is then scheduled to mature. Borrower shall have the right to revoke any notice of its election to extend the Maturity Date by giving written notice to Lender not less than five (5) Business Days prior to the Initial Maturity Date or the then-current Extended Maturity Date, as applicable; provided that Borrower shall pay all reasonable out-of-pocket costs and expenses of Lender incurred in reliance upon the expected extension of the term of the Loan, including any Breakage Costs;

(c) Borrower shall obtain and deliver to Lender on the first day of the applicable Extension Term, one or more Replacement Interest Rate Cap Agreements in form substantially identical to the Interest Rate Cap Agreement delivered to Lender in connection with the closing of the Loan or otherwise in a form which is reasonably acceptable to the Lender, from an Acceptable Counterparty in a notional amount equal to the aggregate Component Outstanding Principal Balances of the Floating Rate Components, which Interest Rate Cap Agreement shall be effective commencing on the first date of such Extension Term and shall have a scheduled term that expires not earlier than the last day of the Interest Period in which the applicable Extended Maturity Date is scheduled to occur after giving effect to the option then being exercised;

(d) Borrower shall deliver a Counterparty Opinion with respect to any Replacement Interest Rate Cap Agreement and the related Acknowledgment and shall deliver to Lender an executed Collateral Assignment of Interest Rate Cap Agreement;

(e) All amounts due and payable by Borrower and any other Person pursuant to this Agreement or the other Loan Documents as of the Initial Maturity Date or the then-current Extended Maturity Date (as applicable), and all reasonable out-of-pocket costs and expenses of Lender, including fees and expenses of Lender’s counsel, in connection with the Loan and/or the applicable extension of the Term shall have been paid in full.

(f) Borrower shall have delivered to Lender together with its notice pursuant to Section 2.9(b) and at Lender’s reasonable request, on the commencement date of the applicable Extension Option, an Officer’s Certificate in form reasonably acceptable to the Lender certifying that each of the representations and warranties of Borrower contained in the Loan Documents is true, complete and correct in all material respects as of the giving of the notice to the extent such representations and warranties are not matters which by their nature can no longer be true and correct as a result of the passage of time.

ARTICLE III - REPRESENTATIONS AND WARRANTIES

Section 3.1 General Representations. Borrower represents and warrants to Lender as of the Closing Date that, except to the extent (if any) disclosed on Schedule III with reference to a specific subsection of this Section 3.1:

3.1.1 Organization. Each Loan Party has been duly organized and is validly existing with requisite power and authority to own its properties and to transact the businesses in which it is now engaged. Each Loan Party is duly qualified to do business and in good standing in each jurisdiction where it is required to be so qualified in connection with its properties, businesses and operations, except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect. Each Loan Party possesses all rights, licenses, permits and authorizations, governmental or otherwise, necessary to entitle it to own its properties and to transact the businesses in which it is now engaged, except to the extent that failure to do so could not in the aggregate reasonably be expected to have a Material Adverse Effect. The sole business of Borrower is the acquisition, renovation, rehabilitation, ownership, maintenance, sale, transfer, financing, refinancing, management, leasing and operation of the Properties, acting as the sole member of Borrower TRS and other activity in furtherance thereof; the sole business of Equity Owner is acting as the sole member of Borrower and any other activity in furtherance thereof, including, providing the Equity Owner Guaranty and the Equity Owner Security Agreement; and the sole business of Borrower TRS is the acquisition, ownership, maintenance, sale, transfer, financing, refinancing, management, leasing and operation of the Properties and other activity in furtherance thereof, including providing the Borrower TRS Guaranty and the Borrower TRS Security Agreement. Each Loan Party is a Special Purpose Entity.

3.1.2 Proceedings. Each Loan Party has taken all necessary action to authorize the execution, delivery and performance of this Agreement and each of the other Loan Documents to which it is a party. This Agreement and the other Loan Documents have been duly authorized, executed and delivered by or on behalf of each Loan Party party thereto and constitute legal, valid and binding obligations of each Loan Party party thereto, enforceable against each such Loan Party party thereto in accordance with their respective terms, subject only to applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the rights of creditors generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law). The Loan Documents are not subject to any right of rescission, set-off, counterclaim or defense by any Loan Party including the defense of usury, nor would the operation of any of the terms of the Loan Documents, or the exercise of any right thereunder, render the Loan Documents unenforceable, and no Loan Party has asserted any right of rescission, set-off, counterclaim or defense with respect thereto.

3.1.3 No Conflicts. The execution, delivery and performance of this Agreement and the other Loan Documents by each Loan Party party thereto (a) will not contravene such Loan Party’s organizational documents, (b) will not result in any violation of the provisions of any Legal Requirement of any Governmental Authority having jurisdiction over any Loan Party or any of each Loan Party’s properties or assets, (c) with respect to each Loan Party, will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under the terms of any indenture, mortgage, deed of trust, deed to secure debt, loan agreement, management agreement or other agreement or instrument to which such Loan Party is a party or to, which any of such Loan Party’s property or assets is subject, that would be reasonably expected to have a Material Adverse Effect and (d) with respect to each Loan Party, except for Liens created under the Loan Documents, will not result in or require the creation or imposition of any Lien upon or with respect to any of the assets of such Loan Party.

3.1.4 Litigation. There are no actions, suits or proceedings at law or in equity by or before any Governmental Authority or other entity now pending or, to the actual knowledge of a Responsible Officer or any Loan Party, threatened in writing, against or affecting any Loan Party, which actions, suits or proceedings (a) involve the Loan Documents or the transactions contemplated thereby or (b) if adversely determined, would reasonably be expected to have a Material Adverse Effect. There are no actions, suits or proceedings at law or in equity by or before any Governmental Authority or other entity that resulted in a judgment against any Loan Party that has not been paid in full that would otherwise constitute an Event of Default.

3.1.5 Agreements. No Loan Party is a party to any agreement or instrument or subject to any restriction which would reasonably be expected to have a Material Adverse Effect. No Loan Party is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party which default would be expected to have a Material Adverse Effect. Other than the Loan Documents, no Loan Party has a material financial obligation (contingent or otherwise) under any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which any Loan Party is a party other than, with respect to Borrower or Borrower TRS, the Management Agreement, the Leases or any other agreement into which Borrower or Borrower TRS is permitted to enter pursuant to the terms of the Loan Documents.

3.1.6 Consents. No consent, approval, authorization or order of any court or Governmental Authority is required for the execution, delivery and performance by any Loan Party of, or compliance by any Loan Party with, this Agreement or the other Loan Documents or the consummation of the transactions contemplated hereby and thereby, other than those which have been obtained by the applicable Loan Party.

3.1.7 Solvency. Each Loan Party has (a) not entered into the transaction contemplated by this Agreement nor executed any Loan Document with the actual intent to hinder, delay or defraud any creditor and (b) received reasonably equivalent value in exchange for its obligations under the Loan Documents. After giving effect to the Loan, each Loan Party is Solvent. No petition in bankruptcy has been filed against any Loan Party in the last seven (7) years, and no Loan Party in the last seven (7) years has made an assignment for the benefit of creditors or taken advantage of any insolvency act for the benefit of debtors. No Loan Party is contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of such Person’s assets or property, and to the actual knowledge of any Loan Party, no Person is contemplating the filing of any such petition against any Loan Party.

3.1.8 Other Debt. No Loan Party has any Indebtedness other than, with respect to Borrower, Permitted Indebtedness, with respect to Equity Owner, Equity Owner’s Permitted Indebtedness and, with respect to Borrower TRS, Borrower TRS’s Permitted Indebtedness.

3.1.9 Employee Benefit Matters.

(a) Assuming no portion of the assets used by Lender to fund the Loan constitutes the assets of an ERISA Plan, the assets of each Loan Party do not constitute “plan assets” of (i) any “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (ii) any “plan” (as defined in Section 4975 of the Code) that is subject to Section 4975 of the Code or (iii) any employee benefit plan or plan that is not subject to Title I of ERISA or Section 4975 of the Code but is subject to any law, rule or regulation applicable to such Loan Party which is substantially similar to the prohibited transaction provisions of Section 406 of ERISA or Section 4975 of the Code (each of clauses (i), (ii) and (iii), an “ERISA Plan”) with the result that the transactions contemplated by this Agreement, including, but not limited to, the exercise by Lender of any rights under the Loan Documents will constitute a non-exempt prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code.

No Loan Party or any of its ERISA Affiliates sponsors, maintains or contributes to any Plans or Foreign Plans. No Loan Party has any employees.

(b) Each Plan (and each related trust, insurance contract or fund) is in compliance in all material respects with its terms and with all applicable laws, including without limitation ERISA and the Code. Each Plan that is intended to be qualified under
Section 401(a) of the Code as currently in effect has been determined by the IRS to be so qualified, and each trust related to any such Plan has been determined to be exempt from federal income tax under Section 501(a) of the Code as currently in effect, and no event has taken place which could reasonably be expected to cause the loss of such qualified status and exempt status. With respect to each Plan of a Loan Party, each Loan Party and all of its ERISA Affiliates have satisfied the minimum funding standard under Section 412(a) of the Code and Section 302(a) of ERISA and paid all required minimum contributions and all required installments on or before the due dates under Section 430(j) of the Code and Section 303(j) of ERISA. No Loan Party or any of its ERISA Affiliates has filed, pursuant to Section 412(c) of the Code or Section 302(c) of ERISA, an application for a waiver of the minimum funding standard. No Loan Party or any of its ERISA Affiliates has incurred any liability to the PBGC which remains outstanding other than the payment of premiums, and there are no premium payments which have become due which are unpaid. No Plan is in “at risk” status within the meaning of Section 430(i) of the Code or Section 303(j) of ERISA. There are no existing, pending or threatened in writing claims (other than routine claims for benefits in the normal course), sanctions, actions, lawsuits or other proceedings or investigation involving any Plan to which any Loan Party or any of its ERISA Affiliates has incurred or otherwise has or could have an obligation or any liability. With respect to each Multiemployer Plan to which any Loan Party or any of its ERISA Affiliates is required to make a contribution, each Loan Party and all of its ERISA Affiliates have satisfied all required contributions and installments on or before the applicable due dates and have not incurred a complete or partial withdrawal under Section 4203 or 4205 of ERISA. No Plan Termination Event has or is reasonably expected to occur.

(c) Each Foreign Plan is in compliance in all material respects with all laws, regulations and rules applicable thereto and the respective requirements of the governing documents for such plan. The aggregate of the liabilities to provide all of the accrued benefits under each Foreign Plan does not exceed the current fair market value of the assets held in the trust or other funding vehicle for such plan. There are no actions, suits or claims (other than routine claims for benefits) pending or threatened against any Loan Party or any of its ERISA Affiliates with respect to any Foreign Plan.

3.1.10 Compliance with Legal Requirements. Each Loan Party is in compliance with all applicable Legal Requirements, except to the extent that any noncompliance would not reasonably be expected to have a Material Adverse Effect. No Loan Party is in default or violation of any order, writ, injunction, decree or demand of any Governmental Authority, except for any default or violation that would not reasonably be expected to have a Material Adverse Effect.

3.1.11 Financial Information. All financial data that have been delivered to Lender in connection with the Loan (a) are true, complete and correct in all material respects (or, to the extent that any such financial data was incorrect in any material respect when delivered, the same has been corrected by financial data subsequently delivered to Lender prior to the Closing Date), (b) accurately represent the financial condition of the Properties as of the date of such reports (or, to the extent that any such financial data did not accurately represent the financial condition of the Properties when delivered, the same has been corrected by financial data subsequently delivered to Lender prior to the Closing Date), and (c) have been prepared in accordance with GAAP throughout the periods covered, except as disclosed therein. The foregoing representation shall not apply to any such financial data that constitutes projections, provided that Borrower represents and warrants that such projections were made in good faith and that Borrower has no reason to believe that such projections were materially inaccurate. Borrower does not have any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to Borrower and would reasonably be expected to have a Material Adverse Effect, except as referred to or reflected in said financial statements. Borrower has no liabilities or other obligations that arose or accrued prior to the Closing Date that would reasonably be expected to have a Material Adverse Effect. Borrower has no known material contingent liabilities.

3.1.12 Insurance. Borrower has obtained and delivered to Lender certificates evidencing the Policies required to be maintained under Section 5.1.1. All such Policies are in full force and effect, with all premiums prepaid thereunder. No claims have been made that are currently pending, outstanding or otherwise remain unsatisfied under any such Policies that would reasonably be expected to have a Material Adverse Effect. With respect to any Policy, neither Borrower nor, to Borrower’s knowledge, any other Person, has done, by act or omission, anything which would impair the coverage of any of the Policies in any material respect.

3.1.13 Tax Filings. Each Loan Party has filed, or caused to be filed, on a timely basis all Tax returns (including, without limitation, all foreign, federal, state, local and other Tax returns) required to be filed by it, if any, is not liable for Non-Property Taxes payable by any other Person and has paid or made adequate provisions for the payment of all Non-Property Taxes (to the extent such Taxes, assessment and other governmental charges exceed $100,000 in the aggregate) payable by such Loan Party except as permitted by Section 4.1.4 or 4.4.5. All material recording or other similar taxes required to be paid by any Loan Party under applicable Legal Requirements currently in effect in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents have been paid.

3.1.14 Certificate of Compliance; Licenses. All certifications, permits, licenses and approvals, including without limitation, certificates of completion and occupancy, required of Borrower for the legal use, occupancy and operation of each Property have been obtained and are in full force and effect, except as would not reasonably be expected to have a Material Adverse Effect. The use being made of each Property is in conformity with the certificate of occupancy issued for such Property, if any.

3.1.15 Special Purpose Entity/Separateness.

(a) Since its formation, no Loan Party has conducted any business other than entering into and performing its obligations under the Loan Documents to which it is a party and as described in the definition of Special Purpose Entity herein. As of the Closing Date, no Loan

Party owns or holds, directly or indirectly (i) any capital stock or equity security of, or any equity interest in, any Person other than a Loan Party or (ii) any debt security or other evidence of indebtedness of any Person, except for Permitted Investments and as otherwise contemplated by the Loan Documents. As of the Closing Date, Borrower does not have any subsidiaries other than Borrower TRS, and Borrower TRS has no subsidiaries.

(b) Any and all of the stated facts and assumptions made in the Insolvency Opinion, including, but not limited to, any exhibits attached thereto, will have been and shall be true and correct in all respects, and each Loan Party will have complied and will comply in all material respects, with all of the stated facts and assumptions made with respect to it in the Insolvency Opinion. Each entity other than a Loan Party with respect to which an assumption is made or a fact stated in any Insolvency Opinion will have complied and will comply, in all material respects, with all of the assumptions made and facts stated with respect to it in the Insolvency Opinion. Borrower covenants that in connection with any Additional Insolvency Opinion delivered in connection with this Agreement it shall provide an updated certification regarding compliance with the facts and assumptions made therein, which certificate shall be substantially similar to the representations made in this Section 3.1.15(b) and the definition of Special Purpose Entity.

(c) Borrower covenants and agrees that Borrower shall provide Lender with thirty (30) days’ prior written notice prior to the removal of an Independent Director of any Loan Party.

3.1.16 Management. The ownership, leasing, management and collection practices used by each Loan Party with respect to the Properties have been in compliance with all applicable Legal Requirements, and all necessary licenses, permits and regulatory requirements pertaining thereto have been obtained and remain in full force and effect, except to the extent that any such noncompliance and/or any such failure would not reasonably be expected to have a Material Adverse Effect. The Management Agreement is in full force and effect and there is no default thereunder by any party thereto and no event has occurred that, with the passage of time and/or the giving of notice would constitute a default thereunder.

3.1.17 Illegal Activity. None of the Properties has been purchased with proceeds of any illegal activity.

3.1.18 No Change in Facts or Circumstances; Disclosure. All information, reports, financial statements, exhibits and schedules furnished in writing by or on behalf of each Loan Party to Lender in connection with the negotiation, preparation or delivery of this Agreement and the other Loan Documents or included herein or therein or delivered pursuant hereto or thereto (but excluding any projections, forward looking statements, budgets, estimates and general market data as to which each Loan Party only represents and warrants that such information was prepared in good faith based upon assumptions believed by it to be reasonable at the time), when taken as a whole, as of the date furnished, do not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not materially misleading. There has been no material adverse change in any condition, fact, circumstance or event that would make any such information inaccurate, incomplete or otherwise misleading in any material respect or that otherwise does or might result in a Material Adverse Effect.

3.1.19 Investment Company Act. No Loan Party is an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

3.1.20 Federal Reserve Regulations. No part of the proceeds of the Loan will be used by Borrower or its Affiliates for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (“Margin Stock”) or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by Legal Requirements in any material respects or by the terms and conditions of this Agreement or the other Loan Documents. None of the Collateral is comprised of Margin Stock and less than twenty-five percent (25%) of the assets of each Loan Party are comprised of Margin Stock.

3.1.21 Bank Holding Company. Borrower is not a “bank holding company” or a direct or indirect subsidiary of a “bank holding company” as defined in the Bank Holding Company Act of 1956, as amended, and Regulation Y thereunder of the Board of Governors of the Federal Reserve System.

3.1.22 FIRPTA. No Loan Party is a “foreign person” within the meaning of Section 1445(f)(3) of the Code.

3.1.23 Contracts.

(a) Neither Borrower nor Borrower TRS has entered into, and neither is bound by, any Major Contract which continues in existence, except those previously disclosed in writing to Lender.

(b) Each of the Major Contracts is in full force and effect, there are no material defaults by Borrower thereunder and, to the knowledge of Borrower, there are no monetary or other material defaults thereunder by any other party thereto. None of Borrower or any Affiliate of Borrower acting on Borrower’s behalf has given or received any notice of default under any of the Major Contracts that remains uncured or in dispute.

(c) Borrower has delivered copies of the Major Contracts (including all amendments and supplements thereto) to Lender that are true, correct and complete in all material respects.

(d) No Major Contract has as a party an Affiliate of Borrower.

3.1.24 Embargoed Person.

(a) No Loan Party nor any of its respective officers, directors or members is a Person (or to Borrower’s knowledge, controlled by a Person): (i) that is listed on a Government List, (ii) is otherwise subject to the provisions of Executive Order 13224 issued on September 24, 2001, (iii) has been previously indicted for or convicted of any felony involving a crime of moral turpitude or any Patriot Act Offense, or (iv) is currently under investigation by any Governmental Authority for alleged felony involving a crime of moral turpitude. For purposes hereof, the term “Patriot Act Offense” means any violation of the criminal laws of the United States of America or of any of the several states, or that would be a criminal violation if committed within the jurisdiction of the United States or any of the several states, relating to terrorism or the laundering of monetary instruments, including any offense under (A) the criminal laws against terrorism; (B) the criminal laws against money laundering, (C) the Bank Secrecy Act, as amended, (D) the Money Laundering Control Act of 1986, as amended, or (E) the Patriot Act. “Patriot Act Offense” also includes the crimes of conspiracy to commit, or aiding and abetting another to commit, a Patriot Act Offense.

(b) At the time Borrower first entered into a Lease with each Tenant (excluding any Carry-Over Tenant), no such Tenant was listed on either of the Government Lists described in Section 4.1.20.

3.1.25 Perfection Representations.

(a) The Borrower Security Agreement and the Equity Owner Security Agreement and the Borrower TRS Security Agreement create valid and continuing security interests (as defined in the applicable UCC) in the personal property Collateral in favor of Lender, which security interests are prior to all other Liens arising under the UCC, subject to Permitted Liens, and are enforceable as such against creditors of the relevant Loan Party, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity);

(b) All appropriate financing statements have been, or will simultaneously with the execution of this Agreement be, filed in the proper filing office in the appropriate jurisdictions under applicable law in order to perfect the security interest granted to Lender hereunder in the Collateral that may be perfected by filing a financing statement;

(c) Other than the security interest granted to Lender pursuant to the Loan Documents, no Loan Party has pledged, assigned, collaterally assigned, sold, granted a security interest in, or otherwise conveyed any of the Collateral except to the extent expressly permitted by the terms hereof. No Loan Party has authorized the filing of or is aware of any financing statements against any Loan Party that include a description of the Collateral other than any financing statement relating to the security interest granted to Lender hereunder or that has been terminated.

(d) No instrument or document that constitutes or evidences any Collateral has any marks or notations indicating that they have been pledged, assigned or otherwise conveyed to any Person other than Lender.

(e) The grant of the security interest in the Collateral by each Loan Party to Lender, pursuant to the Borrower Security Agreement and the Equity Owner Security Agreement and the Borrower TRS Security Agreement is in the ordinary course of business for each Loan

Party and is not subject to the bulk transfer or any similar statutory provisions in effect in any applicable jurisdiction.

(f) The chief executive office and the location of each Loan Party’s records regarding the Collateral are listed on Schedule IV. Except as otherwise disclosed to Lender in writing, each Loan Party’s legal name is as set forth in this Agreement, each Loan Party has not changed its name since its formation. Except as otherwise listed on Schedule IV, each Loan Party does not have tradenames, fictitious names, assumed names or “doing business as” names and each Loan Party’s federal employer identification number and Delaware organizational identification number is set forth on Schedule IV.

Section 3.2 Property Representations. Borrower represents and warrants to Lender with respect to each Property as follows:

3.2.1 Property/Title.

(a) Borrower has good and marketable fee simple legal and equitable title to the real property comprising the Property, subject to Permitted Liens. The Mortgage Documents, when properly recorded and/or filed in the appropriate records, will create (i) a valid, first priority, perfected Lien on Borrower’s interest in the Property, subject only to the Permitted Liens, and (ii) perfected security interests in and to, and perfected collateral assignments of, all personalty (including the Leases), all in accordance with the terms thereof, in each case subject only to the Permitted Liens. The Permitted Liens with respect to the Property, in the aggregate, do not have an Individual Material Adverse Effect on such Property.

(b) All transfer taxes, deed stamps, intangible taxes or other amounts in the nature of transfer taxes required to be paid under applicable Legal Requirements in connection with the transfer of the Property to Borrower have been paid or are being paid simultaneously herewith. All mortgage, mortgage recording, stamp, intangible or other similar tax required to be paid under applicable Legal Requirements in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Mortgage Documents with respect to such Property, including the Mortgages, have been paid or are being paid simultaneously herewith. All taxes and governmental assessments due and owing in respect of the Property have been paid, or an escrow of funds in an amount sufficient to cover such payments has been established hereunder or are insured against by the Title Insurance Policy and the Title Insurance Owner’s Policy for such Property.

(c) Each Property is comprised of one (1) or more parcels which constitute separate tax lots and do not constitute a portion of any other tax lot not a part of such Property.

3.2.2 Adverse Claims. Borrower’s ownership of the Property is free and clear of any Liens other than Permitted Liens.

3.2.3 Title Insurance Owner’s Policy. Borrower has delivered to Lender either (a) a Title Insurance Owner’s Policy insuring fee simple ownership of such Property by Borrower in an amount equal to or greater than the initial Allocated Loan Amount of the Property, issued by a title insurance company reasonably acceptable to Lender with no title exceptions other than Permitted Liens or (b) a marked or initialed binding commitment that is effective as a Title

Insurance Owner’s Policy in respect of such Property in an amount equal to or greater than the initial Allocated Loan Amount of the Property, issued by a title insurance company reasonably acceptable to Lender with no title exceptions other than Permitted Liens, which commitment shall be accompanied by such other affidavits, transfer declarations and other documents as are necessary for the recordation of the deed for such Property and issuance of such Title Insurance Owner’s Policy.

3.2.4 Deed. Borrower has delivered to Lender a copy of a deed for such Property conveying the Property to Borrower, with vesting in the actual name of Borrower, and Borrower hereby certifies that such Property’s deed has been recorded or presented to and accepted for recording by the applicable title insurance company issuing the related Title Insurance Owner’s Policy or binding commitment referred to in Section 3.2.3, with all fees, premiums and deed stamps and other transfer taxes paid.

3.2.5 Mortgage File Required Documents. Borrower has delivered to Lender (a) either (i) certified or file stamped (in each case by the applicable land registry) original executed Mortgage Documents or (ii) a copy of the Mortgage Documents in recordable form that have been submitted by the title insurance company referred to in Section 3.2.3 for recording in the jurisdiction in which such Property is located (with Lender and Borrower acknowledging that the Mortgage Documents delivered on the Closing Date consist solely of Mortgages (which include Assignments of Leases and Rents and fixture filings as a part thereof), and that no separate Assignments of Leases and Rents or Fixture Filings are included as part of the Mortgage Documents delivered at the Closing Date), (b) an opinion of counsel admitted to practice in the state in which such Property is located in form and substance reasonably satisfactory to Lender in respect of the enforceability of such Mortgage Documents and an opinion of counsel in form and substance reasonably satisfactory to Lender stating that the Mortgage Documents were duly authorized, executed and delivered by Borrower and that the execution and delivery of such Mortgage Loan Documents and the performance by Borrower of its obligations thereunder will not cause a breach of, or a default under, any agreement, document or instrument to which Borrower is a party or to which it or such Property is bound, (c) either (x) a Title Insurance Policy insuring the Lien of the Mortgage encumbering such Property, or (y) a marked or initialed binding commitment that is effective as a Title Insurance Policy in respect of such Property, in each case, issued by the title insurance company referred to in Section 3.2.3 with no title exceptions other than Permitted Liens, which commitment shall be accompanied by such other affidavits, transfer declarations and other documents specified in such commitment as necessary for the issuance of such Title Insurance Policy, and (d) evidence that all taxes, fees and other charges payable in connection therewith have been paid in full or delivered to escrow. GRC has delivered to Lender the Closing Date GRC Certificate.

3.2.6 Property Taxes and HOA Fees. There are no delinquent Property Taxes or HOA Fees outstanding with respect to the Property, other than Property Taxes or HOA Fees that may exist in accordance with Section 4.4.5. As of the Closing Date, there are no pending or, to Borrower’s knowledge, proposed, special or other assessments for homeowner’s association improvements affecting the Property that would reasonably be expected to have an Individual Material Adverse Effect with respect to the Property.

3.2.7 Compliance with Renovation Standards. Except if the Property is a Carry-Over Property or a Vacant Property, the Property satisfies the Renovation Standards and all renovations thereto have been conducted in accordance with applicable Legal Requirements, in all material respects.

3.2.8 Condemnation; Physical Condition. No Property has been condemned in whole or in part. No proceeding is pending or, to the knowledge of Borrower, threatened in writing for the condemnation of the Property. The Property is in a good, safe and habitable condition and repair, and free of and clear of any damage or waste that has an Individual Material Adverse Effect on the Property.

3.2.9 Brokers. There is no commission or other compensation payable to any broker or finder in connection with the purchase of the Property by Borrower or its Affiliate that has not been paid.

3.2.10 Leasing. As of the Cut-Off Date, or, in case of any Substitute Property, as of the date such Property becomes a Substitute Property, either (a) the Property (other than the Vacant Properties set forth on Schedule IX) was leased by Borrower to an Eligible Tenant pursuant to an Eligible Lease and such Lease was in full force and effect and was not in default in any material respect or (b) if the Property is a Carry-Over Property, it was leased to a Carry-Over Tenant pursuant to a Lease and such Lease was in full force and effect and was not in default in any material respect; provided, that prior to entering into any new or renewal Lease with such Carry-Over Tenant Borrower shall have determined that such Carry-Over Tenant is not listed on a Government List. No Person (other than Borrower) has any possessory interest in the Property or right to occupy the same except any Tenant under and pursuant to the provisions of the applicable Lease and any Person claiming rights through any such Tenant. The copy of such Eligible Lease for the Property (other than any Carry-Over Property or Vacant Property) delivered to Lender is true and complete in all material respects, there are no material oral agreements with respect thereto. Except as set forth on Schedule III, as of the Closing Date, no Rent (including security deposits) has been paid more than thirty (30) days in advance of its due date and all amounts set forth on Schedule III have been delivered to the Advance Rent Subaccount on or before the Closing Date. As of the Closing Date, any payments, free rent, partial rent, rebate of rent or other payments, credits, allowances or abatements required to be given by Borrower to the relevant Tenant has already been provided to such Tenant (including reductions in monthly Rent during the term of the related Lease or in other similar fashion).

3.2.11 Insurance. The Property is covered by property, casualty, liability, business interruption, windstorm, flood, earthquake and other applicable Policies as and to the extent, and in compliance with the applicable requirements of Section 5.1.1 and Borrower has not taken (or omitted to take) any action that would impair or invalidate the coverage provided by any such Policies. As of the Closing Date, no claims have been made that are currently pending, outstanding or otherwise remain unsatisfied under any such policies and would reasonably be expected to have an Individual Material Adverse Effect with respect to the Property.

3.2.12 Lawsuits, Etc. As of the Closing Date, there are no actions, suits or proceedings at law or in equity by or before any Governmental Authority or other entity pending or to the actual knowledge of Borrower, threatened in writing against or affecting the Property, which actions, suits or proceedings would reasonably be expected to have an Individual Material Adverse Effect on such Property.

3.2.13 Orders, Injunctions, Etc. There are no orders, injunctions, decrees or judgments outstanding with respect to the Property that would reasonably be expected to have an Individual Material Adverse Effect on such Property.

3.2.14 Agreements Relating to the Properties. Borrower is not a party to any agreement or instrument or subject to any restriction which would reasonably be expected to have an Individual Material Adverse Effect on such Property. Borrower is not in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which the Property is bound. Except for the Management Agreement, Borrower does not have a material financial obligation under any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument by which the Property is bound, other than obligations under the Loan Documents. Borrower is not in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Permitted Lien with respect to any Property. No Property nor any part thereof is subject to any purchase options, rights of first refusal to purchase, rights of first offer to purchase or other similar rights in favor of any Tenant or other third parties.

3.2.15 Accuracy of Information Regarding Property. All information with respect to the Property included in the Properties Schedule is true, complete and accurate in all material respects. None of the Properties consist of housing cooperatives or manufactured housing. Schedule VII (as the same may be updated by Borrower from time to time by delivery to Lender) is a true, complete and accurate list of all of the Applicable HOA Properties, if any, and the HOAs affecting such Applicable HOA Properties. To Borrower’s knowledge, Schedule VII contains a true, correct and complete notice address of the HOAs pertaining to the Applicable HOA Properties, if any.

3.2.16 Compliance with Legal Requirements. The Property (including the leasing and intended use thereof) complies with all applicable Legal Requirements, including, without limitation, building and zoning ordinances and codes and all certifications, permits, licenses and approvals, including without limitation, certificates of completion and occupancy permits, required for the legal leasing, use, occupancy, habitability and operation of such Property, except as would not reasonably be expected to have an Individual Material Adverse Effect with respect to the Property. There is no consent, approval, permit, license, order or authorization of, and no filing with or notice to, any court or Governmental Authority required for the operation, use or leasing of the Property that has not been obtained, except as would not reasonably be expected to have an Individual Material Adverse Effect with respect to the Property. There has not been committed by Borrower or, to the Borrower’s knowledge, any other Person in occupancy of or involved with the operation, use or leasing of the Property any act or omission affording any Governmental Authority the right of forfeiture as against the Property or any part thereof.

3.2.17 Utilities and Public Access. The Property has rights of access to public ways and is served by water, sewer or septic system, and storm drain facilities adequate to service the Property for its intended uses and all public utilities necessary or convenient to the full use and enjoyment of the Property are located either in the public right-of-way abutting the Property (which are connected so as to serve the Property without passing over other property) or in recorded easements serving the Property and such easements are set forth in and insured by the applicable Title Insurance Owner’s Policy and Title Insurance Policy and all roads necessary for the use of the Property for its intended purposes have been completed and dedicated to public use and accepted by all Governmental Authorities, except as would not reasonably be expected to have an Individual Material Adverse Effect with respect to the Property.

3.2.18 Eminent Domain. As of the Closing Date, there is no proceeding pending or, to Borrower’s knowledge, threatened, for the total or partial Condemnation or for the relocation of roadways resulting in a failure of access to the Property on public roads.

3.2.19 Flood Zone. The Property is not located in an area identified by the Federal Emergency Management Agency as a special flood hazard area, or, if so located the flood insurance required pursuant to Section 5.1.1(a) is in full force and effect with respect to the Property.

3.2.20 Specified Liens. The Property is not subject to any Specified Lien at any time on or after the first anniversary of the Closing Date.

Section 3.3 Survival of Representations. Borrower agrees that all of the representations and warranties of Borrower set forth in Article III and elsewhere in this Agreement and in the other Loan Documents shall survive for so long as any amount remains owing to Lender under this Agreement or any of the other Loan Documents by Borrower. All representations, warranties, covenants and agreements made in this Agreement or in the other Loan Documents by Borrower shall be deemed to have been relied upon by Lender notwithstanding any investigation heretofore or hereafter made by Lender or on its behalf.

ARTICLE IV - BORROWER COVENANTS

Section 4.1 Affirmative Covenants. Borrower hereby covenants and agrees with Lender as follows:

4.1.1 Preservation of Existence. Borrower shall and shall cause each other Loan Party to (a) observe all procedures required by its organizational documents and preserve and maintain its limited liability company, existence, rights, franchises and privileges in the jurisdiction of its organization, and (b) qualify and remain qualified in good standing (where relevant) as a foreign limited liability company in each other jurisdiction where the nature of its business requires such qualification and to the extent such concept exists in such jurisdiction except where, in the case of clause (b), the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect.

4.1.2 Compliance with Legal Requirements. Except with respect to the Properties and the use thereof (which is subject to Section 4.4.4), Borrower shall and shall cause each other Loan Party to do or cause to be done all things necessary to preserve, renew and keep in full force and effect its rights, licenses and permits and to comply with all Legal Requirements applicable to it, except to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect. A Loan Party, at such Loan Party’s expense, may contest by appropriate legal proceeding promptly initiated and conducted in good faith and with due diligence, the validity of any Legal Requirement, the applicability of any Legal Requirement to a Loan Party or any Property or any alleged violation of any Legal Requirement; provided, that (a) such proceeding shall be permitted under and be conducted in accordance with the provisions of any instrument to which a Loan Party is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all applicable Legal Requirements; (b) no Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, cancelled or lost; and (c) the Loan Party shall promptly upon final determination thereof comply with any such Legal Requirement determined to be valid or applicable or cure any violation of any Legal Requirement, except to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect.

4.1.3 Special Purpose Bankruptcy Remote Entity/Separateness.

(a) Borrower shall and shall cause each other Loan Party to be and continue to be a Special Purpose Entity.

(b) Borrower shall and shall cause each other Loan Party to comply in all material respects with all of the stated facts and assumptions made with respect to the Loan Parties in the Insolvency Opinion and each Additional Insolvency Opinion. Each Affiliate of a Relevant Party with respect to which an assumption is made or a fact stated in the Insolvency Opinion or an Additional Insolvency Opinion will comply in all material respects with all of the assumptions made and facts stated with respect to it in such Insolvency Opinion or Additional Insolvency Opinion.

4.1.4 Non-Property Taxes. Borrower shall and shall cause each other Loan Party to file, cause to be filed or obtain an extension of the time to file, all Tax returns for Non-Property Taxes and reports required by law to be filed by it and to promptly pay or cause to be paid all material Non-Property Taxes now or hereafter levied, assessed or imposed on it as the same become due and payable; provided, that, after prior written notice to Lender of its intention to contest any such Non-Property Taxes, such Loan Party may contest by appropriate legal proceedings conducted in good faith and with due diligence, the amount or validity of any such Non-Property Taxes and, in such event, may permit the Non-Property Taxes so contested to remain unpaid during any period, including appeals, when a Loan Party is in good faith contesting the same so long as (a) no Event of Default has occurred and remains uncured, (b) such proceeding shall be permitted under and be conducted in accordance with all applicable Legal Requirements, (c) no Property or other Collateral nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, canceled or lost, (d) the applicable Loan Party has set aside on its books adequate reserves in accordance with GAAP, and the non-payment or non-discharge of such Non-Property Taxes would not reasonably be expected to have a Material Adverse Effect, (e) enforcement of the contested Non-Property Taxes is effectively stayed for the entire duration of such contest and no Lien is imposed on any Property or other Collateral, (f) any Non-Property Taxes determined to be due, together with any interest or penalties thereon, is promptly paid as required after final resolution of such contest, (g) to the extent such Non-Property Taxes (when aggregated with all other Taxes that any Loan Party is then contesting under this Section 4.1.4 or Section 4.4.5 and for which Borrower has not delivered to Lender any Contest Security) exceed $1,000,000, Borrower shall deliver to Lender either (i) cash, or other security as may be approved by Lender, in an amount sufficient to insure the payment of any such Non-Property Taxes, together with all interest and penalties thereon or (ii) a payment and performance bond in an amount equal to one hundred percent (100%) of the contested amount from a surety acceptable to Lender in its reasonable discretion, (h) failure to pay such Non-Property Taxes will not subject Lender to any civil or criminal liability, (i) such contest shall not affect the ownership, use or occupancy of any Property or other Collateral, and (j) Borrower shall, upon request by Lender, give Lender prompt notice of the status of such proceedings and/or confirmation of the continuing satisfaction of the conditions set forth in clauses (a) through (i) of this Section 4.1.4. Notwithstanding the foregoing, Borrower shall and shall cause each other Loan Party to pay any contested Non-Property Taxes (or, if cash or other security has been provided, Lender may pay over any such cash or other security held by Lender to the claimant entitled thereto) if, in the Lender’s reasonable judgment, any Property or other Collateral (or any part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, cancelled or lost or there shall be any danger of the Lien of any Collateral Document being primed by any related Lien.

4.1.5 Access to the Properties. Subject to the rights of Tenants, Borrower shall permit agents, representatives and employees of Lender to inspect the Properties or any part thereof at reasonable hours upon reasonable advance notice, subject to the limitations set forth in Schedule VI.

4.1.6 Cooperate in Legal Proceedings. Borrower shall cooperate reasonably with Lender with respect to any proceedings before any court, board or other Governmental Authority which is reasonably likely to affect the rights of Lender hereunder or any rights obtained by Lender under any of the other Loan Documents and, in connection therewith, permit Lender, at its election by written notice, to participate in any such proceedings.

4.1.7 Perform Loan Documents. Borrower shall and shall cause each other Loan Party to, in a timely manner, observe, perform and satisfy all the terms, provisions, covenants and conditions of the Loan Documents executed and delivered by, or applicable to, the Loan Party, and shall pay when due all costs, fees and expenses of Lender, to the extent required under the Loan Documents executed and delivered by, or applicable to, the Loan Party.

4.1.8 Award and Insurance Benefits. Borrower shall cooperate with Lender, in accordance with the relevant provisions of this Agreement, to enable Lender to receive the benefits of any Awards or Insurance Proceeds lawfully or equitably payable in connection with any Property, and Lender shall be reimbursed for any expenses reasonably incurred in connection therewith (including reasonable attorneys’ fees and disbursements, and the payment by the Loan Parties of the reasonable expense of an appraisal on behalf of Lender in case of Casualty or Condemnation affecting any Property or any part thereof) out of such Insurance Proceeds.

4.1.9 Security Interest; Further Assurances. Borrower shall and shall cause each other Loan Party to take all necessary action to establish and maintain, in favor of Lender a valid and perfected first priority security interest in all Collateral to the full extent contemplated herein, free and clear of any Liens other than Permitted Liens (including the filing of all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect Lender’s security interest in the Collateral). Such financing statements may describe as the collateral covered thereby “all assets of the debtor, whether now owned or hereafter acquired” or words to that effect. Borrower shall and shall cause each other Loan Party to, at the Loan Parties’ sole cost and expense execute any and all further documents, financing statements, agreements, affirmations, waivers and instruments, and take all such further actions (including the filing and recording of financing statements) that may be required under any applicable Legal Requirement, or that Lender reasonably deems necessary or advisable, in order to grant, preserve, protect and perfect the validity and priority of the security interests created or intended to be created hereby or by the Collateral Documents or the enforceability of any guaranty or other Loan Document.

4.1.10 Keeping of Books and Records. Borrower shall keep and maintain or shall cause to be kept and maintained on a calendar year basis, in accordance with the requirements for a Special Purpose Entity set forth herein and GAAP (or such other accounting basis acceptable to Lender), proper and accurate books, records and accounts reflecting all of the financial affairs of the Loan Parties and all items of income and expense in connection with the operation on an individual basis of each Property. Lender shall have the right from time to time at all times during normal business hours upon reasonable notice to examine such books, records and accounts at the office of Borrower or any other Person maintaining such books, records and accounts and to make such copies or extracts thereof as Lender shall desire. After the occurrence of an Event of Default, Borrower shall pay reasonable out-of-pocket costs and expenses incurred by Lender to examine each Loan Parties’ accounting records with respect to the Properties, as Lender shall reasonably determine to be necessary or appropriate in the protection of Lender’s interest.

4.1.11 Business and Operations. Borrower shall engage in the businesses conducted by it as and to the extent the same are necessary for the ownership, maintenance, sale, management, leasing and operation of the Properties. Borrower shall qualify to do business and will remain in good standing under the laws of each jurisdiction as and to the extent the same are required for the ownership, maintenance, management and operation of the Properties, except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect. Borrower or Borrower TRS, as applicable, shall, at all times during the term of the Loan, continue to own or lease all equipment, fixtures and personal property which are necessary to operate its Properties.

4.1.12 Loan Proceeds. Borrower shall use the proceeds of the Loan received by it on the Closing Date (or the date of any Additional Loan) only for the purposes set forth in Section 2.1.5 and Section 2.1.6.

4.1.13 Performance by Borrower. Borrower shall and shall cause each other Loan Party to, in a timely manner, observe, perform and fulfill each and every covenant, term and provision of each Loan Document executed and delivered by, or applicable to, such Loan Party, and shall not enter into or otherwise suffer or permit any amendment, waiver, supplement, termination or other modification of any Loan Document executed and delivered by, or applicable to, Borrower or Equity Owner without the prior written consent of Lender.

4.1.14 Leasing Matters. Borrower shall (a) observe and perform the obligations imposed upon the lessor under the Leases for the Properties in a commercially reasonable manner; and (b) enforce the terms, covenants and conditions contained in such Leases upon the part of the Tenant thereunder to be observed or performed in a commercially reasonable manner except in each case to the extent that the failure to do so would not reasonably be expected to have an Individual Material Adverse Effect with respect to a Property.

4.1.15 Borrower’s Operating Account. Borrower shall establish and maintain an account (the “Borrower’s Operating Account”) at a bank selected by Borrower and reasonably approved by Lender which shall be an Eligible Institution. Borrower may also establish and maintain subaccounts of Borrower’s Operating Account (which may be ledger or book entry accounts and not actual accounts).

4.1.16 Security Deposits.

(a) All security deposits of Tenants, whether held in cash or any other form, shall be deposited into one or more Eligible Accounts (each a “Security Deposit Account”) established and maintained by Borrower at a local bank which shall be an Eligible Institution, held in compliance with all Legal Requirements and identified by written notice to Lender, and shall not be commingled with any other funds of Borrower. Borrower shall deposit all security deposits in its possession on the Closing Date into the Security Deposit Account. Within three (3) Business Days after receipt of any security deposit, Borrower shall deposit the same into the Security Deposit Account (except only as provided below with respect to combined payments). Except for deposits of de minimis Borrower funds to maintain a minimum balance or to pay fees of the depository bank, Borrower shall insure that no funds from any source shall be deposited into the Security Deposit Account other than security deposits relating to the Properties and interest paid thereon, and no funds shall be withdrawn except, in accordance with Legal Requirements, (i) to pay refunds of security deposits, (ii) to pay (or reimburse for payment of) expenses chargeable against security deposits or (iii) to transfer forfeited security deposits to the Rent Deposit Account or Cash Management Account. Borrower shall maintain complete and accurate books and records of all transactions pertaining to security deposits and the Security Deposit Account, with sufficient detail to identify all security deposits separate and apart from other payments received from or by Tenants. Only if Borrower receives a check or other payment that combines a security deposit together with Rent or other amounts owing by a Tenant, then Borrower shall (a) deposit the combined payment into the Rent Deposit Account or Cash Management Account or (b) deposit the amount representing the security deposit into the Security Deposit Account and the amount representing Rent into the Rent Deposit Account. Promptly after the deposit of any combined payment into the Rent Deposit Account or Cash Management Account, Borrower shall submit written notice to Lender identifying the applicable combined payment and requesting return of the security deposit amount from the Cash Management Account, and when the same is paid, Borrower promptly shall deposit the same into the Security Deposit Account within three (3) Business Days after receipt.

(b) Any bond or other instrument which Borrower is permitted to hold in lieu of cash security deposits under applicable Legal Requirements (i) shall be, subject to the applicable Lease and Legal Requirements, maintained in full force and effect in the full amount of such deposits unless replaced by cash deposits as above described, (ii) shall be issued by an institution reasonably satisfactory to Lender, (iii) shall, if permitted pursuant to Legal Requirements, name Lender as payee or mortgagee thereunder (or at Lender’s option, be fully assignable to Lender), and (iv) shall in all respects comply with applicable Legal Requirements and otherwise be satisfactory to Lender. Borrower shall, upon request, provide Lender with evidence reasonably satisfactory to Lender of Borrower’s compliance with the foregoing.

(c) Upon Lender’s written request during an Event of Default, Borrower shall deliver (or cause to be delivered) all security deposits to Lender for safe-keeping, and not for application against the Debt. Upon a foreclosure of any Property or transfer in lieu thereof, Borrower shall deliver to Lender or to an account designated by Lender the security deposits applicable to such Property for safe-keeping and not for application to the Debt.

4.1.17 Investment of Funds in Cash Management Account, Subaccounts, Rent Deposit Account and Security Deposit Account. Sums on deposit in the Cash Management Account and the Subaccounts may be invested in Permitted Investments. Borrower shall have the right to direct Cash Management Account Bank to invest sums on deposit in the Cash Management Account and the Subaccounts in Permitted Investments. The Cash Management Account shall be assigned the federal tax identification number of Borrower. Sums on deposit in the Rent Deposit Account shall not be invested in Permitted Investments and shall be held solely in cash. Subject to any requirements of applicable law, sums on deposit in a Security Deposit Account may be invested in Permitted Investments and Borrower shall have the right to direct the applicable Security Deposit Bank to invest sums on deposit in such Security Deposit Account in Permitted Investments. The amount of actual losses sustained on a liquidation of a Permitted Investment in the Cash Management Account, a Subaccount or a Security Deposit Account shall be deposited into the Cash Management Account, the applicable Subaccount or the applicable Security Deposit Account, as applicable, by Borrower no later than one (1) Business Day following such liquidation. Borrower shall pay any federal, state or local income or other tax applicable to income earned from Permitted Investments.

4.1.18 Operation of Property.

(a) Borrower shall (i) cause the Manager to manage the Properties in accordance with the Management Agreement, (ii) diligently perform and observe all of the terms, covenants and conditions of the Management Agreement on the part of Borrower to be performed and observed, (iii) promptly notify Lender of any default under the Management Agreement of which it is aware; provided, however, that, no such notice is required pursuant to this clause (iii) if (A) the loss or damage from such default under the Management Agreement does not exceed $50,000 and (B) Borrower determines, in good faith, that such default will not adversely affect the management of any of the Properties or the interests of the Lender in such Properties and (iv) promptly enforce the performance and observance of all of the covenants required to be performed and observed by the Manager under the Management Agreement in a commercially reasonable manner. If Borrower shall default in the performance or observance of any material term, covenant or condition of the Management Agreement on the part of Borrower to be performed or observed, then, without limiting Lender’s other rights or remedies under this Agreement or the other Loan Documents, and without waiving or releasing Borrower from any of its obligations hereunder or under the Management Agreement, Lender shall have the right, but shall be under no obligation, to pay any sums and to perform any act as may be appropriate to cause all the material terms, covenants and conditions of the Management Agreement on the part of Borrower to be performed or observed. Except to the extent payable in accordance with Section 2.7.2(j), in no event shall the management fee payable to the Manager for any calendar month exceed the Management Fee Cap for such calendar month and in no event shall Borrower pay or become obligated to pay to the Manager, any transition or termination costs or expenses, termination fees, or their equivalent in connection with the Transfer of a Property or the termination of the Management Agreement. For the avoidance of doubt, for purposes of this Agreement, management fees shall not be deemed to include leasing commissions and reimbursements of expenses paid to Manager in the ordinary course of Borrower’s business.

(b) If any one or more of the following events occurs: (i) during the continuance of an Event of Default, (ii) if the Manager shall be in material default under the Management Agreement beyond any applicable notice and cure period (including as a result of any gross negligence, fraud, willful misconduct or misappropriation of funds), or (iii) if Manager shall become insolvent or a debtor in any bankruptcy or insolvency proceeding, then Lender shall have the right to require Borrower to replace the Manager and enter into a Replacement Management Agreement with (x) a Qualified Manager selected by Borrower that is not an Affiliate of Borrower or (y) another property manager chosen by Borrower and approved by Lender; provided, that such approval shall be conditioned upon Borrower delivering a Rating Agency Confirmation as to such property manager. If Borrower fails to select a new Qualified Manager or a replacement Manager that satisfies the conditions described in the foregoing clause (y) and enter into a Replacement Management Agreement with such Person within sixty (60) days of Lender’s demand to replace the Manager, then Lender may choose the replacement property manager provided that such replacement property manager is a Qualified Manager or satisfies the conditions set forth in proviso of the foregoing clause (y).

4.1.19 Anti-Money Laundering. Borrower shall comply and shall cause each other Loan Party to comply in all material respects with all applicable anti-money laundering laws and regulations, including without limitation the Patriot Act (collectively, the “Anti-Money Laundering Laws”). Borrower shall (a) conduct, in accordance with its anti-money laundering program compliance program, the requisite due diligence in connection with renewals of, and new, Leases and renewing and prospective Tenants for purposes of the Anti-Money Laundering Laws, including with respect to the legitimacy of the applicable renewing or prospective Tenant and the origin of the assets used by said Tenant to lease the applicable Property and (b) will maintain sufficient information to identify the renewing and prospective Tenants for purposes of the Anti-Money Laundering Laws. The Manager has established an anti-money laundering compliance program as required by the Anti-Money Laundering Laws, with respect to the Tenants and the Properties and has conducted the requisite due diligence with respect to the existing Leases for purposes of such Anti-Money Laundering Laws, including with respect to the legitimacy of the applicable renewing or prospective Tenant and the origin of the assets used by said Tenant to lease the applicable Property. Borrower shall provide notice to Lender, within five (5) Business Days, of receipt of any written notice of any Anti-Money Laundering Law violation or action involving a Loan Party.

4.1.20 Embargoed Persons. Prior to entering into a Lease with a prospective Tenant (excluding any existing Tenant of a Property that was previously screened in accordance with this Section 4.1.20), Borrower shall confirm that such prospective Tenant is not a Person whose name appears on a Government List. Borrower shall not enter into a Lease with a Person whose name appears on a Government List unless Borrower determines that such Person is not the terrorist, narcotics trafficker or other Person who is identified on such Government List but merely has the same name as such Person. If notwithstanding such confirmation, a Responsible Officer of a Loan Party obtains knowledge that a Tenant is a Person whose name appears on a Government List, it shall promptly provide notice of such fact to Lender within five (5) Business Days of acquiring knowledge thereof.

4.1.21 ERISA Matters. Each Loan Party shall and shall cause each of its ERISA Affiliates to establish, maintain and operate all Plans to comply in all material respects with the provisions of ERISA, the Code and all applicable laws, the regulations and interpretation thereunder and the respective requirements of the governing documents for such Plans. Each Loan Party shall and shall cause each of its ERISA Affiliates to establish, maintain and operate all Foreign Plans to comply in all material respects with all laws, regulations and rules applicable thereto and the respective requirements of the governing documents for such plans.

4.1.22 Contribution of Property to Borrower TRS. On the Closing Date, Borrower shall cause Borrower TRS to execute and deliver to Lender, and in any event, prior to contributing any Properties or other Collateral to such Borrower TRS: (i) the Borrower TRS Guaranty, (ii) the Borrower TRS Security Agreement, and (iii) such other agreements, instruments, approvals, legal opinions or other documents as are reasonably requested by Lender in order to create, perfect or establish the first priority (subject to Permitted Liens) of any Lien.

When Borrower contributes any Properties to Borrower TRS, then the following covenants shall be applicable:

(a) In connection with the transfer of such Properties to Borrower TRS, Borrower TRS shall expressly acknowledge in the deed or other conveyance document or instrument delivered and recorded in the applicable jurisdiction in which such Properties are located in connection with the transfer of the Properties to Borrower TRS that Borrower TRS’s title to and interest in such Properties are subject to the Lien, terms and provisions of the applicable Mortgage(s); provided, that for the avoidance of doubt, the Lien of the Mortgage encumbering any Property contributed to Borrower TRS shall not be released at such time and no new Mortgage shall be executed with respect to or recorded against any Property contributed to Borrower TRS by Borrower; and

(b) Prior to contributing a Property to Borrower TRS, Borrower shall cause Borrower TRS to execute and deliver to Lender an assumption of the Mortgage related to such Property, in form and substance reasonably acceptable to Lender and Borrower.

Borrower shall submit to the Lender the assumption of the Mortgage (required in clause (b) above) at least five (5) Business Days prior to date of the contribution.

Section 4.2 Negative Covenants. Borrower covenants and agrees with Lender as follows:

4.2.1 Operation of Property. Borrower shall not (a) surrender, terminate, cancel, modify, renew or extend the Management Agreement, provided, that Borrower may, without

Lender’s consent, (i) replace Manager so long as the replacement manager is a Qualified Manager pursuant to a Replacement Management Agreement and (ii) renew and extend the Management Agreement pursuant to the terms thereof, (b) enter into any other agreement relating to the management or operation of a Property with Manager or any other Person. If at any time Lender consents to the appointment of a new property manager or a Qualified Manager is appointed, such new property manager (including a Qualified Manager) shall execute a Replacement Management Agreement, (c) consent to the assignment by Manager of its interest under the Management Agreement, or (d) waive or release any of its rights and remedies under the Management Agreement, in each case without the express consent of Lender, which consent shall not be unreasonably withheld. For the avoidance of doubt, for purposes of subclause (iii) above, payments for services provided during the termination notice period of a sub-management agreement shall not constitute a termination penalty.

4.2.2 Indebtedness. Borrower shall not create, incur, assume or suffer to exist any Indebtedness other than (a) the Debt and (b) unsecured trade payables incurred in the ordinary course of business relating to the ownership and operation of the Properties, which in the case of such unsecured trade payables (i) are not evidenced by a note, (ii) do not exceed, at any time, on an aggregate basis among Borrower and Borrower TRS, a maximum aggregate amount of three percent (3%) of the Loan then outstanding and (iii) are paid within sixty (60) days of the date incurred (collectively, “Permitted Indebtedness”). Borrower shall cause Equity Owner and Borrower TRS not to create, incur, assume or suffer to exist any Indebtedness other than (x) with respect to Borrower TRS, Indebtedness incurred under the Borrower TRS Guaranty, this Agreement and the other Loan Documents to which it is a party and unsecured trade payables incurred in the ordinary course of business relating to the ownership and operation of the Properties, which in the case of such unsecured trade payables (i) are not evidenced by a note, (ii) do not exceed, at any time, on an aggregate basis among Borrower and Borrower TRS, a maximum aggregate amount of three percent (3%) of the Loan then outstanding and (iii) are paid within sixty (60) days of the date incurred (collectively, the “Borrower TRS’s Permitted Indebtedness”), and (y) with respect to the Equity Owner, Indebtedness incurred under the Equity Owner Guaranty and the other Loan Documents to which Equity Owner is a party and unsecured trade payables incurred in the ordinary course of business with respect to the Equity Owner, related to the ownership of membership interest in Borrower and that (A) are not evidenced by a note, (B) do not exceed, at any time, $25,000 and (C) are paid within sixty (60) days of the date incurred (collectively, the “Equity Owner’s Permitted Indebtedness”). For the purposes of this Section 4.2.2, Property Taxes and HOA Fees are not Indebtedness.

4.2.3 Liens. Borrower shall not and shall cause each other Loan Party not to create or suffer to exist any Liens upon or with respect to, any Collateral (other than any Property) except for Permitted Liens.

4.2.4 Limitation on Investments. Borrower shall not and shall cause each other Loan Party not to make or suffer to exist any loans or advances to, or extend any credit to, purchase any property or asset or make any investment (by way of transfer of property, contributions to capital, purchase of stock or securities or evidences of indebtedness, acquisition of the business or assets, or otherwise) in, any Affiliate or any other Person except for (a) investments by Borrower in Borrower TRS and (b) acquisition of the Properties and related Collateral and

Permitted Investments and contributions of Properties to Borrower TRS as permitted by Section 4.1.22.

4.2.5 Limitation on Issuance of Equity Interests. Borrower shall not and shall cause each other Loan Party not to issue or sell or enter into any agreement or arrangement for the issuance and sale of any Equity Interests of any Loan Party.

4.2.6 Restricted Junior Payments. Borrower shall not make any Restricted Junior Payment; provided, that Borrower may make Restricted Junior Payments so long as (a) no Default or Event of Default shall then exist or would result therefrom, (b) such Restricted Junior Payments have been approved by all necessary action on the part of Borrower and in compliance with all applicable laws and (c) such Restricted Junior Payments are paid from Unrestricted Cash.

4.2.7 Principal Place of Business, State of Organization. Borrower shall not and shall cause each other Loan Party not to change its name, identity (including its trade name or names), jurisdiction of organization or formation (as set forth in Section 3.1.25) or Borrower’s or Equity Owner’s limited liability company structure (including any modification, amendment, waiver, or termination of its organizational documents) unless Borrower shall have first notified Lender in writing of such change at least thirty (30) days prior to the effective date of such change, and shall have first taken all action required by Lender for the purpose of perfecting or protecting the lien and security interests of Lender pursuant to this Agreement, and the other Loan Documents and, in the case of a change in Borrower’s or Equity Owner’s structure, without first obtaining the prior written consent of Lender, which consent may be given or denied in Lender’s sole discretion. Upon Lender’s request, Borrower shall and shall cause each other Loan Party to, at Borrower’s sole cost and expense, execute and deliver additional security agreements and other instruments which may be necessary to effectively evidence or perfect Lender’s security interest in the Collateral as a result of such change of principal place of business or place of organization. Each Loan Party’s principal place of business and chief executive office, and the place where each Loan Party keeps its books and records, including recorded data of any kind or nature, regardless of the medium or recording, including software, writings, plans, specifications and schematics, will continue to be the address of Borrower set forth in Section 9.3 (unless Borrower notifies Lender in writing at least thirty (30) days prior to the date of such change). Borrower shall promptly notify Lender of any change in any Loan Party’s organizational identification number.

4.2.8 Dissolution. Borrower shall not and shall cause each other Loan Party not to (a) engage in any dissolution, liquidation or consolidation or merger with or into any other business entity, (b) transfer, lease or sell, in one transaction or any combination of transactions, the assets or all or substantially all of the properties or assets of any Loan Party except to the extent permitted by the Loan Documents or (c) modify, amend, waive or terminate its organizational documents or its qualification and good standing in any jurisdiction, except to the extent permitted by Section 4.2.7.

4.2.9 Change In Business. Borrower shall not, and shall not permit Borrower TRS to, enter into any line of business other than the acquisition, renovation, ownership, maintenance, transfer, refinancing, holding, marketing, sale, leasing, transfer, management, leasing, operation or financing of the Properties (and any businesses ancillary or related thereto, including the ownership of Borrower TRS), or make any material change in the scope or nature of its business objectives, purposes or operations, or undertake or participate in activities other than the continuance of its present business. Borrower shall cause (a) Equity Owner to not engage in any activity other than acting as the sole member of Borrower (and any business ancillary or related thereto) and (b) Borrower TRS to not engage in any activity other than owning, marketing and selling Properties.

4.2.10 Debt Cancellation. Other than respect to any Lease, Borrower shall not, and shall not permit Borrower TRS to, cancel or otherwise forgive or release any material claim or debt owed to such Loan Party by any Person, except for adequate consideration and in the ordinary course of such Loan Party’s business.

4.2.11 Changes to Accounts. Borrower shall not, and shall not permit Borrower TRS to, (a) open or permit to remain open any cash, securities or other account with any bank, custodian or institution into which Rents or other Collections or any security deposits are deposited other than the Cash Management Account, the Subaccounts, the Rent Deposit Account, and Security Deposit Accounts, (b) change or permit to change any account number of any of the foregoing accounts, (c) open or permit to remain open any sub-account of the Cash Management Account (except any Subaccount) or the Rent Deposit Account, (d) permit any funds of Persons other than Borrower or Borrower TRS to be deposited or held in any of the Cash Management Account, the Subaccounts, the Rent Deposit Account or the Security Deposit Accounts, other than security deposits, or (e) permit any Collections or other proceeds of any Properties to be deposited or held in Borrower’s Operating Account other than cash that is distributed to Borrower pursuant to Section 2.7.2(k).

4.2.12 Zoning. Borrower shall not, and shall not permit Borrower TRS to, initiate or consent to any zoning reclassification of any portion of any Property or seek any variance under any existing zoning ordinance or use or knowingly permit any non-conforming use of any Property under any zoning ordinance or any other applicable land use law, rule or regulation, without the prior written consent of Lender.

4.2.13 No Joint Assessment. Borrower shall not, and shall not permit Borrower TRS to, suffer, permit or initiate the joint assessment of any Property (a) with any other real property constituting a tax lot separate from such Property, and (b) which constitutes real property with any portion of such Property which may be deemed to constitute personal property, or any other procedure whereby the lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to such real property portion of such Property.

4.2.14 Limitation on Transactions with Affiliates. Borrower shall not and shall cause each other Loan Party not to enter into, or be a party to any transaction with any Affiliate of the Loan Parties, except for: (a) the Loan Documents; (b) capital contributions by (i) Parent to Equity Owner, (ii) Equity Owner to Borrower or (iii) Borrower to Borrower TRS; (c) Restricted Junior Payments which are in compliance with Section 4.2.6 and distributions from Borrower TRS to Borrower; (d) Transfers that are Permitted Transfers; (e) transactions with Borrower TRS in accordance with the terms of this Agreement, including Section 4.1.22; and (f) to the extent not otherwise prohibited under this Agreement, other transactions upon fair and reasonable terms materially no less favorable to the Loan Parties than would be obtained in a comparable arm’s-length transaction with a Person not an Affiliate.

4.2.15 ERISA. None of the Loan Parties or their ERISA Affiliates shall establish or be a party to any employee benefit plan within the meaning of Section 3(2) of ERISA that is a defined benefit pension plan that is subject to Part III of Subchapter D, Chapter 1, Subtitle A of the Code.

4.2.16 No Embargoed Persons. At all times throughout the term of the Loan, Borrower shall ensure that (a) none of the funds or other assets of any Loan Party shall constitute property of, or shall be beneficially owned, directly or indirectly, by any Person subject to trade restrictions under United States law, including, but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder, with the result that the investment in any Loan Party (whether directly or indirectly), would be prohibited by law (each, an “Embargoed Person”), or the Loan made by Lender would be in violation of law, (b) no Embargoed Person shall have any direct interest in any Loan Party with the result that the investment in any Loan Party (whether directly or indirectly), would be prohibited by law or the Loan would be in violation of law, and (c) none of the funds of any Loan Party shall be derived from any unlawful activity with the result that the investment in such Loan Party (whether directly or indirectly), would be prohibited by law or the Loan would be in violation of law.

4.2.17 Transfers.

(a) Borrower acknowledges that Lender has examined and relied on the experience of Borrower and Parent in owning and operating properties such as the Properties in agreeing to make the Loan, and will continue to rely on Borrower’s ownership of the Properties as a means of maintaining the value of the Properties as security for repayment of the Debt and the performance of the Other Obligations. Borrower acknowledges that Lender has a valid interest in maintaining the value of the Properties so as to ensure that, should Borrower default in the repayment of the Debt or the performance of the Other Obligations, Lender can recover the Debt by a sale of the Properties.

(b) Except for Permitted Transfers, Transfers otherwise set forth in this Section 4.2.17, and other Transfers made with the prior written consent of Lender, Borrower shall not, and shall not permit any other Person having a direct or indirect ownership or beneficial interest in Borrower to sell, convey, mortgage, grant, bargain, encumber, pledge, assign, grant options with respect to or otherwise transfer or dispose of (directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, and whether or not for consideration or of record) (i) any Property or any part thereof or any legal or beneficial interest therein, or (ii) any interest, direct or indirect, in any Loan Party or any legal or beneficial interest therein (a “Transfer”).

(c) A Transfer shall include, but not be limited to, (i) an installment sales agreement wherein Borrower agrees to sell one or more Properties or any part thereof for a price to be paid in installments; (ii) an agreement by Borrower leasing all or a substantial part of any Property for other than actual occupancy by a Tenant thereunder or a sale, assignment or other transfer of, or the grant of a security interest in, Borrower’s right, title and interest in and to any

Leases or any Rents; (iii) if a Restricted Party is a corporation, any merger, consolidation or Transfer of such corporation’s stock or the creation or issuance of new stock; (iv) if a Restricted Party is a limited or general partnership or joint venture, any merger or consolidation or the change, removal, resignation or addition of a general partner or the Transfer of the partnership interest of any general partner or any profits or proceeds relating to such partnership interest, or the Transfer of limited partnership interests or any profits or proceeds relating to such limited partnership interest or the creation or issuance of new limited partnership interests; (v) if a Restricted Party is a limited liability company, any merger or consolidation or the change, removal, resignation or addition of a managing member or non-member manager (or if no managing member, any member) or the Transfer of the membership interest of a managing member (or if no managing member, any member) or any profits or proceeds relating to such membership interest, or the Transfer of non-managing membership interests or the creation or issuance of new non-managing membership interests; or (vi) if a Restricted Party is a trust or nominee trust, any merger, consolidation or the Transfer of the legal or beneficial interest in a Restricted Party or the creation or issuance of new legal or beneficial interests.

(d) Notwithstanding the foregoing, the following Transfers (herein, the “Permitted Transfers”) shall be permitted hereunder without Lender’s consent:

(i) Leases existing as of the Closing Date and Eligible Lease entered into in accordance with the Loan Documents;

(ii) a Permitted Lien or any other Lien expressly permitted under the terms of the Loan Documents;

(iii) a Transfer of a Property in accordance with Section 2.5;

(iv) a substitution of a Property for a Substitute Property in accordance with Section 2.4.2 or Section 5.3(b), as applicable;

(v) the (A) Transfer of any direct or indirect legal or beneficial interests in Parent or any Public Vehicle, including a Public Vehicle that exists on the Closing Date, a Public Vehicle which acquires a direct or indirect legal or beneficial interest in Borrower and Equity Owner after the Closing Date in accordance with the terms of this Section 4.2.17 or a Person which holds a direct or indirect legal or beneficial interest in Borrower and subsequently becomes a Public Vehicle or (B) merger, consolidation, sale of all or substantially all of the assets, or similar transaction involving Parent or any Public Vehicle, provided that, in the case of the Parent, any successor or acquirer assumes all the obligations of the Parent under the Loan Documents and is a Qualified Transferee;

(vi) a Transfer of any direct or indirect interest in Borrower or Equity Owner not described in the foregoing clause (v) provided, that:

(A) after giving effect to such Transfer, either (i) a Qualified Transferee (x) shall own not less than fifty-one percent (51%) of the direct or indirect legal and beneficial interests in each Loan Party and (y) shall Control (directly or indirectly) each Loan Party or (ii) in the case of a transfer of interests in Parent or limited liability company interests in Equity Owner, Parent shall continue to Control (directly or indirectly) each Loan Party;

(B) if a Transfer is made pursuant to this clause (vi) and such Transfer shall cause more than ten percent (10%) of the direct or indirect legal or beneficial interests in each Loan Party to be owned by any Person and its Affiliates that owned less than ten percent (10%) of the direct or indirect legal or beneficial interests in such Loan Party prior to such Transfer, then Lender shall receive notice of such Transfer not less than (x) if the Qualified Transferee referenced in clause (A) above is not a Parent or a one hundred percent (100%) owned subsidiary of the Parent, ten (10) Business Days prior to the consummation thereof or (y) if the Qualified Transferee referenced in clause (A) above is a Parent or a one hundred percent (100%) owned subsidiary of any Parent, thirty (30) days following the consummation thereof, but the failure to deliver the notice referred to in this clause (y) shall not constitute an Event of Default unless such failure continues for ten (10) Business Days following notice of such failure from Lender;

(C) each Loan Party shall each continue to be a Special Purpose Entity;

(D) after giving effect to such Transfer, (i) Equity Owner shall remain the sole member of Borrower and (ii) Borrower shall remain the sole member of Borrower TRS;

(E) the Properties shall continue to be managed by Existing Manager or by a Qualified Manager pursuant to a Replacement Management Agreement;

(F) if such Transfer shall cause more than forty-nine percent (49%) of the direct or indirect interests in each Loan Party to be owned by any Person and its Affiliates that owned less than forty-nine percent (49%) of the direct or indirect interest in each Loan Party prior to such Transfer, Borrower shall deliver (or cause to be delivered) to Lender an Additional Insolvency Opinion;

(G) so long as the Loan is outstanding, (A) no pledge or other encumbrance of any direct interests in any Restricted Party (other than pledges securing the Obligations pursuant to the Collateral Documents) shall occur, and (B) no Restricted Party shall issue preferred equity that has the characteristics of mezzanine debt (such as a fixed maturity date, regular payments of interest, a fixed rate of return and rights of the equity holder to demand repayment of its investment);

(H) Borrower shall provide Lender with copies of all organizational documents and all transaction documents relating to any Transfer under this clause (vi) involving a direct legal or beneficial interest in any Restricted Party; and

(I) In connection with any Transfer under this clause (vi), to the extent a transferee shall own ten percent (10%) or more of the direct or indirect ownership interests in a Loan Party immediately following such transfer (provided such transferee owned less than ten percent (10%) of the direct or indirect ownership interests in a Loan Party as of the Closing Date), Borrower shall deliver (and Borrower shall be responsible for any reasonable out of pocket costs and expenses in connection therewith), customary searches reasonably requested by Lender in writing (including credit, judgment, lien, litigation, bankruptcy, criminal and watch list) reasonably acceptable to Lender with respect to such transferee.

(vii) the Condemnation of a Property;

(viii) the contribution by Borrower of Collateral to such Borrower TRS as contemplated by Section 4.1.22.

(e) Following a Permitted Transfer, if Parent no longer Controls (directly or indirectly) Borrower or the Properties, Parent shall, upon its written request, be released from the Parent Guaranty for all liability accruing after the date of such Transfer, provided that the Qualified Transferee or the Person described in clause (ii)(A) of the definition of Qualified Transferee shall execute and deliver to Lender a replacement guaranty in substantially the same form and substance as the Parent Guaranty covering all liability accruing from and after the date of such Transfer (but not any which may have accrued prior thereto).

(f) Borrower shall pay all reasonable out-of-pocket costs and expenses of Lender in connection with any Transfer, whether or not such Transfer is deemed to be a Permitted Transfer, including, without limitation, all reasonable fees and expenses of Lender’s counsel, and the reasonable cost of any required counsel opinions related to REMIC or other securitization or tax issues and any Rating Agency fees.

Section 4.3 Reporting Covenants. Borrower shall, unless Lender shall otherwise consent in writing, furnish or cause to be furnished to Lender the following reports, notices and other documents:

4.3.1 Financial Reporting. Borrower shall furnish the following financial reports to Lender:

(a) As soon as available and in any event within forty-five (45) days after the end of the first three calendar quarters of each year, commencing with the first calendar quarter ending September 30, 2017, consolidated balance sheets, statements of operations and retained earnings, and statements of cash flows of Borrower, in each case, as of the end of such quarter and for the period commencing at the end of the immediately preceding calendar year and ending with the end of such quarter, setting forth in each case in comparative form the figures for the corresponding date or period of the immediately preceding calendar year (if any), all in reasonable detail and prepared in accordance with GAAP, except that prior period comparative financial statements related to any time period prior to the Closing Date shall not be required. Such financial statements shall contain such other information as shall be reasonably requested by Lender for purposes of calculations to be made by Lender pursuant to the terms hereof;

(b) As soon as available, and in any event within ninety (90) days after the end of each calendar year, unaudited copies, and within one hundred twenty (120) days following the end of each calendar year, audited copies, of a balance sheet, statement of operations and retained earnings, and statement of cash flows of Borrower, in each case, as at the end of such calendar year, setting forth in each case in comparative form the figures for the immediately preceding calendar year (if any), except that prior period comparative financial statements related to any time period prior to the Closing Date shall not be required, all in reasonable detail and prepared in accordance with GAAP and the inclusion of footnotes to the extent required by GAAP, such audited financial statements to be accompanied by a report and an unqualified opinion, prepared in accordance with generally accepted auditing standards, of an Independent Accountant selected by Borrower that is reasonably acceptable to Lender (which opinion on such consolidated information shall be without (1) any qualification as to the scope of such audit or (2) a “going concern” or like qualification (other than a going concern qualification that relates solely to the near term maturity of the Loan hereunder)), together with a written statement of such accountants (A) to the effect that, in making the examination necessary for their certification of such financial statements, they have not obtained any knowledge of the existence of an Event of Default or a Default and (B) if such accountants shall have obtained any knowledge of the existence of an Event of Default or such Default, describing the nature thereof;

(c) As soon as available, and in any event within forty-five (45) days after the end of each calendar month, commencing with the calendar month ended September 30, 2017, (i) an operating statement in respect of such calendar month and a calendar year-to-date operating statement for Borrower, except that the operating statement shall not be required to relate to any time period prior to the Closing Date, (ii) an Officer’s Certificate certifying that such operating statements are true, correct and complete in all material respects as of their respective dates, and (iii) upon Lender’s request, other information maintained by Borrower in the ordinary course of business that is reasonably necessary and sufficient to fairly represent the financial position, ongoing maintenance and results of operation of the Properties (on a combined basis) during such calendar month;

(d) Simultaneously with the delivery of the financial statements of Borrower required by clauses (a) and (b) above an Officer’s Certificate certifying (i) that such statements fairly represent the financial condition and results of operations of Borrower as of the end of such quarter or calendar year (as applicable) and the results of operations and cash flows of Borrower for such quarter or calendar year (as applicable), in accordance with GAAP applied in a manner consistent with that of the most recent audited financial statements of Borrower furnished to Lender, subject to normal year-end adjustments and the absence of footnotes, (ii) stating that such Responsible Officer has reviewed the provisions of this Agreement and the other Loan Documents and has made or caused to be made under his or her supervision a review of the condition and operations of the Relevant Parties with a view to determining whether the Relevant Parties are in compliance with the provisions of the Loan Documents to the extent applicable to them, and that such review has not disclosed, and such Responsible Officer has no knowledge of, the existence of an Event of Default or Default or, if an Event of Default or

Default exists, describing the nature and period of existence thereof and the action which the Relevant Parties propose to take or have taken with respect thereto and (iii) that as of the date of each Officer’s Certificate, no litigation exists involving Borrower (or any Property or Properties) in which the potential liability of Borrower in such claim or series of related claims thereunder (including claims brought as a class action) is greater than $500,000 or, if involving any single Property, is greater than $250,000, in each case, excluding any liability covered by insurance, or, if so, specifying such litigation and the actions being taking in relation thereto.

(e) Simultaneously with the delivery of the financial statements of Borrower required by clause (a) above, a calculation of Underwritten Net Cash Flow for the twelve (12) month period ended on the last day of the calendar quarter for which such financial statements were prepared;

(f) Simultaneously with the delivery of the financial statements of Borrower required by clause (a) above, a duly completed Compliance Certificate, with appropriate insertions, containing the data and calculations set forth on Exhibit B; and

(g) Simultaneously with the delivery of the financial statements of Borrower required by clause (a) above, a certificate executed by a Responsible Officer of Borrower certifying (i) the current Property Tax assessment amounts payable in respect of each Property, (ii) the payment of all Property Taxes prior to the date such Property Taxes become delinquent, subject to any contest conducted in accordance with Section 4.4.5 and (iii) if either (A) an Acceptable Blanket Policy is not in place with respect to all Properties or (B) an Acceptable Blanket Policy is in place with respect to all Properties but Borrower has elected to reinstate deposits of Insurance Premiums to the Insurance Subaccount pursuant to Section 6.2.3, the monthly cost of the Insurance Premiums with respect to the Policies required under in Section 5.1.1 that are required to be deposited into the Insurance Subaccount pursuant to Section 6.2.

4.3.2 Annual Budget. Prior to the Closing Date, Borrower has submitted and Lender has approved an Annual Budget for the remaining portion of the 2017 calendar year (the “Approved Initial Budget”). Borrower shall submit to Lender by November 1 of each year the Annual Budget relating to the Properties for the succeeding calendar year. During the continuance of a Cash Sweep Period, Lender shall have the right to approve each Annual Budget or portion thereof, as applicable (which approval shall not be unreasonably, conditioned or delayed withheld so long as no Event of Default is continuing). An Annual Budget so approved by Lender or any Annual Budget submitted prior to the commencement of a Cash Sweep Period shall each hereinafter be referred to as an “Approved Annual Budget”. In the event of a Transfer of any Property the Approved Annual Budget shall be reduced as reasonably determined by Lender in consultation with Borrower in order to reflect the removal of such Property and the Operating Expenses associated therewith; provided, further, that no such reduction shall be made in the event such Transfer is made in connection with a substitution under Section 2.4.2(a). If Lender has the right to approve an Annual Budget (or portion thereof) pursuant to this Section 4.3.2, Borrower shall not change or modify the Annual Budget (or such portion) that has been approved by Lender without the prior written consent of Lender (which consent shall not be unreasonably withheld, conditioned or delayed so long as no Event of Default is continuing). The “Monthly Budgeted Amount” for each Payment Date shall mean the monthly amount set forth in the Approved Annual Budget for Operating Expenses for the Interest Period related to such Payment Date, but excluding management fees, Property Taxes that are required to be deposited into the Tax Subaccount pursuant to Section 6.1 and Insurance Premiums that are required to be deposited into the Insurance Subaccount pursuant to Section 6.2. If during any Cash Sweep Period, Borrower has submitted an Annual Budget and such Annual Budget has not been approved prior to the commencement of the calendar year (or applicable portion thereof) to which such budget relates then the previous Approved Annual Budget (or applicable portion thereof) shall continue to be deemed to be the Approved Annual Budget for that calendar year (or applicable portion thereof).

4.3.3 Reporting on Adverse Effects. Promptly and in no event more than two (2) Business Days after any Responsible Officer of any Loan Party obtains knowledge of any matter or the occurrence of any event concerning any other Loan Party which would reasonably be expected to have a Material Adverse Effect, written notice thereof.

4.3.4 Litigation. Prompt written notice to Lender of any litigation or governmental proceedings pending or to the actual knowledge of a Responsible Officer of any Loan Party, threatened in writing against any Loan Party with respect to any Property, which would reasonably be expected to have a Material Adverse Effect or an Individual Material Adverse Effect with respect to any Property.

4.3.5 Event of Default. Promptly after any Responsible Officer of any Loan Party obtains knowledge of the occurrence of each Event of Default or Default (if such Default is continuing on the date of such notice), a statement of a Responsible Officer of Borrower setting forth the details of such Event of Default or Default and the action which such Loan Party is taking or proposes to take with respect thereto.

4.3.6 Other Defaults. Promptly and in no event more than two (2) Business Days after any Responsible Officer of Borrower obtains actual knowledge of any default by any Loan Party under any agreement other than the Loan Documents to which such Loan Party is a party which would reasonably be expected to have a Material Adverse Effect, the statement of a Responsible Officer of Borrower setting forth the details of such default and the action which such Loan Party is taking or proposes to take with respect thereto.

4.3.7 Properties Schedule. Borrower shall deliver to Lender no later than the tenth (10th) Business Day of each calendar month, commencing with the calendar month ended July 31, 2017, (a) an updated Properties Schedule in Excel format containing each of the data fields set forth on Schedule II.B (other than those under the caption “BPO Values”); provided, that the information under the caption “Underwritten Net Cash Flow” need only be updated in the Properties Schedule delivered for the quarter ending in March, June, September and December of each year, commencing with the Properties Schedule delivered for the quarter ending in December 2017 and (b) a calculation of the monthly turnover rate for the Properties for the prior calendar month, which shall be equal to the number of Properties that became vacant during such calendar month divided by the daily average number of Properties during such calendar month. The foregoing information shall be delivered together with a certificate of a Responsible Officer of Borrower certifying that it is true, correct and complete in all material respects (i) with respect to the information in the Properties Schedule other than Underwritten Net Cash Flow data, as of the last day of the preceding calendar month, (ii) with respect to the Underwritten Net Cash Flow data in the Properties Schedule, for the calendar quarter most recently ended, and (iii) with respect to the turnover rate of the Properties, for the prior calendar month. In addition, Borrower shall deliver to Lender no later than sixty (60) days after the end of the first three (3) calendar quarters and within ninety (90) days of the fourth calendar quarter of each year, a report in Excel format containing the information set forth on Schedule II.C presented separately for each MSA (the “Quarterly Investor Rollup Report”). The foregoing information shall be delivered together with a certificate of a Responsible Officer of Borrower certifying that it is true, correct and complete (i) with respect to the information in the Properties Schedule, as of the last day of the preceding quarter and (ii) with respect to the turnover rate of the Properties, for the prior calendar quarter.

4.3.8 Disqualified Properties. Promptly and in no event more than ten (10) Business Days after any Responsible Officer of Borrower obtains actual knowledge that any Property fails to comply with the Property Representations or the Property Covenants, written notice thereof and the action that Borrower is taking or proposes to take with respect thereto.

4.3.9 Security Deposits in Cash Management Account. Within five (5) days of the last day of each calendar month, commencing with the calendar month ending July 31, 2017, written notice of the aggregate amount of security deposits deposited into the Cash Management Account during such month; provided that the notice given for the calendar month ending July 31, 2017 shall include security deposits deposited into the Cash Management Account during the period from and including the Closing Date through and including July 31, 2017.

4.3.10 Advance Rents Received. Within five (5) days of the last day of each calendar month, commencing with the calendar month ending July 31, 2017, written notice of any Advance Rents received during such calendar month and the related Advance Rent Disbursement Schedules; provided that the notice given for the calendar month ending July 31, 2017 shall include Advance Rents received by Borrower for the period from and including the Closing Date through and including July 31, 2017.

4.3.11 Rent Refunds. Within five (5) days of the last day of each calendar month, commencing with the calendar month ending July 31, 2017, written notice of any Rent Refunds made by Borrower; provided that the notice given for the calendar month ending July 31, 2017 shall include Rent Refunds made by Borrower during the period from and including the Closing Date through and including July 31, 2017.

4.3.12 ERISA Matters.

(a) As soon as reasonably possible, and in any event within thirty (30) days after the occurrence of any ERISA Event, written notice of, and any requested information relating to such ERISA Event.

(b) As soon as reasonably possible after the occurrence of a Plan Termination Event, written notice of any action that any Loan Party or any of its ERISA Affiliates proposes to take with respect thereto, along with a copy of any notices received from or filed with the PBGC, the IRS or any Multiemployer Plan with respect to such Plan Termination Event, as applicable.

(c) As soon as reasonably possible, and in any event within thirty (30) days after a Responsible Officer of any Loan Party has actual knowledge of, or with respect to any Plan or Multiemployer Plan to which such Loan Party or any of its ERISA Affiliates makes direct contributions has reason to believe, that any of the events or conditions specified below with respect to any Plan or Multiemployer Plan has occurred or exists, a statement signed by a Responsible Officer of Borrower setting forth details respecting such event or condition and the action, if any, that the applicable Loan Party or any of its ERISA Affiliates proposes to take with respect thereto (and a copy of any report or notice required to be filed with or given to PBGC by any such Loan Party or any of its ERISA Affiliates with respect to such event or condition):

(i) any Reportable Event with respect to a Plan, as to which the PBGC has not by regulation or otherwise waived the requirement of Section 4043(a) of ERISA that it be notified within thirty (30) days of the occurrence of such event (provided that a failure to meet the minimum funding standard of Section 412 of the Code or Section 302 of ERISA, including the failure to make on or before its due date a required installment under Section 412(m) of the Code or Section 302(e) of ERISA, shall be a Reportable Event regardless of the issuance of any waivers in accordance with Section 412(d) of the Code); and any request for a waiver under Section 412(d) of the Code for any Plan;

(ii) the distribution under Section 404(c) of ERISA of a notice of intent to terminate any Plan or any action taken by any Loan Party or any of its ERISA Affiliates to terminate any Plan;

(iii) the institution by the PBGC of proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by any Loan Party or any of their ERISA Affiliates of a notice from a Multiemployer Plan that such action has been taken by PBGC with respect to such Multiemployer Plan;

(iv) the complete or partial withdrawal from a Multiemployer Plan by any Loan Party or any of its ERISA Affiliates, as applicable, that results in liability under Section 4201 or 4204 of ERISA (including the obligation to satisfy secondary liability as a result of a purchaser default) or the receipt by any Loan Party or any of its ERISA Affiliates, as applicable, of notice from a Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA or that it intends to terminate or has terminated under Section 4041A of ERISA;

(v) the institution of a proceeding by a fiduciary of any Multiemployer Plan against any Loan Party or any of its ERISA Affiliates, as applicable, to enforce Section 515 of ERISA; and

(vi) failure to satisfy Section 436 of the Code.

4.3.13 Leases. Borrower shall deliver to Lender copies of the executed Leases for the Properties within ten (10) Business Days of request therefor by Lender.

4.3.14 Periodic Rating Agency Information. Borrower shall, or shall cause Manager to, deliver to Lender, and Lender shall deliver to the Approved Rating Agencies, the information and reports set forth on Schedule V (the “Periodic Rating Agency Information”) at the times set forth therein.

4.3.15 Other Reports.

(a) Borrower shall deliver to Lender, within ten (10) Business Days of Lender’s request therefor, copies of any requested Property Tax, Other Charge or insurance bills, statements or invoices received by Borrower or any Loan Party with respect to the Properties.

(b) Borrower shall, as soon as reasonably practicable after request by Lender furnish or cause to be furnished to Lender in such manner and in such detail as may be reasonably requested by Lender, such additional information, documents, records or reports as may be reasonably requested with respect to the Property or the conditions or operations, financial or otherwise, of the Relevant Parties.

4.3.16 HOA Reporting.

(a) Borrower shall deliver to Lender, within forty-five (45) days after the end of each calendar quarter, commencing with the first calendar quarter ending after the effective date of the Securitization, a report (the “Quarterly HOA Report”) containing the following information with respect to each Applicable HOA Property, a data tape of such Applicable HOA Properties containing the following data fields: (x) the data fields set forth on the Properties Schedule under the captions “Property ID”, “Property Name”, “Address (Street)”, “City”, “County”, “State”, “Closest MSA”, and “Zip Code”, (y) the number of HOAs applicable to each such Applicable HOA Property, and (z) for each such Applicable HOA Property, the HOA name and notice address, the frequency with which payments are due to the HOA, the last HOA payment due date, the next HOA payment due date, the amount owed on the last HOA payment due date, the amount paid with respect to the last HOA payment due date, the amount due on the next HOA payment due date and annual payments to the HOA, which such Quarterly HOA Report shall be certified by a Responsible Officer of Borrower as true, correct and complete in all material respects.

(b) Borrower shall deliver to Lender the Securitization Date HOA Opinions and the Securitization Date WLT HOA Certificate on the closing date of any Securitization. At any time following a Securitization, subject to the remainder of this subsection (b), Borrower shall deliver to Lender, within twenty (20) Business Days after June 30 and December 31 of each calendar year following the closing date of any Securitization, with respect to each state that is not treated as an Applicable HOA State under this Agreement, one or more legal opinions (which may be in the form of a bring-down or date-down opinion with respect to an earlier delivered opinion, including, without limitation, any Securitization Date HOA Opinion) from a nationally recognized law firm (or one with prominent standing in the applicable state or otherwise reasonably acceptable to Lender) opining with respect to each such state in which a Property is located whether such state is an Applicable HOA State (as defined under clause (a) of the definition thereof). Any opinion required to be delivered pursuant to this Section 4.3.16(b) may be aggregated with any other opinion required to be delivered to Lender (or Servicer on behalf of Lender) so long as all the states in which Properties are located are included in such opinion or opinions and such opinion or opinions specifically reference this Agreement and otherwise meet the requirements of this Section 4.3.16(b). If, with respect to any state in which a Property is located, (i) Borrower fails to deliver to Lender an opinion pursuant to this Section 4.3.16(b), the Lender may in its sole and absolute discretion designate such state an Applicable HOA State by written notice to Borrower or (ii) any opinion delivered to Lender pursuant to this Section 4.3.16(b) shall be materially different from any Securitization Date HOA Opinion and such differences are not satisfactory to Lender in its sole and absolute discretion, Lender may request in writing that Borrower obtain a second opinion from a nationally recognized law firm (or one with prominent standing in the applicable state or otherwise reasonably acceptable to Lender) and deliver such opinion to Lender within twenty (20) Business Days of such written request and (1) if Borrower fails to deliver such a second opinion to Lender, the Lender may in its sole and absolute discretion designate such state an Applicable HOA State by written notice to Borrower or (2) if any such second opinion delivered to Lender shall be materially different from any Securitization Date HOA Opinion and such differences are not satisfactory to Lender in its sole and absolute discretion and Lender believes in good faith that such state is an Applicable HOA State (as defined under clause (a) of the definition thereof), Lender may designate such state an Applicable HOA State by written notice to Borrower. In addition, if, as a result of any such differences Lender believes in good faith that any provisions for the subordination of Liens for HOA Fees to the Lien of the Mortgages are unenforceable under the laws of an Applicable HOA State or that such Lien for HOA Fees would be entitled to Priority, Lender may redesignate all affected HOA Properties in such Applicable HOA State as Applicable HOA Properties. Lender acknowledges that, following the delivery of the Securitization Date WLT HOA Certificate, the Applicable HOA States shall be listed on Schedule XII attached hereto. Notwithstanding the foregoing or anything herein to the contrary, Lender shall not be permitted to declare a state an Applicable HOA State pursuant to this Section 4.3.16(b), if Lender or its Servicer (excluding any special servicer) has received a legal opinion from a nationally recognized law firm (or one with prominent standing in the applicable state or otherwise reasonably acceptable to Lender) that if delivered by Borrower and referencing this Agreement would have resulted in such state not being declared an Applicable HOA State.

(c) If subsequent to the Closing Date there is consummated a securitization of a single borrower single family residential rental financing similar to the transactions contemplated by this Agreement and such financing contains HOA reporting and/or HOA Opinion delivery requirements and/or HOA Funds reserve requirements that are less burdensome to the borrower thereunder than those required by this Agreement (including Sections 4.3.16, 4.4.8, 6.1.4, 6.1.5 and Schedule V), then subject to a Rating Agency Confirmation, Borrower shall have the right to require Lender to amend this Agreement in a manner consistent with such less burdensome requirements.

Section 4.4 Property Covenants. Borrower shall comply with the following covenants with respect to each Property:

4.4.1 Ownership of the Property. Borrower shall warrant and defend (a) the title to each Property and the related Collateral and (b) the validity and priority of the Lien of the Mortgages on the Properties, in each case against the claims of all Persons whomsoever; subject only to Permitted Liens and Transfers permitted hereunder.

4.4.2 Liens Against the Property. Borrower shall not, and shall cause Borrower TRS not to, create, incur, assume or permit to exist any Lien on any interest in any Property, except for the Permitted Liens.

4.4.3 Condition of the Property. Except if the Property has suffered a Casualty and is in the process being restored in accordance with Section 5.4, Borrower shall, and shall cause Borrower TRS to, keep and maintain in all material respects all Properties owned by Borrower or Borrower TRS, as applicable, in a good, safe and habitable condition and repair and free of and clear of any damage or waste, and from time to time make, or cause to be made, in all material respects, all reasonably necessary repairs, renewals, replacements, betterments and improvements thereto, necessary to comply with the Renovation Standards and applicable Legal Requirements in all material respects; provided, that a Carry-Over Property need not comply with the Renovation Standards for so long as it is leased to the applicable Carry-Over Tenant and for so long thereafter as is reasonably necessary to renovate such Property in accordance with the Renovation Standards.

4.4.4 Compliance with Legal Requirements. The Property (including the leasing and intended use thereof) shall comply in all material respects with all applicable Legal Requirements, including, without limitation, building and zoning ordinances and codes and all certifications, permits, licenses and approvals, including without limitation, certificates of completion and occupancy permits, required for the legal leasing, use, occupancy, habitability and operation of the Property, all such certifications, permits, licenses and approvals shall be maintained in full force and effect, except as would not reasonably be expected to have an Individual Material Adverse Effect on the Property. Borrower shall, and shall cause Borrower TRS to, obtain and maintain in full force and effect all consents, approvals, orders, certifications, permits, licenses and authorizations of, and make all filings with or notices to, any court or Governmental Authority related to the operation, use or leasing of the Property except where the failure to obtain would not reasonably be expected to have an Individual Material Adverse Effect with respect to the Property. Borrower shall not, and shall not permit Equity Owner, Borrower TRS, any Manager or, to the extent permitted by the applicable Lease and Legal Requirements, any other Person in occupancy of or involved with the operation, use or leasing of the Property, to, commit any act or omission affording any Governmental Authority the right of forfeiture as against the Property or any part thereof.

4.4.5 Property Taxes and HOA Fees. Borrower shall promptly pay or cause to be paid all Property Taxes and HOA Fees now or hereafter levied, assessed or imposed on it as the same become due and payable and shall furnish to Lender evidence of payment of Property Taxes and HOA Fees prior to the date the same shall become delinquent, and shall promptly pay for all utility services provided to the Property as the same become due and payable (other than any such utilities which are, pursuant to the terms of any Lease, required to be paid by the Tenant thereunder directly to the applicable service provider); provided, that, after prior written notice to Lender of its intention to contest any such Property Taxes and HOA Fees, such Loan Party may contest by appropriate legal proceedings conducted in good faith and with due diligence, the amount or validity of any such Property Taxes and HOA Fees and, in such event, may permit the Property Taxes and HOA Fees so contested to remain unpaid during any period, including appeals, when a Loan Party is in good faith contesting the same so long as (a) no Event of Default has occurred and remains uncured, (b) such proceeding shall be permitted under and be conducted in accordance with all applicable Legal Requirements, (c) no Property or other Collateral nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, canceled or lost, (d) the applicable Loan Party has set aside on its books adequate reserves in accordance with GAAP, and the non-payment or non-discharge of such Property Taxes and HOA Fees would not reasonably be expected to have an Individual Material Adverse Effect on the applicable Property, (e) enforcement of the contested Property Taxes and HOA Fees is effectively stayed for the entire duration of such contest and no Lien is imposed on any Property or other Collateral which is reasonably expected to have an Individual Material Adverse Effect, (f) any Property Taxes and HOA Fees determined to be due, together with any interest or penalties thereon, is promptly paid as required after final resolution of such contest, (g) to the extent such Property Taxes and HOA Fees (when aggregated with all other Taxes that any Loan Party is then contesting under Section 4.1.4 or Section 4.4.5 and for which Borrower has not delivered to Lender any Contest Security) exceed $2,500,000, Borrower shall deliver to Lender either (i) cash, or other security as may be approved by Lender, in an amount sufficient to insure the payment of any such Property Taxes and HOA Fees, together with all interest and penalties thereon or (ii) a payment and performance bond in an amount equal to one hundred percent (100%) of the contested amount from a surety acceptable to Lender in its reasonable discretion, (h) failure to pay such Property Taxes and HOA Fees will not subject Lender to any civil or criminal liability, (i) such contest shall not affect the ownership, use or occupancy of any Property, and (j) Borrower shall, upon request by Lender, give Lender prompt notice of the status of such proceedings and/or confirmation of the continuing satisfaction of the conditions set forth in clauses (a) through (j) of this Section 4.4.5. Notwithstanding the foregoing, Borrower shall pay any contested Property Taxes and HOA Fees (or, if cash or other security has been provided, Lender may pay over any such cash or other security held by Lender to the claimant entitled thereto) if, in the Lender’s reasonable judgment, any Property or other Collateral (or any part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, cancelled or lost or there shall be any danger of the Lien of any Collateral Document being primed by any related Lien.

4.4.6 Compliance with Agreements Relating to the Properties. Borrower shall not, and shall cause Borrower TRS not to, enter into any agreement or instrument or become subject to any restriction which would reasonably be expected to have an Individual Material Adverse Effect on any Property. Borrower shall not, and shall cause Borrower TRS not to, default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which any Property is bound. Borrower shall not, and shall cause Borrower TRS not to, have a material financial obligation under any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument by which any Property is bound, other than obligations under the Loan Documents. Borrower shall not, and shall cause Borrower TRS not to, default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Permitted Lien with respect to any Property. Except as set forth on Schedule III, no Property or any part thereof shall be subject to any purchase options, rights of first refusal, rights of first offer or other similar rights in favor of any Tenant or other third parties.

4.4.7 Leasing. Borrower shall not, and shall cause Borrower TRS not to, enter into any Lease (including any renewals or extensions of any existing Lease) for any Property unless such Lease is an Eligible Lease with an Eligible Tenant or a Lease with a Carry-Over Tenant.

4.4.8 Verification of HOA Payments. Manager shall deliver to Lender and Borrower, within twenty-eight (28) days after the end of each calendar quarter, commencing with the calendar quarter ending September 30, 2017, with respect to each Applicable HOA Property, proof of payment of the paid HOA Fees identified in the corresponding Quarterly HOA Report (whether in the form of cancelled checks, receipts, ACH confirmations, confirmation of electronic payments or other evidence of such payment reasonably satisfactory to Lender) unless such proof of payment has previously been delivered (e.g. quarterly prepayments) as may reflect that as of the end of such calendar quarter no other amounts (except HOA Fees that may be contested in accordance with Section 4.4.5) remain then due and payable or that have been prepaid or otherwise Borrower has a positive credit balance (whether in the form of invoices, payment coupons, account statements, assessment letters, estoppels, receipts or other evidence reasonably satisfactory to Lender).

ARTICLE V - INSURANCE; CASUALTY; CONDEMNATION

Section 5.1 Insurance.

5.1.1 Insurance Policies.

(a) Borrower shall obtain and maintain, at its sole cost and expense for the term of this Agreement or cause to be maintained, insurance for Borrower and the Properties providing at least the following coverages:

(i) comprehensive “all risk” or special causes of loss form insurance, as is available in the insurance market as of the Closing Date, on the Properties (A) in an amount equal to one hundred percent (100%) of the “full replacement cost”, which for purposes of this Agreement shall mean actual replacement value of the Properties, subject to a loss limit equal to $50,000,000 per occurrence; (B) containing an agreed amount endorsement with respect to the Improvements and personal property at any Property waiving all co insurance provisions or to be written on a no co insurance form and (C) providing for no deductible in excess of $25,000 (it being understood that, so long as no Default or Event of Default has occurred and is continuing (1) Borrower may utilize a $3,000,000 aggregate deductible stop loss subject to a $25,000 per occurrence deductible and a $25,000 maintenance deductible following the exhaustion of the aggregate, (2) the aggregate stop loss does not apply to any losses arising from named windstorm, earthquake or flood, (3) the perils of named windstorm and the peril of “other wind and hail” shall be permitted to have a minimum deductible of $100,000 per occurrence for any and all affected Properties, except that the permitted minimum deductible for the named windstorm peril shall be permitted to (a) have a per occurrence deductible in certain Tier 1 locations in Texas of three percent (3%) of the total insurable value of the affected Properties, (b) have a per occurrence deductible for properties in Florida of five percent (5%) of the total insurable value of the affected Properties, and (c) have a per occurrence deductible in certain Tier 1 locations in from Georgia to Virginia of two percent (2%) of the total insurable value of the affected Properties, (each with a minimum deductible of $100,000 per occurrence for any and all affected Properties), (4) the perils of flood shall be permitted to have a minimum deductible of $50,000 for any and all affected Properties, except that the perils of special flood shall be permitted to have a minimum of $250,000 per occurrence for any and all affected Properties, and (5) the peril of earth movement including but not limited to earthquake shall be permitted to have a per occurrence deductible of (a) five percent (5%) of the total insurable value of the affected Properties located in California, Hawaii, Alaska and Puerto Rico (b) two percent (2%) of the total insurable value of the affected Properties located in certain counties in the Pacific Northwest and near New Madrid (each with a minimum deductible of $100,000 per occurrence for any and all affected Properties). In addition, Borrower shall obtain (x) flood insurance in an amount equal to $10,000,000 applying per occurrence and in the aggregate, (y) with respect to earthquake insurance the greater of (1) the amount of coverage in place on the Closing Date and (2) the greater of (i) coverage in an amount applying per occurrence and in the aggregate, in an amount equal to the Probable Maximum Loss (PML) or Scenario Expected Limit (SEL) based upon a seismic risk analysis for a 475 year event for the entire portfolio at risk or (ii) 100% of Gross Loss Probable Maximum Loss (Gross Loss PML) or Scenario Expected Limit (SEL) based upon a seismic risk analysis for a 10,000-year event for the entire portfolio at risk (such analysis to be secured by Borrower utilizing a third-party firm qualified to perform such seismic risk analysis using the most current RMS software, or its equivalent, to include consideration of loss amplification, at the expense of the applicable Borrower at least two times per year or more frequently as may reasonably be requested by Lender and shared with Lender presented by the Properties located in areas prone to seismic activity) and (z) with respect to named storm insurance the greater of (1) the amount of coverage in place on the Closing Date and (2) the greater of (i) coverage in an amount equal to the Probable Maximum Loss (PML) or Scenario Expected Limit (SEL) based upon a storm risk analysis for a 475 year event for the entire portfolio at risk or (ii) 100% of Gross Loss Probable Maximum Loss (Gross Loss PML) or Scenario Expected Limit (SEL) based upon a storm risk analysis for a 10,000-year event for the entire portfolio at risk (such analysis to be secured by Borrower using a third-party firm qualified to perform such named storm risk analysis using the most current RMS software, or its equivalent, to include consideration of storm surge, if applicable, and loss amplification, at the expense of the applicable Borrower at least two times per year or more frequently as may reasonably be requested by Lender and shared with Lender); provided, that such flood, earth movement and named storm insurance shall otherwise be on terms consistent with the comprehensive all risk insurance policy required under this Section 5.1.1(a)(i). In addition, Borrower shall obtain the flood insurance coverage described in subclause (x) above for a Property if any portion of such Property is currently or at any time in the future located in a federally designated “special flood hazard area”, flood hazard insurance or its equivalent in an amount equal to the maximum amount of such insurance available under the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as each may be amended;

(ii) business income or rental loss insurance, written on an “Actual Loss Sustained Basis” (A) with loss payable to Lender for the benefit of Lenders; (B) covering all risks required to be covered by the insurance provided for in Section 5.1.1(a)(i), (iii), (iv) and (viii); (C) in an amount equal to one hundred percent (100%) of the aggregate projected net income plus continuing expenses from the operation of the Properties for a period of at least twelve (12) months after the date of the

Casualty; and (D) containing an extended period of indemnity endorsement which provides that after the physical loss to the Improvements and personal property at a Property has been repaired, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss, or the expiration of thirty (30) days from the date that the applicable Property is repaired or replaced and operations are resumed, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period. The amount of such business income or rental loss insurance shall be determined prior to the Closing Date and at least once each year thereafter based on Borrower’ reasonable estimate of the net income from each Property for the succeeding twelve (12) month period. All proceeds payable to Lender pursuant to this subsection shall be held by Lender in the Casualty and Condemnation Subaccount and disbursed to the Cash Management Account during the month to which such proceeds relate (or in the month received if such proceeds relate to a month prior to the month in which such proceeds were received); provided, however, that nothing herein contained shall be deemed to relieve Borrower of their obligation to pay the Obligations on the respective dates of payment provided for in this Agreement and the other Loan Documents except to the extent such amounts are actually paid out of the proceeds of such business income insurance;

(iii) at all times during which structural construction, repairs or renovations are being made with respect to any Property, and only if each of the property coverage form and the liability insurance coverage form does not otherwise apply, (A) owner’s contingent or protective liability insurance, otherwise known as Owner Contractor’s Protective Liability (or its equivalent), covering claims not covered by or under the terms or provisions of the above mentioned commercial general liability insurance policy and (B) the insurance provided for in Section 5.1.1(a) written in a so-called builder’s risk completed value form including coverage for all insurable hard and soft costs of construction (x) on a non-reporting basis, (y) against all risks insured against pursuant to Section 5.1.1(a)(i), (iii), (iv) and (viii), (z) including permission to occupy such Property and (C) with an agreed amount endorsement waiving co-insurance provisions;

(iv) commercial general liability insurance against claims for personal injury, bodily injury, death or property damage occurring upon, in or about any Property, such insurance (A) to be on the so-called “occurrence” form with a combined limit of not less than One Million and No/100 Dollars ($1,000,000.00) per occurrence; Two Million and No/100 Dollars ($2,000,000.00) in the aggregate “per location” and overall $20,000,000.00 in the aggregate; (B) to continue at not less than the aforesaid limit until required to be changed by Lender in writing by reason of changed economic conditions making such protection inadequate and (C) to be at least as broad as Insurance Services Offices (ISO) policy form CG 00 01;

(v) if applicable, automobile liability coverage for all owned and non-owned vehicles, including rented and leased vehicles, containing minimum limits per occurrence of One Million and No/100 Dollars ($1,000,000.00);

(vi) if applicable, worker’s compensation subject to the worker’s compensation laws of the applicable state, and employer’s liability in amounts reasonably acceptable to Lender;

(vii) umbrella and excess liability insurance in an amount not less than Fifty Million and No/100 Dollars ($50,000,000.00) per occurrence and in the aggregate on terms consistent with the commercial general liability insurance policy required under Section 5.1.1(a)(iv), and including employer liability and automobile liability, if applicable; and

(viii) upon sixty (60) days’ written notice, such other reasonable insurance, and in such reasonable amounts as Lender from time to time may reasonably request against such other insurable hazards which at the time are commonly insured against for properties similar to the Properties located in or around the region in which Properties are located.

(b) All Policies required pursuant to Section 5.1.1 shall: (i) be obtained under valid and enforceable policies (collectively, the “Policies” or in the singular, the “Policy”), and shall be subject to the approval of Lender as to insurance companies, amounts, deductibles, loss payees and insureds and (ii) be issued by financially sound and responsible insurance companies authorized to do business in the states where the applicable Properties are located and having a rating of “A3” or better by Moody’s or, if Moody’s does not provide a rating of an applicable insurance company, a rating of “A-” or better by S&P or Fitch; provided, however, that if Borrower elects to have its insurance coverage provided by a syndicate of insurers, then, if such syndicate consists of five (5) or more members, (A) at least sixty percent (60%) of the insurance coverage (or seventy-five percent (75%) if such syndicate consists of four (4) or fewer members) and one hundred percent (100%) of the first layer of such insurance coverage shall be provided by insurance companies having a rating of “A3” or better by Moody’s or, if Moody’s does not provide a rating of an applicable insurance company, a rating of “A-” or better by S&P or Fitch and (B) the remaining forty percent (40%) of the insurance coverage (or the remaining twenty-five percent (25%) if such syndicate consists of four (4) or fewer members) shall be provided by insurance companies having a rating of “Baa2” by Moody’s or, if Moody’s does not provide a rating of an applicable insurance company, a rating of “BBB” or better by S&P or Fitch;

(c) All Policies of insurance provided for in Section 5.1.1(a), except for the Policies referenced in Section 5.1.1(a)(vi), shall contain clauses or endorsements to the effect that:

(i) no act or negligence of Borrower, or anyone acting for Borrower, or of any Tenant or other occupant, or failure to comply with the provisions of any Policy, which might otherwise result in a forfeiture of the insurance or any part thereof, shall in any way affect the validity or enforceability of the insurance insofar as Lender is concerned;

(ii) the Policy shall not be canceled without at least thirty (30) days’ written notice to Lender and any other party named therein as an additional insured (other than in the case of non-payment in which case only ten (10) days prior notice, or the shortest time allowed by applicable Legal Requirement (whichever is longer), will be required) and shall not be materially changed (other than to increase the coverage provided thereby) without such a thirty (30) day notice;

(iii) Lender shall not be liable for any Insurance Premiums thereon or subject to any assessments thereunder; and

(iv) the issuers thereof shall give notice to Lender if a Policy has not been renewed ten (10) days prior to its expiration.

(d) Certificates of insurance evidencing the Policies shall be delivered to Lender on the Closing Date with respect to the current Policies. Further, not less than ten (10) days prior to the expiration dates of the Policies theretofore furnished to Lender, Borrower shall deliver to Lender certificates of insurance evidencing the Policies (and, upon the written request of Lender, copies of such Policies) accompanied by evidence satisfactory to Lender of payment of the premiums due thereunder (the “Insurance Premiums”).

(e) Any blanket insurance Policy shall otherwise provide the same protection as would a separate Policy insuring only the Properties in compliance with the provisions of Section 5.1.1(a) (any such blanket policy, an “Acceptable Blanket Policy”).

(f) All Policies of insurance provided for or contemplated by Section 5.1.1(a), except for the Policy referenced in Section 5.1.1(a)(iv), shall name Borrower as the insured and Lender and its successors and/or assigns as mortgagee and loss payee, as its interests may appear, and in the case of property damage, boiler and machinery, windstorm, flood and earthquake insurance, shall contain a standard non-contributing mortgagee clause in favor of Lender providing that the loss thereunder shall be payable to Lender unless below the threshold for Borrower to handle such claim without Lender intervention as provided in Section 5.2. Additionally, if Borrower obtains property insurance coverage in addition to or in excess of that required by Section 5.1.1(a)(i), then such insurance policies shall also contain a standard non-contributing mortgagee clause in favor of Lender providing that the loss thereunder shall be payable to Lender.

(g) If at any time Lender is not in receipt of written evidence that all insurance required hereunder is in full force and effect, Lender shall have the right, without notice to Borrower, to take such action as Lender deems necessary to protect its interest in the Properties, including, without limitation, the obtaining of such insurance coverage as Lender in its sole discretion deems appropriate after three (3) Business Days notice to Borrower if prior to the date upon which any such coverage will lapse or at any time Lender deems necessary (regardless of prior notice to Borrower) to avoid the lapse of any such coverage. All premiums incurred by Lender in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Borrower to Lender upon demand and, until paid, shall be secured by the Collateral Documents and shall bear interest at the Default Rate.

(h) In the event of foreclosure of the pledge of the Equity Interest of Borrower pursuant to the Equity Owner Security Agreement the Policies shall remain in full force and effect.

Section 5.2 Casualty. If one or more Properties are damaged or destroyed in whole or in part by fire or other casualty (a “Casualty”) and either (a) the aggregate loss amount is or is reasonably expected to exceed $25,000 or (b) any damaged Property is or is reasonably expected to be rendered uninhabitable for more than thirty (30) days as a result of the Casualty, then Borrower (i) is required to file proof of loss under the applicable Policy or Policies and (ii) shall give prompt notice of the Casualty to Lender. Lender may, but shall not be obligated to make proof of loss if not made promptly by Borrower. In addition, Lender may participate in any settlement discussions with any insurance companies (and shall approve any final settlement) (x) if an Event of Default is continuing or (y) with respect to any single Casualty event in which the Net Proceeds or the costs of completing the Restoration of the affected Property or Properties are reasonably expected to be equal to or greater than the Casualty Threshold Amount and Borrower shall deliver to Lender all instruments required by Lender to permit such participation. Any Insurance Proceeds in connection with any Casualty (whether or not Lender elects to settle and adjust the claim or Borrower settles such claim) shall be due and payable solely to Lender and held by Lender in accordance with the terms of this Agreement. If Borrower or any party other than Lender receives any Insurance Proceeds or Condemnation Proceeds, Borrower shall immediately deliver such proceeds to Lender and shall endorse, and cause all such third parties to endorse, check payable therefor to the order of Lender. Borrower hereby irrevocably appoints Lender as its attorney-in-fact, coupled with an interest, to endorse any such check payable to the order of Lender. Borrower hereby releases Lender from any and all liability with respect to the settlement and adjustment by Lender of any claims in respect of any Casualty, except to the extent Lender has engaged in any gross negligence, fraud or willful misconduct in respect thereto.

Section 5.3 Condemnation. Borrower shall promptly give Lender notice of the actual or, to the extent in writing, threatened commencement of any proceeding for the Condemnation of all or any portion of a Property and shall deliver to Lender copies of any and all papers served in connection with such proceedings. Lender may participate in any such proceedings, and Borrower shall from time to time deliver to Lender all instruments requested by it to permit such participation. Borrower shall, at its expense, diligently prosecute any such proceedings, and shall consult with Lender, its attorneys and experts, and cooperate with them in the carrying on or defense of any such proceedings which is reasonably expected to involve an Award of an amount greater than the Casualty Threshold Amount. Notwithstanding any taking by any public or quasi-public authority through Condemnation or otherwise (including, but not limited to, any transfer made in lieu of or in anticipation of the exercise of such taking), Borrower shall continue to pay the Debt at the time and in the manner provided for its payment in the Note and in this Agreement and the Debt shall not be reduced until any Condemnation Proceeds shall have been actually received and applied by Lender, after the deduction of expenses of collection, to the reduction or discharge of the Debt. If Borrower or any party other than Lender receives any Condemnation Proceeds, Borrower shall immediately deliver such proceeds to Lender and shall endorse, and cause all such third parties to endorse, a check payable therefore to the order of Lender. Lender shall not be limited to the interest paid on the Award by the condemning authority but shall be entitled to receive out of the Award interest at the rate or rates provided herein or in the Note. Net Proceeds from a Condemnation shall be applied as follows:

(a) If a partial Condemnation of a Property does not interfere with the use of such Property as a residential rental property, then the Net Proceeds paid by the condemning authority shall be applied to the prepayment of the Debt in accordance with Section 2.4.2(c).

(b) If a partial Condemnation of a Property does interfere with the use of such Property as a residential rental property or if there occurs a complete Condemnation of a Property (each, a “Fully Condemned Property”), then (i) if no Event of Default shall have occurred and be continuing and, within thirty (30) days of the date of the occurrence of such Condemnation, Borrower delivers to Lender a written undertaking to substitute the Fully Condemned Property with a Substitute Property in accordance with the requirements of Section 2.4.2(a), then (A) if Net Proceeds are paid by the condemning authority directly to Borrower subsequent to such substitution, such Net Proceeds may be retained by Borrower (for the avoidance of doubt, Net Proceeds received by Borrower prior to such substitution shall be immediately paid to Lender as required by Section 5.2), (B) if Net Proceeds are paid by the condemning authority to Lender, such Net Proceeds will be disbursed by Lender to Borrower upon the consummation of such substitution and (C) Borrower shall provide a Substitute Property within ten (10) Business Days of the date of such undertaking in accordance with the requirements of Section 2.4.2(a) and (ii) if an Event of Default shall have occurred and be continuing or Borrower fails to deliver such an undertaking to Lender, then (A) Lender may retain any Net Proceeds received by it, (B) Borrower shall immediately deliver to Lender any Net Proceeds paid to Borrower, (C) the Net Proceeds shall be applied to the prepayment of the Debt in an amount equal to the Release Amount for the Fully Condemned Property in accordance with Section 2.4.2(c) and (D) Borrower shall prepay the Loan in an amount equal to the excess, if any, of the Release Amount for the Fully Condemned Property over such Net Proceeds. Promptly following Borrower’s written request after either (1) the substitution of a Substitute Property for such Fully Condemned Property in accordance with the conditions set forth above or (2) receipt by Lender of the Net Proceeds and payment of the Release Amount for such Property, Lender shall (x) release the Fully Condemned Property from the applicable Mortgage Documents and related Lien, provided, that (A) Borrower has delivered to Lender a draft release (and, in the event the Mortgage and the Collateral Assignment of Leases and Rents applicable to the Fully Condemned Property encumbers other Property(ies) in addition to the Fully Condemned Property, such release shall be a partial release that relates only to the Fully Condemned Property and does not affect the Liens and security interests encumbering or on the other Property(ies)) in form and substance appropriate for the jurisdiction in which such Fully Condemned Property is located and shall contain standard provisions protecting the rights of Lender and (B) Borrower shall pay all costs, taxes and expenses associated with such release (including, without limitation, cost to file and record the release and Lender’s reasonable attorneys’ fees) and (y) disburse to Borrower (A) in the case of a substitution of a Substitute Property for such Fully Condemned Property, the Net Proceeds paid by the condemning authority and (B) in the case of the payment of the Release Amount for such Property, the Net Proceeds paid by the condemning authority in excess of the Release Amount for such Property; provided that, during the continuance of a Cash Sweep Period, any such excess Net Proceeds shall instead be delivered to the Cash Collateral Subaccount and disbursed in accordance with Section 6.6.1 and Section 6.6.2.

Section 5.4 Restoration.

The following provisions shall apply in connection with the Restoration of any Property affected by a Casualty:

(a) If the Net Proceeds reasonably expected to be received in connection with any single Casualty event is less than the Casualty Threshold Amount, then, (i) if no Event of Default shall have occurred and be continuing and, within sixty (60) days of the date of the occurrence of such Casualty, Borrower delivers to Lender a written undertaking to (x) expeditiously commence and to satisfactorily complete with due diligence the Restoration of the affected Properties in accordance with the terms of this Agreement, then (A) if Net Proceeds are paid by the insurance company directly to Borrower subsequent to delivering such undertaking, such Net Proceeds may be retained by Borrower (for the avoidance of doubt, Net Proceeds received by Borrower prior to delivering such undertaking shall be immediately paid to Lender as required by Section 5.2), (B) if Net Proceeds are paid by the insurance company to Lender, such Net Proceeds will be disbursed by Lender to Borrower and (C) Borrower shall conduct the Restoration of the affected Properties in accordance with the terms of Section 5.4(c) or (y) substitute the Property subject to the Casualty event with a Substitute Property in accordance with the requirements of Section 2.4.2(a) and (ii) if an Event of Default shall have occurred and be continuing or Borrower fails to deliver such an undertaking to Lender, then (A) Lender may retain any Net Proceeds received by it, (B) Borrower shall immediately deliver to Lender any Net Proceeds paid to Borrower as required by Section 5.2, (C) such Net Proceeds shall be applied to the prepayment of the Debt in an amount equal to the Release Amount for such Property in accordance with Section 2.4.2(c), (D) Borrower shall prepay the Loan in an amount equal to the excess, if any, of the Release Amount for such Property over such Net Proceeds and (E) promptly following Borrower’s written request and receipt by Lender of the Net Proceeds and payment by Borrower of the amounts set forth in clause (D) above, if any, Lender shall (x) release the affected Properties from the applicable Mortgage Documents and related Liens, provided, that (A) Borrower has delivered to Lender draft releases (and, in the event any of the Mortgages and the Assignments of Leases and Rents applicable to any of the affected Properties encumber other Property(ies) in addition to the affected Properties, such release shall be a partial release that relates only to the affected Property(ies) and does not affect the Liens and security interests encumbering or on the other Property(ies)) in form and substance appropriate for the jurisdiction in which such affected Properties are located and shall contain standard provisions protecting the rights of Lender and (B) Borrower shall pay all costs, taxes and expenses associated with such release (including, without limitation, cost to file and record the release and Lender’s reasonable attorneys’ fees) and (y) disburse to Borrower (A) in the case of a substitution of a Substitute Property for such Property, the Net Proceeds paid by the insurance company and (B) in the case of the payment of the Release Amount for such Property, the Net Proceeds paid by the insurance company in excess of the Release Amount for such Property, if any; provided that, during the continuance of a Cash Sweep Period, any such excess Net Proceeds shall instead be delivered to the Cash Collateral Subaccount and disbursed in accordance with Section 6.6.1 and Section 6.6.2.

(b) If the Net Proceeds reasonably expected to be received in connection with any single Casualty event is greater than the Casualty Threshold Amount, then, (i) if no Event of Default shall have occurred and be continuing and, within sixty (60) days of the date of the occurrence of such Casualty, Borrower delivers to Lender a written undertaking to (x) expeditiously commence and to satisfactorily complete with due diligence the Restoration of the affected Properties in accordance with the terms of this Agreement, then (A) Borrower shall immediately deliver to Lender any Net Proceeds paid to Borrower as required by Section 5.2 and (B) Borrower shall conduct the Restoration of the affected Properties in accordance with the terms of and subject to the conditions of Section 5.4(d) or (y) substitute the Property subject to the Casualty event with a Substitute Property in accordance with the requirements of Section 2.4.2(a) and (ii) if an Event of Default shall have occurred and be continuing or Borrower fails to deliver such an undertaking to Lender, then (A) Lender may retain any Net Proceeds received by it, (B) Borrower shall immediately deliver to Lender any Net Proceeds paid to Borrower as required by Section 5.2, (C) such Net Proceeds shall be applied to the prepayment of the Debt in an amount equal to the Release Amount for such Property in accordance with Section 2.4.2(c), (D) Borrower shall prepay the Loan in an amount equal to the excess, if any, of the Release Amount for the affected Properties over such Net Proceeds and (E) promptly following Borrower’s written request and receipt by Lender of the Net Proceeds and payment by Borrower of the amounts set forth in clause (D) above, if any, Lender shall (x) release the affected Properties from the applicable Mortgage Documents and related Liens, provided, that (A) Borrower has delivered to Lender draft releases (and, in the event any of the Mortgages and the Assignments of Leases and Rents applicable to any of the affected Properties encumber other Property(ies) in addition to the affected Properties, such release shall be a partial release that relates only to the affected Property(ies) and does not affect the Liens and security interests encumbering or on the other Property(ies)) in form and substance appropriate for the jurisdiction in which such affected Properties are located and shall contain standard provisions protecting the rights of Lender and (B) Borrower shall pay all costs, taxes and expenses associated with such release (including, without limitation, cost to file and record the release and Lender’s reasonable attorneys’ fees) and (y) disburse to Borrower (A) in the case of a substitution of a Substitute Property for such Property, the Net Proceeds paid by the insurance company and (B) in the case of the payment of the Release Amount for such Property, the Net Proceeds paid by the insurance company in excess of the Release Amount for such Property, if any; provided that, during the continuance of a Cash Sweep Period, any such excess Net Proceeds shall instead be delivered to the Cash Collateral Subaccount and disbursed in accordance with Section 6.6.1 and Section 6.6.2.

(c) If Borrower elects to undertake the Restoration a Property or Properties pursuant to Section 5.4(a), (i) Borrower shall, subject to applicable Legal Requirements, commence the Restoration as soon as reasonably practicable (but in no event later than ninety (90) days after such Casualty occurs) and shall diligently pursue the same to satisfactory completion; (ii) Borrower shall cause the affected Property and the use thereof after the Restoration to be in compliance in all material respects with and permitted under all applicable Legal Requirements and such Property, after Restoration, shall be of the same character as prior to such damage or destruction, in all material respects; (iii) the Restoration shall be done and completed by Borrower in an expeditious and diligent fashion and in compliance in all material respects with all applicable Legal Requirements and the Renovation Standards and (iv) for any Restoration of a Property with a total expected cost exceeding $25,000, Borrower shall deliver, or cause to be delivered, to Lender a signed detailed budget approved in writing by Borrower’s architect or engineer stating the entire cost of completing the Restoration, which budget shall be reasonably acceptable to Lender.

(d) If Borrower elects to undertake the Restoration of a Property or Properties pursuant to Section 5.4(b), the following provisions shall apply:

(i) the Net Proceeds shall be made available to Borrower for Restoration upon the determination of Lender that the following conditions are met: (A) Borrower shall, subject to applicable Legal Requirements, commence the Restoration as soon as reasonably practicable (but in no event later than ninety (90) days after such Casualty occurs) and shall diligently pursue the same to satisfactory completion; (B) Lender shall be satisfied that any operating deficits, including all scheduled payments of principal and interest under the Note, which will be incurred with respect to the Properties as a result of the occurrence of the Casualty, whichever the case may be, will be covered out of (1) the Net Proceeds, (2) the insurance coverage referred to in Section 5.1.1(a)(ii), if applicable, or (3) by other funds of Borrower; (C) Lender shall be satisfied that the Restoration will be completed on or before the earliest to occur of (1) the date six (6) months prior to the Initial Maturity Date, as extended pursuant to Section 2.9, (2) the earliest date required for such completion under the terms of any Lease, (3) such time as may be required under applicable Legal Requirements or (4) six (6) months prior to the expiration of the insurance coverage referred to in Section 5.1.1(a)(ii); (D) Borrower shall cause the affected Property and the use thereof after the Restoration to be in compliance with and permitted under all applicable Legal Requirements and such Property, after Restoration, shall be of the same character as prior to such damage or destruction; (E) the Restoration shall be done and completed by Borrower in an expeditious and diligent fashion and in compliance in all material respects with all applicable Legal Requirements and the Renovation Standards; (F) for any Restoration of a Property with a total expected cost exceeding $25,000, Borrower shall deliver, or cause to be delivered, to Lender a signed detailed budget approved in writing by Borrower’s architect or engineer stating the entire cost of completing the Restoration, which budget shall be reasonably acceptable to Lender and (G) the Net Proceeds together with any cash or cash equivalent deposited by Borrower with Lender are sufficient in Lender’s discretion to cover the cost of the Restoration.

(ii) The Net Proceeds shall be held by Lender in the Casualty and Condemnation Subaccount and, until disbursed in accordance with the provisions of this Section 5.4(d), shall constitute additional security for the Debt and other obligations under the Loan Documents. The Net Proceeds shall be disbursed by Lender to, or as directed by, Borrower from time to time during the course of the Restoration, upon receipt of evidence satisfactory to Lender that (A) all materials installed and work and labor performed (except to the extent that they are to be paid for out of the requested disbursement) in connection with the Restoration have been paid for in full, and (B) there exist no notices of pendency, stop orders, mechanic’s or materialmen’s liens or notices of intention to file same, or any similar liens or encumbrances on the Properties which have not been fully bonded to the satisfaction of Lender and discharged of record or in the alternative fully insured to the satisfaction of Lender by the title company issuing the Title Insurance Policy.

(iii) All plans and specifications required in connection with the Restoration shall be subject to the prior approval of Lender and an independent consulting engineer selected by Lender (the “Casualty Consultant”), and in each case, such approval shall not be unreasonably withheld, conditioned or delayed. Lender shall have the use of the plans and specifications and all permits, licenses and approvals required or obtained in connection with the Restoration. The identity of the contractors, subcontractors and materialmen engaged in the Restoration, as well as the contracts under which they have been engaged, shall be subject to the approval of Lender and the Casualty Consultant, in each case, such approval shall not be unreasonably withheld, conditioned or delayed. All reasonable out-of-pocket costs and expenses incurred by Lender in connection with recovering, holding and advancing the Net Proceeds for the Restoration including, without limitation, reasonable attorneys’ fees and disbursements and the Casualty Consultant’s fees and disbursements, shall be paid by Borrower.

(iv) In no event shall Lender be obligated to make disbursements of the Net Proceeds in excess of an amount equal to the costs actually incurred from time to time for work in place as part of the Restoration, as certified by the Casualty Consultant, less the Casualty Retainage. The term “Casualty Retainage” shall mean, as to each contractor, subcontractor or materialman engaged in the Restoration, an amount equal to ten percent (10%) of the costs actually incurred for work in place as part of the Restoration, as certified by the Casualty Consultant, until the Restoration has been completed. The Casualty Retainage shall in no event, and notwithstanding anything to the contrary set forth above in this Section 5.4(d), be less than the amount actually held back by Borrower from contractors, subcontractors and materialmen engaged in the Restoration. The Casualty Retainage shall not be released until the Casualty Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 5.4(b) and that all approvals necessary for the re-occupancy and use of the Property have been obtained from all appropriate Governmental Authorities, and Lender receives evidence satisfactory to Lender that the costs of the Restoration have been paid in full or will be paid in full out of the Casualty Retainage; provided, however, that Lender will release the portion of the Casualty Retainage being held with respect to any contractor, subcontractor or materialman engaged in the Restoration as of the date upon which (x) the Casualty Consultant certifies to Lender that such contractor, subcontractor or materialman has satisfactorily completed all work and has supplied all materials in accordance with the provisions of such contractor’s, subcontractor’s or materialman’s contract, (y) the contractor, subcontractor or materialman delivers the lien waivers and evidence of payment in full of all sums due to the contractor, subcontractor or materialman as may be reasonably requested by Lender or by the title company issuing the Title Insurance Policy, and (z) Lender receives an endorsement to the Title Insurance Policy insuring the continued priority of the Lien of the Mortgage and evidence of payment of any premium payable for such endorsement. If required by Lender, the release of any such portion of the Casualty Retainage shall be approved by the surety company, if any, which has issued a payment or performance bond with respect to the contractor, subcontractor or materialman.

(v) Lender shall not be obligated to make disbursements of the Net Proceeds more frequently than once every calendar month.

(vi) If at any time the Net Proceeds or the undisbursed balance thereof shall not, in the opinion of Lender in consultation with the Casualty Consultant, be sufficient to pay in full the balance of the costs which are estimated by the Casualty Consultant to be incurred in connection with the completion of the Restoration, Borrower shall deposit the deficiency (the “Net Proceeds Deficiency”) with Lender (for deposit into the Casualty and Condemnation Subaccount) before any further disbursement of the Net Proceeds shall be made. The Net Proceeds Deficiency deposited with Lender shall be deposited by Lender into the Casualty and Condemnation Subaccount and shall be disbursed for costs actually incurred in connection with the Restoration on the same conditions applicable to the disbursement of the Net Proceeds, and until so disbursed pursuant to this Section 5.4(d) shall constitute additional security for the Obligations.

(vii) The excess, if any, of the Net Proceeds and the remaining balance, if any, of the Net Proceeds Deficiency deposited with Lender after the Casualty Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 5.4(d), and the receipt by Lender of evidence reasonably satisfactory to Lender that all costs incurred in connection with the Restoration have been paid in full, shall be remitted by Lender to Borrower, provided no Event of Default shall have occurred and shall be continuing.

(e) All reasonable out-of-pocket costs and expenses incurred by Lender in connection with any Restoration including, without limitation, reasonable attorneys’ fees and disbursements, shall be paid by Borrower.

(f) Notwithstanding anything to the contrary set forth in this Agreement, including the provisions of Section 5.3 or Section 5.4, if the Loan is included in a REMIC Trust and, immediately following a release of any portion of the Lien of a Mortgage following a Casualty or Condemnation of a Property (but taking into account any proposed Restoration of the remaining portion of such Property), the ratio of the unpaid principal balance of the Loan to the value of the remaining Properties would be greater than one hundred twenty-five percent (125%) (such value to be determined, in Lender’s sole discretion, by any commercially reasonable method permitted to a REMIC Trust; and which shall exclude the value of personal property (other than fixtures) or going concern value, if any), the Outstanding Principal Balance must be paid down (by application of the Net Proceeds or Award, as applicable, or if such amounts are not sufficient, by Borrower) by a “qualified amount” as that term is defined in the IRS Revenue Procedure 2010-30, as the same may be amended, replaced, supplemented or modified from time to time, unless Lender receives an opinion of counsel that if such amount is not paid, any applicable Securitization will not fail to maintain its status as a REMIC Trust as a result of the related release of such portion of the Lien of such Mortgage. If and to the extent the preceding sentence applies, only such amount of the net Award or net Insurance Proceeds (as applicable), if any, in excess of the amount required to pay down the principal balance of the Loan may be released for purposes of Restoration or released to Borrower as otherwise expressly provided in Section 5.3 or Section 5.4.

(g) In the event of foreclosure of a Mortgage, or other transfer of title to a Property or Properties in extinguishment in whole or in part of the Debt all right, title and interest of Borrower in and to the Policies that are not blanket Policies then in force concerning such

Property or Properties and all proceeds payable thereunder shall thereupon vest in the purchaser at such foreclosure or Lender or other transferee in the event of such other transfer of title.

ARTICLE VI - RESERVE FUNDS

Section 6.1 Tax Funds; HOA Funds.

6.1.1 Deposits of Tax Funds. Borrower shall deposit with Lender on each Payment Date an amount equal to one-twelfth (1/12th) of the Property Taxes that Lender estimates will be payable during the next ensuing twelve (12) months, in order to accumulate sufficient funds to pay all such Property Taxes prior to their respective due dates, which amounts shall be transferred into a Subaccount established at the Cash Management Account Bank to hold such funds (the “Tax Subaccount”). Amounts deposited from time to time into the Tax Subaccount pursuant to this Section 6.1.1 are referred to herein as the “Tax Funds”. If at any time Lender reasonably determines that the Tax Funds will not be sufficient to pay the Property Taxes, Lender shall notify Borrower of such determination and, commencing with the first Payment Date following Borrower’s receipt of such written notice, the monthly deposits for Property Taxes shall be increased by the amount that Lender estimates is sufficient to make up the deficiency at least ten (10) days prior to the respective due dates for the Property Taxes; provided, that if Borrower receives notice of any deficiency after the date that is ten (10) days prior to the date that Property Taxes are due, Borrower will deposit with or on behalf of Lender such amount within two (2) Business Days after its receipt of such notice.

6.1.2 Release of Tax Funds. Provided no Event of Default is continuing, Lender shall apply Tax Funds in the Tax Subaccount to reimburse Borrower for payments of Property Taxes made by Borrower after delivery by Borrower to Lender of evidence of such payment reasonably acceptable to Lender. If the amount of the Tax Funds shall exceed the amounts due for Property Taxes, Lender shall, in its sole discretion, return any excess to Borrower or credit such excess against future payments to be made to the Tax Funds. Any Tax Funds remaining in the Tax Subaccount after the Obligations have been paid in full shall be returned to Borrower. Provided no Default or Event of Default exists, the Tax Funds reserved for any Property shall be released upon a permitted sale and release, a substitution or a prepayment of the Allocated Loan Amount of such Property in accordance with the terms hereof.

6.1.3 Special Reserve of Tax Funds. Notwithstanding the foregoing, in lieu of making the deposits required by Section 6.1.1, Borrower may, by written notice to Lender, elect to maintain in the Tax Subaccount an amount equal to the amount of Property Taxes payable with respect to the Properties for a period of six (6) months. If such an election is in effect and Lender determines that the Tax Funds in the Tax Subaccount constitute less than the amount described in the previous sentence, Lender shall notify Borrower of such determination and, commencing with the first Payment Date following Borrower’s receipt of such written notice, Borrower shall deposit into the Tax Subaccount such shortfall. Furthermore, during any period while such an election is in effect, Borrower shall not be entitled to receive any release of Tax Funds from the Tax Subaccount. Borrower may revoke the election contemplated by this Section 6.1.3 by written notice to Lender; provided, that (i) such revocation shall not take effect until the first Payment Date that is more than ten (10) Business Days after the date Lender receives such notice and (ii) on such Payment Date Borrower shall deposit into the Tax

Subaccount an amount reasonably determined by Lender that, when combined with prospective deposits into the Tax Subaccount contemplated by clause (ii) of Section 6.1.1 will be sufficient funds to pay all Property Taxes with respect to the Properties prior to their respective due dates.

6.1.4 Deposits of HOA Funds. On the closing date of the initial Securitization, if any, Borrower shall deposit with Lender an amount equal to the HOA Fees that Lender estimates will be payable with respect to all Applicable HOA Properties during the next ensuing twelve (12) months, which amounts shall be transferred into a Subaccount established at the Cash Management Account Bank to hold such funds (the “HOA Subaccount”). Amounts deposited from time to time into the HOA Subaccount pursuant to this Section 6.1.4 are referred to herein as the “HOA Funds”. If at any time after the closing of the initial Securitization, if any, Lender reasonably determines that the HOA Funds will not be sufficient to pay the HOA Fees for the Applicable HOA Properties for the next ensuing twelve (12) months, Lender shall notify Borrower of such determination and, within thirty (30) days following Borrower’s receipt of such written notice, Borrower shall deposit with Lender for transfer into the HOA Subaccount an amount that Lender estimates is sufficient to make up the deficiency.

6.1.5 Release of HOA Funds. If at any time Lender believes in good faith that HOA Fees due and payable to an HOA for any HOA Property have become delinquent, Lender shall in its sole and absolute discretion apply the HOA Funds to pay such HOA Fees. If the amount of the HOA Funds shall exceed the HOA Fees that Lender estimates will be payable with respect to all Applicable HOA Properties during the next ensuing twelve (12) months, Lender shall, in its sole discretion, return any excess to Borrower or credit such excess against future payments to be made to the HOA Funds. Any HOA Funds remaining in the HOA Subaccount after the Obligations have been paid in full shall be returned to Borrower. Provided no Default or Event of Default exists, the HOA Funds reserved for any Applicable HOA Property shall be released upon a permitted sale and release, a substitution or a prepayment of the Allocated Loan Amount of such Property in accordance with the terms hereof.

Section 6.2 Insurance Funds.

6.2.1 Deposits of Insurance Funds. Borrower shall deposit with or on behalf of Lender on each Payment Date, an amount equal to one-twelfth (1/12th) of the Insurance Premiums that Lender estimates will be payable for the renewal of the coverage afforded by the Policies upon the expiration thereof, in order to accumulate sufficient funds to pay all such Insurance Premiums prior to the expiration of the Policies, which amounts shall be transferred into a Subaccount established at the Cash Management Account Bank to hold such funds (the “Insurance Subaccount”). Amounts deposited from time to time into the Insurance Subaccount pursuant to this Section 6.2.1 are referred to herein as the “Insurance Funds”. If at any time Lender reasonably determines that the Insurance Funds will not be sufficient to pay the Insurance Premiums, Lender shall notify Borrower of such determination and the monthly deposits for Insurance Premiums shall be increased by the amount that Lender estimates is sufficient to make up the deficiency at least thirty (30) days prior to expiration of the Policies.

6.2.2 Release of Insurance Funds. Provided no Event of Default is continuing, Lender shall apply Insurance Funds in the Insurance Subaccount to timely pay, or reimburse Borrower for payments of, Insurance Premiums. If the amount of the Insurance Funds shall exceed the amounts due for Insurance Premiums, Lender shall, in its sole discretion, return any excess to Borrower or credit such excess against future payments to be made to the Insurance Funds. Any Insurance Funds remaining in the Insurance Subaccount after the Obligations have been paid in full shall be returned to Borrower. Provided no Default or Event of Default exists, the Insurance Funds reserved for any Property shall be released upon a permitted sale and release, a substitution or a prepayment of the Allocated Loan Amount of such Property in accordance with the terms hereof.

6.2.3 Acceptable Blanket Policy. Notwithstanding anything to the contrary contained in Section 6.2.1, if an Acceptable Blanket Policy is in effect with respect to the Policies required pursuant to Section 5.1.1, deposits into the Insurance Subaccount required for Insurance Premiums pursuant to Section 6.2.1 shall be suspended to the extent that Insurance Premiums relate to such Acceptable Blanket Policy. Notwithstanding the foregoing, Borrower may, by written notice to Lender given not less than ten (10) Business Days prior to a Payment Date, elect to reinstate, as of such Payment Date, deposits to the Insurance Subaccount with respect to the Insurance Premiums for one or more of the Policies required pursuant to Section 5.1.1 for which an Acceptable Blanket Policy is in effect. Further, if Borrower makes such an election, then Borrower may rescind such election by providing a written notice thereof to Lender, which notice shall be effective as of the Payment Date that follows such notice by more than ten (10) Business Days or such later Payment Date as Borrower specifies in its election.

Section 6.3 Capital Expenditure Funds.

6.3.1 Deposits of Capital Expenditure Funds. Borrower shall deposit with or on behalf of Lender on each Payment Date an amount equal to one-twelfth (1/12th) of the product of (a) $450 multiplied by (b) the number of Properties to which the Loan is applicable, in order to accumulate sufficient funds, for annual Capital Expenditures, which amounts shall be transferred into a Subaccount established at the Cash Management Account Bank to hold such funds (the “Capital Expenditure Subaccount”). Amounts deposited from time to time into the Capital Expenditure Subaccount pursuant to this Section 6.3.1 are referred to herein as the “Capital Expenditure Funds”.

6.3.2 Release of Capital Expenditure Funds. Provided no Event of Default is continuing, Lender shall disburse Capital Expenditure Funds out of the Capital Expenditure Subaccount to reimburse Borrower for Capital Expenditures actually paid for by Borrower, provided that: (a) such disbursement is for an Approved Capital Expenditure, (b) the request for disbursement is accompanied by an Officer’s Certificate from Borrower stating that (i) the items to be funded by the requested disbursement are Approved Capital Expenditures, and a description thereof, (ii) all Approved Capital Expenditures to be funded by the requested disbursement have been completed (or completed to the extent of the requested disbursement) in a good and workmanlike manner and in accordance, in all material respects, with all applicable Legal Requirements and the Renovation Standards and (iii) the Approved Capital Expenditures to be funded from the disbursement in question have not been the subject of a previous disbursement and have been paid for by Borrower and (c) for any individual expenditure greater than $25,000, Borrower has delivered to Lender copies of any invoices, bills or statements related to such Approved Capital Expenditures that are requested by Lender. For the avoidance of doubt, Borrower shall not be entitled to receive a distribution of Capital

Expenditure Funds for expenses related to the refurbishment or repair of a Property to the extent that Borrower has been or will be entitled to reimbursement for such expenses from a Tenant’s security deposit.

Section 6.4 Casualty and Condemnation Subaccount. Borrower shall pay, or cause to be paid, to Lender all Insurance Proceeds or Awards due to any Casualty or Condemnation in accordance with the provisions of Section 5.2 and Section 5.3, which amounts shall be transferred into a Subaccount established at the Cash Management Bank to hold such funds (the “Casualty and Condemnation Subaccount”). Amounts deposited from time to time into the Casualty and Condemnation Subaccount pursuant to this Section 6.4 are referred to herein as the “Casualty and Condemnation Funds”. All Casualty and Condemnation Funds shall be held, disbursed and/or applied in accordance with the provisions of Section 5.3 or Section 5.4, as applicable.

Section 6.5 Eligibility Reserve Subaccount.

6.5.1 Deposit of Eligibility Funds. If Borrower shall be required to make a prepayment in respect of any Property pursuant to Section 2.4.2(a) (other than in the case of any Property that constitutes a Disqualified Property due to the occurrence of a Voluntary Action in respect thereof), Borrower shall have an option to deposit into a Subaccount established at the Cash Management Bank to hold such funds (the “Eligibility Reserve Subaccount”) an amount equal to one hundred percent (100%) of the Allocated Loan Amount for any such Property (“Eligibility Funds”), provided that Borrower provides Lender with written notice of any such Eligibility Funds and, no later than the due date for the prepayment required under Section 2.4.2(a), delivers such Eligibility Funds with Lender for deposit to the Eligibility Reserve Subaccount.

6.5.2 Release of Eligibility Funds. Provided no Default or Event of Default exists, Lender shall disburse the Eligibility Funds with respect to a Property to Borrower upon (a) the sale of such Property and payment in full of the applicable Release Amount, (b) upon such Property becoming an Eligible Property or (c) upon the substitution of the applicable Disqualified Property with a Substitute Property in accordance with the conditions of Section 2.4.2(a).

Section 6.6 Cash Collateral.

6.6.1 Cash Collateral Subaccount. If a Cash Sweep Period shall be continuing, all Available Cash (after payment of the Monthly Budgeted Amount and any Approved Extraordinary Expenses in accordance with Section 2.7.2(k)) shall be paid to Lender, which amounts shall be transferred by Lender into a Subaccount (the “Cash Collateral Subaccount”) to be held by Lender as cash collateral for the Debt. Amounts on deposit from time to time in the Cash Collateral Subaccount pursuant to this Section 6.6.1 are referred to as the “Cash Collateral Funds”. Lender shall have the right, but not the obligation, at any time during the continuance of an Event of Default, in its sole and absolute discretion to apply any and all Cash Collateral Funds then on deposit in the Cash Collateral Subaccount to the Debt, in such order and in such manner as Lender shall elect in its sole and absolute discretion, including to make a prepayment of principal (together with the applicable Spread Maintenance Premium, Interest Shortfall and Breakage Costs, if any, applicable thereto) or any other amounts due hereunder.

6.6.2 Withdrawal of Cash Collateral Funds. Provided no Default or an Event of Default hereunder is continuing and there is an amount exceeding one percent (1%) of the Outstanding Principal Balance on deposit in the Cash Collateral Subaccount (the “Cash Collateral Floor”), Lender shall make disbursements from the Cash Collateral Subaccount of Cash Collateral Funds in excess of the Cash Collateral Floor to pay costs and expenses in connection with the ownership, management and/or operation of the Properties to the extent such amounts are not otherwise paid pursuant to Section 6.6.1 or by Manager pursuant to the Management Agreement for the following items: (a) Operating Expenses (including management fees, but subject to the Management Fee Cap) set forth in an Approved Annual Budget (subject to a five percent (5%) variation for Operating Expenses in such Approved Annual Budget), (b) emergency repairs and/or life-safety items (including applicable Capital Expenditures for such purpose), (c) Capital Expenditures set forth in an Approved Annual Budget (subject to a five percent (5%) variation for Capital Expenditures in such Approved Annual Budget), (d) legal, audit and accounting costs associated with the Properties or Borrower, excluding legal fees incurred in connection with the enforcement of Borrower’s, rights pursuant to the Loan Documents, (e) payment of Debt Service on the Loan, (f) voluntary or mandatory prepayment of the Loan (together with any applicable Spread Maintenance Premium), including, without limitation, any Low Debt Yield Cure Prepayment and (g) expenses and shortfalls relating to Restoration; provided, that no disbursements shall be made from the Cash Collateral Subaccount for any of the Operating Expenses or Capital Expenditures described in the foregoing clauses (a) through (d) to the extent amounts for such Operating Expenses or Capital Expenditures have been distributed to Borrower from the Cash Management Account under Section 2.7.2(k), or may be distributed to Borrower from the Tax Subaccount, the Insurance Subaccount or the Capital Expenditure Subaccount, as applicable.

6.6.3 Release of Cash Collateral Funds. Provided no Cash Sweep Period is continuing as of two (2) consecutive Calculation Dates, Lender shall release Cash Collateral Funds in the Cash Collateral Subaccount to Borrower; provided, that in the event of a Debt Yield Cure Prepayment, the Lender is required to release the Cash Collateral Funds to Borrower within two (2) Business Days of the date of such Debt Yield Cure Prepayment.

6.6.4 Extraordinary Expense. If, during any Cash Sweep Period, Borrower incurs or is required to incur an operating expense or capital expense which is not set forth in the Approved Annual Budget (each an “Extraordinary Expense”), then Borrower shall promptly deliver to Lender in writing a reasonably detailed explanation of such Extraordinary Expense. If a Cash Sweep Period then exists, then such Extraordinary Expense shall be subject to Lender’s approval, which approval may not be unreasonably withheld or delayed so long as no Event of Default then exists; provided, however, that during a Cash Sweep Period, so long as no Event of Default then exists, Lender shall be deemed to have approved any Extraordinary Expense (other than fees paid to any Manager or any amounts paid to any Affiliates of Borrower) that (a) does not exceed (when aggregated with any and all other requested and unpaid Extraordinary Expenses covered by the same line item of the Approved Annual Budget) ten percent (10%) of the monthly amount of the applicable line item set forth in the Approved Annual Budget for such month and (b) does not exceed (when aggregated with any and all other requested and unpaid Extraordinary Expenses of the same type (i.e., Operating Expenses or Capital Expenditures)) five percent (5%) of the aggregate monthly amount of the Approved Annual Budget with respect to Operating Expenses or Capital Expenditures, as applicable, for such month. Any Extraordinary Expense incurred by Borrower and approved (or deemed approved) by Lender is referred to herein as an (“Approved Extraordinary Expense”). Any amounts distributed to Borrower for the payment of Approved Extraordinary Expenses pursuant to Section 6.6.4 shall be used by Borrower only to pay for such Approved Extraordinary Expenses or reimburse Borrower for such Approved Extraordinary Expenses, as applicable.

Section 6.7 Advance Rent Funds.

6.7.1 Deposits of Advance Rent Funds. In the event Borrower receives any Advance Rent, Borrower shall deposit (or cause to be deposited) any such Advance Rent into a Subaccount established at the Cash Management Account Bank to hold such funds (the “Advance Rent Subaccount”). Amounts deposited from time to time in the Advance Rent Subaccount pursuant to this Section 6.7.1 are referred to herein as the “Advance Rent Funds”.

6.7.2 Release of Advance Rent Funds. Provided no Event of Default has occurred and is continuing, on each Payment Date, Lender shall disburse the applicable Advance Rent Funds to the Cash Management Account in accordance with the Advance Rent Disbursement Schedule.

Section 6.8 Reserve Funds, Generally.

(a) Notwithstanding anything to the contrary contained in this Article VI, disbursements of Reserve Funds to Borrower shall only occur on the Reserve Release Date after receipt by Lender of a Reserve Release Request from Borrower not less than five (5) Business Days prior to such date; provided, that if the amount of Reserve Funds to be released to Borrower on any Reserve Release Date is less than the Minimum Disbursement Amount, then such Reserve Funds shall continue to be maintained in the Subaccounts until the next Reserve Release Date on which an amount equal to or greater than the Minimum Disbursement Amount is available for disbursement or until the payment in full of the Obligations.

(b) Borrower grants to Lender a first-priority perfected security interest in each of the Reserve Funds and any and all monies now or hereafter deposited in each Reserve Fund as additional security for payment of the Debt. Until expended or applied in accordance herewith, the Reserve Funds shall constitute additional security for the Debt.

(c) During the continuance of an Event of Default, Lender may, in addition to any and all other rights and remedies available to Lender, apply any sums then present in any or all of the Reserve Funds to the payment of the Debt in any order in its sole discretion.

(d) The Reserve Funds shall be held in an Eligible Account in cash or Permitted Investments as directed by Lender or Lender’s Servicer. All interest on a Reserve Fund shall be added to and become a part thereof and shall be the sole property of Borrower. Borrower shall be responsible for payment of any federal, state or local income or other tax applicable to the interest earned on the Reserve Funds credited or paid to Borrower.

(e) Borrower shall not, without obtaining the prior written consent of Lender, further pledge, assign or grant any security interest in any Reserve Fund or the monies deposited therein or permit any lien or encumbrance to attach thereto, or any levy to be made thereon, or any UCC-1 financing statements, except those naming Lender as the secured party, to be filed with respect thereto.

(f) Lender and Servicer shall not be liable for any loss sustained on the investment of any funds constituting the Reserve Funds. Borrower shall indemnify Lender and Servicer and hold Lender and Servicer harmless from and against any and all actions, suits, claims, demands, liabilities, losses, damages, obligations and reasonable out-of-pocket costs and expenses (including out-of-pocket litigation costs and reasonable attorneys’ fees and expenses) arising from or in any way connected with the Reserve Funds or the performance of the obligations for which the Reserve Funds were established. Borrower hereby assigns to Lender all rights and claims Borrower may, during the Term, have against all persons or entities supplying labor, materials or other services which are to be paid from or secured by the Reserve Funds; provided, however, that Lender shall not pursue any such right or claim unless an Event of Default has occurred and remains uncured.

ARTICLE VII - DEFAULTS

Section 7.1 Event of Default.

(a) Each of the following events shall constitute an event of default hereunder (an “Event of Default”):

(i) if (A) the Debt is not paid in full on the Maturity Date, (B) any regularly scheduled monthly payment of interest due under the Note is not paid in full on the applicable Payment Date, (C) any prepayment of principal or Release Amount due under this Agreement or the Note is not paid when due or (D) any Spread Maintenance Premium, Interest Shortfall or Breakage Costs is not paid when due, in the case of clauses (B), (C) or (D), such failure continuing for two (2) Business Days after the due date for such payment or deposit;

(ii) if any deposit to the Reserve Funds is not made on the required deposit date therefor, with such failure continuing for two (2) Business Days after Lender delivers written notice thereof to Borrower;

(iii) if any other amount payable pursuant to this Agreement, the Note or any other Loan Document (other than as set forth in the foregoing clauses (i) and (ii)) is not paid in full when due and payable in accordance with the provisions of the applicable Loan Document, with such failure continuing for ten (10) days after Lender delivers written notice thereof to Borrower;

(iv) if the Policies are not (A) delivered to Lender within five (5) Business Days of Lender’s written request and (B) kept in full force and effect, each in accordance with the terms and conditions hereof;

(v) a Transfer other than a Permitted Transfer occurs;

(vi) if any certification, representation or warranty made by a Relevant Party herein or any other Loan Document, other than a Property Representation, or in any report, certificate, financial statement or other instrument, agreement or document furnished by a Relevant Party to Lender shall have been false or misleading in any material and adverse respect as of the date such representation or warranty was made; provided, however, if any untrue certification, representation or warranty made after the Closing Date is susceptible of being cured, Borrower shall have the right to cure such certification, representation or warranty within thirty (30) days after receipt of notice from Lender; and provided further that for any certification, representation or warranty made in connection with a delivery of a report, Borrower shall have such longer grace period as applicable for delivery of such report;

(vii) if any Relevant Party shall make an assignment for the benefit of creditors;

(viii) if a receiver, liquidator or trustee shall be appointed for any Relevant Party, any Relevant Party shall be adjudicated a bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by or against, consented to, or acquiesced in by, Relevant Party, or if any proceeding for the dissolution or liquidation of any Relevant Party shall be instituted, or if any Loan Party is substantively consolidated with any Person other than a Loan Party; provided, however, if such appointment, adjudication, petition, proceeding or consolidation was involuntary and not consented to by such Relevant Party, upon the same not being discharged, stayed or dismissed within sixty (60) days following its filing;

(ix) if any Loan Party attempts to assign its rights under this Agreement or any of the other Loan Documents or any interest herein or therein in contravention of the Loan Documents;

(x) if any of the assumptions contained in the Insolvency Opinion, or in any Additional Insolvency Opinion delivered to Lender in connection with the Loan, is or shall become untrue in any material respect;

(xi) a breach of the covenants set forth in Sections 4.1.1, 4.1.2, 4.1.3, 4.1.4, 4.1.12, 4.1.19, 4.2.2, 4.2.3, 4.2.5, 4.2.8, 4.2.9, 4.2.11, 4.2.14 or 4.2.15;

(xii) if with respect to any Disqualified Property, Borrower fails to within the time periods specified in Section 2.4.2(a) either: (A) pay the Release Amount in respect thereof, (B) substitute such Disqualified Property with a Substitute Property in accordance with Section 2.4.2(a) or (C) or deposit an amount equal to one hundred percent (100%) of the Allocated Loan Amount for the Disqualified Property in the Eligibility Reserve Subaccount in accordance with Section 2.4.2(a) and such failure continues for more than five (5) Business Days after written notice thereof from Lender to Borrower;

(xiii) if, (A) without Lender’s prior written consent, (i) any Management Agreement is terminated (unless simultaneously therewith, Borrower and a new Qualified Manager enter into a Replacement Management Agreement in accordance with Section 4.2.1), or (ii) there is a default by Borrower under any Management Agreement beyond any applicable notice or grace period and such Manager terminates or cancels the applicable Management Agreement (unless, within thirty (30) days after the expiration of such notice or grace period, Borrower and a new Qualified Manager enter into a Replacement Management Agreement in accordance with Section 4.2.1) or (B) following the occurrence of a Manager Default, Borrower fails to exercise its right to terminate the Manager under the Management Agreement;

(xiv) if any Loan Party, Parent, any Qualified Transferee, or any subsidiary of Parent or any Qualified Transferee that owns a direct or indirect ownership interest in any Loan Party shall be convicted of a Patriot Act Offense by a court of competent jurisdiction;

(xv) any failure on the part of any Borrower to duly observe or perform any of its covenants set forth in Section 4.1.20 or the representation and warranty in Section 3.1.24 shall fail to be correct in respect of a Tenant of any Property and, in each case, Borrower fails to notify OFAC within five (5) Business Days of Borrower obtaining knowledge that such Tenant is on any of the lists described in those sections and promptly take such steps as may be required by OFAC with respect to such Tenant;

(xvi) if there shall be a default under any of the other Loan Documents by any Relevant Party beyond any applicable cure periods contained in such Loan Documents, whether as to any Relevant Party or the Properties, or if any other such event shall occur or condition shall exist, if the effect of such event or condition is to accelerate the maturity of any portion of the Obligations or to permit Lender to accelerate the maturity of all or any portion of the Obligations;

(xvii) if Borrower fails to obtain or maintain an Interest Rate Cap Agreement or replacement thereof in accordance with Section 2.2.7;

(xviii) if any Loan Document or any Lien granted thereunder by any Relevant Party shall (except in accordance with its terms or pursuant to Lender’s written consent), in whole or in part, terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of the parties thereto or any Relevant Party or any other party shall disaffirm or contest, in writing, in any manner such effectiveness, validity, binding nature or enforceability (other than as a result of the occurrence of the payment in full of the Obligations);

(xix) one or more final judgments for the payment of $2,500,000 or more rendered against any Loan Party, and such amount is not covered by insurance or indemnity or discharged, paid or stayed within sixty (60) days after (i) the date on which the right to appeal thereof has expired if no such appeal has commenced, or (ii) the date on which all rights to appeal have been extinguished;

(xx) Parent or any Qualified Transferee that executes and delivers a replacement guaranty pursuant to Section 4.2.17(e) fails to comply with the Parent Financial Covenant; or

(xxi) if any Relevant Party shall continue to be in Default under any of the other terms, covenants or conditions of this Agreement or any other Loan Document not specified in subsections (i) to (xx) above, and such Default shall continue for ten (10) days after notice to Borrower from Lender, in the case of any such Default which can be cured by the payment of a sum of money, or for thirty (30) days after notice to Borrower from Lender in the case of any other such Default; provided, however, that if such non-monetary Default is susceptible of cure but cannot reasonably be cured within such thirty (30)-day period, and provided further that Borrower shall have commenced to cure such Default within such thirty (30)-day period and thereafter diligently and expeditiously proceeds to cure the same, such thirty (30)-day period shall be extended for such time as is reasonably necessary for Borrower in the exercise of due diligence to cure such Default, such additional period not to exceed one hundred twenty (120) days.

(b) During the continuance of an Event of Default (other than an Event of Default described in clauses (vii), (viii) or (ix) above), in addition to any other rights or remedies available to it pursuant to this Agreement and the other Loan Documents or at law or in equity, Lender may take such action, without notice or demand, that Lender deems advisable to protect and enforce its rights against any Relevant Party and in and to any or all of the Properties, including, without limitation, declaring the Debt to be immediately due and payable, and Lender may enforce or avail itself of any or all rights or remedies provided in the Loan Documents against the Relevant Parties and any or all of the Properties, including, without limitation, all rights or remedies available at law or in equity; and upon any Event of Default described in clauses (vii), (viii) or (ix) above, the Debt and Other Obligations of Borrower hereunder and under the other Loan Documents shall immediately and automatically become due and payable, without notice or demand, and Borrower hereby expressly waives any such notice or demand, anything contained herein or in any other Loan Document to the contrary notwithstanding.

Section 7.2 Remedies.

(a) During the continuance of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Lender against each Relevant Party under this Agreement or any of the other Loan Documents executed and delivered by, or applicable to, a Relevant Party or at law or in equity may be exercised by Lender at any time and from time to time, whether or not all or any of the Debt shall be declared due and payable, and whether or not Lender shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents with respect to all or any part of any Property. Any such actions taken by Lender shall be cumulative and concurrent and may be pursued independently, singularly, successively, together or otherwise, at such time and in such order as Lender may determine in its sole discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by law, equity or contract or as set forth herein or in the other Loan Documents. Without limiting the generality of the foregoing, Borrower agrees that if an Event of Default is continuing (i) Lender is not subject to any “one action” or “election of remedies” law or rule, and

(ii) all liens and other rights, remedies or privileges provided to Lender shall remain in full force and effect until Lender has exhausted all of its remedies against the Properties and each Mortgage has been foreclosed, sold and/or otherwise realized upon in satisfaction of the Debt or the Debt has been paid in full.

(b) With respect to Borrower and the Properties, nothing contained herein or in any other Loan Document shall be construed as requiring Lender to resort to any Property for the satisfaction of any of the Debt in any preference or priority to any other Property, and Lender may seek satisfaction out of all of the Properties, or any part thereof, in its absolute discretion in respect of the Debt. In addition, Lender shall have the right from time to time to partially foreclose the Lien of the Mortgages and the other Collateral Documents in any manner and for any amounts secured by the Mortgages and the other Collateral Documents then due and payable as determined by Lender in its sole discretion including, without limitation, the following circumstances: (i) in the event Borrower defaults beyond any applicable grace period in the payment of one or more scheduled payments of principal and interest, Lender may foreclose the Lien of one or more of the Mortgages and/or the other Collateral Documents to recover such delinquent payments or (ii) in the event Lender elects to accelerate less than the entire Outstanding Principal Balance of the Loan, Lender may foreclose the Lien of one or more of the Mortgages and/or the other Collateral Documents to recover so much of the principal balance of the Loan as Lender may accelerate and such other sums secured by the Mortgages and the other Collateral Documents as Lender may elect. Notwithstanding one or more partial foreclosures, the Collateral shall remain subject to the Mortgages and the other Collateral Documents to secure payment of sums secured by the Collateral Documents and not previously recovered.

(c) During the continuance of an Event of Default, Lender shall have the right from time to time to sever the Note and the other Loan Documents into one or more separate notes, Collateral Documents and other security documents (the “Severed Loan Documents”) in such denominations as Lender shall determine in its sole discretion for purposes of evidencing and enforcing its rights and remedies provided hereunder. Borrower shall execute and deliver to Lender from time to time, promptly after the request of Lender, a severance agreement and such other documents as Lender shall request in order to effect the severance described in the preceding sentence, all in form and substance reasonably satisfactory to Lender. The Loan Parties hereby absolutely and irrevocably appoint Lender as its true and lawful attorney, coupled with an interest, in its name and stead to make and execute all documents necessary or desirable to effect the aforesaid severance, Borrower ratifying all that its said attorney shall do by virtue thereof; provided, however, Lender shall not make or execute any such documents under such power until three (3) days after notice has been given to a Loan Party by Lender of Lender’s intent to exercise its rights under such power. Borrower shall be obligated to pay any costs or expenses incurred in connection with the preparation, execution, recording or filing of the Severed Loan Documents and the Severed Loan Documents shall not contain any representations, warranties or covenants not contained in the Loan Documents and any such representations and warranties contained in the Severed Loan Documents will be given by Borrower only as of the Closing Date.

(d) As used in this Section 7.2, a “foreclosure” shall include, without limitation, any sale by power of sale.

Section 7.3 Remedies Cumulative; Waivers. The rights, powers and remedies of Lender under this Agreement shall be cumulative and not exclusive of any other right, power or remedy which Lender may have against Borrower pursuant to this Agreement or the other Loan Documents, or existing at law or in equity or otherwise. Lender’s rights, powers and remedies may be pursued singularly, concurrently or otherwise, at such time and in such order as Lender may determine in Lender’s sole discretion. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of one Default or Event of Default with respect to Borrower shall not be construed to be a waiver of any subsequent Default or Event of Default by Borrower or to impair any remedy, right or power consequent thereon.

Section 7.4 Lender’s Right to Perform. If Borrower fails to perform any covenant or obligation contained herein and such failure shall continue for a period of five (5) Business Days after Borrower’s receipt of written notice thereof from Lender, without in any way limiting Lender’s right to exercise any of its rights, powers or remedies as provided hereunder, or under any of the other Loan Documents, Lender may, but shall have no obligation to, perform, or cause the performance of, such covenant or obligation, and all costs, expenses, liabilities, penalties and fines of Lender incurred or paid in connection therewith shall be payable by Borrower to Lender upon demand and if not paid shall be added to the Obligations, and to the extent permitted under applicable laws, secured by the Mortgages and the other Collateral Documents and shall bear interest thereafter at the Default Rate. Notwithstanding the foregoing, Lender shall have no obligation to send notice to Borrower of any such failure.

ARTICLE VIII - SECURITIZATION / FINANCING

Section 8.1 Securitization and Financing.

8.1.1 Sale of Notes and Securitization. (a) (i) Borrower acknowledges and agrees that Lender may sell all or any portion of the Loan and the Loan Documents, or issue one or more participations therein, or consummate one or more private or public securitizations of rated single- or multi-class securities (the “Securities”) secured by or evidencing ownership interests in all or any portion of the Loan and the Loan Documents or a pool of assets that include the Loan and the Loan Documents (such sales, participations and/or securitizations, collectively, a “Securitization”); provided that Lender may not sell all or any portion of the Loan and the Loan Documents, or issue any participation therein, to any Person set forth in Schedule VIII hereto. Lender shall promptly notify Borrower of any such sale of all or any portion of the Loan. Lender or its designee, acting solely for this purpose as an agent of Borrower, shall maintain a register (“Register”) for the recordation of the names and addresses of the Lenders, and principal amounts (and stated interest) of the Loan owing to, each Lender pursuant to the terms hereof from time to time. The entries in the Register shall be conclusive absent manifest error. The Register shall be available for inspection by Borrower, at any reasonable time and from time to time upon reasonable prior notice.

(ii) Borrower acknowledges and agrees that each of Lender and Agent may assign, transfer and/or pledge any or all of its respective rights under this Agreement and the Loan Documents (including, without limitation, any assignment of rights as “Lender” (or any servicer or agent thereof, including Agent) under any Blocked Account Control Agreement or Deposit Account Control Agreement); provided that each of Lender and Agent may not assign, transfer or pledge all or any portion of the Loan and the Loan Documents and its rights relating thereto to any Person set forth in Schedule VIII hereto.

(b) If requested by Lender, Borrower shall assist Lender in satisfying the market standards to which Lender customarily adheres or which may be reasonably required in the marketplace or by the Approved Rating Agencies in connection with any Securitizations (and shall assist Lender and Agent in satisfying any requirements of an assignee, transferee or pledgee as contemplated by the preceding clause (a)(ii)), including, without limitation, to, upon reasonable prior written notice from Lender:

(i) (A) provide updated financial and other information with respect to the Properties, Borrower and other Relevant Parties, (B) provide updated budgets relating to the Properties and (C) provide broker price opinions, property condition reports, an updated data tape and other due diligence investigations of the Properties and delivering updated information on any Relevant Party and the Properties to Lender, Lender’s investors or potential purchasers of the Seller Financing, any rating agencies, and any third-party diligence providers retained by the Lender in connection therewith, including an updated tape of the Data Tape and such other information as Lender reasonably requests for inclusion in a private placement memorandum, prospectus, or similar offering memorandum with respect to the Seller Financing or any securities backed by the Seller Financing (the “Updated Information”) and reviewing and commenting on any fact in any prospectus, prospectus supplement, offering circular, private placement memorandum or similar offering document used in connection with a securitization of the Seller Financing including those sections entitled “Summary of the Offering Circular—Relevant Transaction Parties and Dates—Parent”, “Risk Factors—New Industry; Limited Operating History of the Parent”, “—Parent’s Reliance on External Service Providers”, “—Conflicts of Interest—Reliance on the Parent; Potential Conflicts of Interest” and “Description of the Loan Parties and the Parent—the Parent” (or sections similarly entitled or covering similar subject matters) in each case to extent such facts relate to the Relevant Parties or the Properties and are provided by the Parent or a Loan Party (the “Covered Disclosure Information”), together, if customary, with appropriate verification of the Updated Information through letters of auditors or opinions of counsel acceptable to Lender and the Rating Agencies;

(ii) provide opinions of counsel, which may be relied upon by Lender, the Approved Rating Agencies and placement agents, in each case as is customary in the securitization market, as to non-consolidation, matters of Delaware and federal bankruptcy law relating to limited liability companies or any other opinion customary in Securitizations or required by the Approved Rating Agencies or placement agents with respect to the Properties and Borrower and other Relevant Parties, which counsel and opinions shall be reasonably satisfactory in form and substance to Lender, the Approved Rating Agencies and placement agents;

(iii) provide updated, as of the closing date of any Securitization, representations and warranties made in the Loan Documents and such additional representations and warranties as the Approved Rating Agencies and placement agents may require; and

(iv) execute such amendments to the Loan Documents and organizational documents of any Loan Party as may be reasonably requested by Lender or requested by the Approved Rating Agencies or otherwise to effect the Securitization including, without limitation, (A) bifurcating the Loan into separate loans (or conversely, consolidating separate mortgage loans made by Lender (other than the consolidation of the Tranche 1 Loan, this Loan and the Tranche 3 Loan contemplated below) into a single mortgage loan that can be sold for securitization purposes) so long as each such interest rate remains a floating rate determined by reference to one-month LIBOR and the weighted average of the spreads for all such components in the aggregate does not exceed 230 bps; (B) bifurcating the mortgage loan into one or more senior and subordinated or pari passu tranches or component notes and increasing or decreasing the interest rate for such tranches and components so long as each such interest rate remains a floating rate determined by reference to one-month LIBOR and the weighted average of the spreads for all such components in the aggregate immediately after the effective date of such modification does not exceed 230 bps; and (C) obtaining ratings from two or more rating agencies;

(v) participate (including senior management of Borrower) in a bank or investor meeting if requested by Lender and in presentations to and meetings with rating agencies;

(vi) otherwise reasonably cooperate with Lender in connection with the preparation of marketing materials related to the Loan; and

(vii) otherwise agree to any modifications that the Lender may request in order to satisfy marketing demand or rating agency requirements;

provided in all cases Borrower shall not be obligated to agree to: (a) any principal amortization of the Loan (other than as otherwise contemplated by this Agreement); (b) any financial covenants of Parent that are more restrictive than those set forth herein and in the other Loan Documents; (c) any new guaranty not contemplated by the Loan Documents; (d) any change in the stated maturity or the amortization of principal of the Loan (provided that Borrower may extend the two-year maturity date and any extension thereof to the equivalent anniversary date of closing of any Securitization); (e) modify or amend any material economic term of the Loan (except as described in this Section 8.1.1); or (f) any modifications that are not customarily included in floating rate Securitizations for single family rental homes and which Borrower or Parent reasonably deem to be adverse to them in any material respect, including without limitation, materially increasing any Borrower or any Affiliate’s obligations and/or liabilities or decreasing any such person’s rights under the Loan (provided, further, that such changes, in the aggregate, shall not result in a material adverse economic effect to Borrower or any Affiliate).

(c) In furtherance of the transactions contemplated by the Purchase Agreement and Securitization, Borrower shall cooperate with Lender, the Agent, the Loan Parties, the Tranche 1 Loan Parties and the Tranche 3 Loan Parties to consolidate or assume the Borrower’s Obligations under this Agreement and all obligations of the Tranche 1 Borrower and the Tranche 3 Borrower under the Tranche 1 Loan Agreement and the Tranche 3 Loan Agreement, respectively, into one loan agreement in substantially the same form as this Agreement, which may take the form of an amendment and restatement of any of the aforementioned agreements (the “Combined Loan Agreement”). In connection with such Combined Loan Agreement, Borrower shall cooperate with the Lender and Agent in connection with each of the following: (i) all Borrower Entities shall be merged or otherwise consolidated into one Person with the combined obligations of all Borrower Entities; (ii) all Equity Owner Entities shall be merged or otherwise consolidated into one Person with the combined obligations of all Equity Owner Entities; (iii) all Borrower TRS Entities shall be merged or otherwise consolidated into one Person with the combined obligations of all Borrower TRS Entities; and (iv) each Collateral Document entered into pursuant to this Agreement shall be consolidated or otherwise combined with its counterpart under each of the Tranche 1 Loan Agreement and the Tranche 3 Loan Agreement (which consolidation may take the form of an amendment and restatement of such Collateral Document) such that after giving effect to such amendment and restatement, the obligations under such Collateral Document and its counterparts shall be combined and in substantially the same form as set forth in such Collateral Document.

Notwithstanding anything in this Agreement to the contrary:

(i) Borrower shall not be obligated to provide reporting to more than one Agent, servicer or other transaction party;

(ii) Lender shall not sell, assign, transfer, or reconstitute in any manner provided for in this Agreement or otherwise (including any Securitization), this Loan, the Note or any interest in any of them, if, as a result of such sale, assignment, transfer or reconstitution the Collateral would be divided into separate pools or portfolios, one or more senior and subordinate notes would be created (i.e., an A/B or A/B/C structure), including the implementation of one or more mezzanine loans, the principal balance of the Note would be reallocated to one or more additional notes or the Components would have a weighted average interest rate different from the Interest Rate, other than any such sale, assignment, transfer or reconstitution that results in a Combined Loan Agreement that combines all of the loans and loan documents subject to this Agreement, the Tranche 1 Loan Agreement and the Tranche 3 Loan Agreement, which Combined Loan Agreement is secured by the real properties securing this Agreement, the Tranche 1 Loan Agreement and the Tranche 3 Loan Agreement; provided that nothing in this clause (ii) shall restrict a private or public securitization of single or multi-class securities; and

(iii) Agent and Lenders may combine the Loans evidenced by this Agreement with those, if any, made prior to the time of such election to combine pursuant to both the Tranche 1 Loan Agreement and the Tranche 3 Loan Agreement and Borrower will cooperate with Lender to accomplish such loan combination (including by merging with the borrowers under the Tranche 1 Loan Agreement and the Tranche 3 Loan Agreement such that there is a single resulting borrower and a single pool of Collateral each of which is subject to combined security instruments) which combined loan may be sold in any number of tranches via pari passu assignments or participations to any number of lenders or investors, provided that Borrower (or the surviving borrower) shall not be obligated to provide reporting to more than one Agent, servicer or other transaction party and the real properties securing each of this Loan and the loans made pursuant to both the Tranche 1 Loan Agreement and the Tranche 3 Loan shall be combined and in no event shall this Loan or such combined loan be subject to any bifurcation, mezzanine structure or similar tranching.

8.1.2 Securitization Costs. All actual third party out-of-pocket costs and expenses (other than legal fees of any Relevant Party) incurred by any Relevant Party in connection with Borrower’s complying with requests made under this Article VIII (including, without limitation, the fees and expenses of the Approved Rating Agencies, any mortgage recording taxes, title insurance premiums and UCC insurance premiums) shall be paid by Lender with respect to any Securitization.

Section 8.2 Securitization Indemnification.

(a) Borrower understands that certain of the Provided Information may be included in Disclosure Documents in connection with any Securitization and may also be included in filings with the Securities and Exchange Commission pursuant to the Securities Act or the Exchange Act, or provided or made available to investors or prospective investors in the Securities, the Approved Rating Agencies, and service providers relating to any Securitization. In the event that the Disclosure Document is required to be revised prior to the sale of all Securities, Borrower will cooperate with the holder of the Note in providing current information necessary to keep the Disclosure Document accurate and complete in all material respects to the extent such information is in Borrower’s possession or control.

(b) Borrower agrees to cause Parent to provide, in connection with any Securitization, an indemnification agreement (a “Securitization Indemnification Agreement”) (i) certifying that (A) Parent has examined the Covered Disclosure Information and (B) such Covered Disclosure Information does not, as of the date of the related disclosure document or as of the date of pricing the Securitization, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading, (ii) indemnifying Lender, any Affiliate of Lender that has filed any registration statement relating to any Securitization or has acted as the sponsor or depositor in connection with any Securitization, any Person that acts as an underwriter, placement agent, any other co-underwriters or co-placement agents, and each of their respective officers, directors, partners, employees, representatives, agents and Affiliates and each Person or entity who Controls any such Person within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the “Indemnified Persons”), for any losses, claims, damages, liabilities, costs or expenses (including without limitation legal fees and expenses for enforcement of these obligations) (collectively, the “Liabilities”) to which any such Indemnified Person may become subject insofar as the Liabilities arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Covered Disclosure Information or arise out of or are based upon the omission or alleged omission to state in the Covered Disclosure Information a material fact required to be stated therein or necessary in order to make the statements in the Covered Disclosure Information, in light of the circumstances under which they were made, not misleading and (iii) agreeing to reimburse each Indemnified Person for any legal or other expenses reasonably incurred by such Indemnified Person in connection with investigating or defending the Liabilities; provided, however, that Parent will be liable in any such case under clauses (ii) or (iii) above only to the extent that any such Liabilities arise out of or is based upon any such untrue statement or omission made therein in reliance upon and in conformity with (1) the written information furnished to Lender by or on behalf of Borrower in connection with the underwriting or closing of the Loan, including, without limitation, financial statements of Parent, operating statements and rent rolls with respect to the Properties and (2) those portions of the Disclosure Documents furnished to and approved by Parent in the certificate furnished pursuant to clause (i) above. This indemnity agreement will be in addition to any liability which any Relevant Party may otherwise have. Moreover, the indemnification and reimbursement obligations provided for in clauses (ii) and (iii) above shall be effective, valid and binding obligations of Borrower, whether or not an indemnification agreement described in clause (i) above is provided.

(c) Any Securitization Indemnification Agreement shall provide that, promptly after receipt by an Indemnified Person of notice of any claim or the commencement of any action, the Indemnified Person shall, if a claim in respect thereof is to be made against Parent, notify Parent in writing of the claim or the commencement of that action; provided, however, that the failure to notify Parent shall not relieve it from any liability which it may have under the indemnification provisions of this Section 8.2 except to the extent that it has been materially prejudiced by such failure and, provided further that the failure to notify Parent shall not relieve it from any liability which it may have to an Indemnified Person otherwise than under the provisions of this Section 8.2. Any Securitization Indemnification Agreement shall provide that, if any such claim or action shall be brought against an Indemnified Person, and it shall notify Parent thereof, Parent shall be entitled to participate therein and, to the extent that it wishes, assume the defense thereof with counsel reasonably satisfactory to the Indemnified Person. Any Securitization Indemnification Agreement shall provide that, after notice from Parent to the Indemnified Person of its election to assume the defense of such claim or action, Parent shall not be liable to the Indemnified Person for any legal or other expenses subsequently incurred by the Indemnified Person in connection with the defense thereof except as provided in the following sentence; provided, however, if the defendants in any such action include both Parent, on the one hand, and one or more Indemnified Persons on the other hand, and an Indemnified Person shall have reasonably concluded that there are any legal defenses available to it and/or other Indemnified Persons that are different or in addition to those available to Parent, the Indemnified Person or Persons shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such Indemnified Person or Persons. Any Securitization Indemnification Agreement shall provide that, the Indemnified Person shall instruct its counsel to maintain reasonably detailed billing records for fees and disbursements for which such Indemnified Person is seeking reimbursement hereunder and shall submit copies of such detailed billing records to substantiate that such counsel’s fees and disbursements are solely related to the defense of a claim for which Parent is required hereunder to indemnify such Indemnified Person. Any Securitization Indemnification Agreement shall provide that, Parent shall not be liable for the expenses of more than one (1) such separate counsel unless such Indemnified Person shall have reasonably concluded that there may be legal defenses available to it that are different from or additional to those available to another Indemnified Person.

(d) Any Securitization Indemnification Agreement shall provide that, without the prior written consent of Lender (which consent shall not be unreasonably withheld or delayed), Parent shall not settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought hereunder (whether or not any Indemnified Person is an actual or potential party to such claim, action, suit or proceeding) unless Parent shall have given Lender reasonable prior written notice thereof and shall have obtained an unconditional release of each Indemnified Person hereunder from all liability arising out of such claim, action, suit or proceedings and such settlement requires no statement as to, or an admission of, fault, culpability or a failure to act, by or on behalf of each Indemnified Person. Any Securitization Indemnification Agreement shall provide that, as long as Parent has complied with its obligations to defend and indemnify hereunder, Parent shall not be liable for any settlement made by any Indemnified Person without the consent of Parent (which consent shall not be unreasonably withheld or delayed).

(e) Any Securitization Indemnification Agreement shall provide that, Parent will agree that if any indemnification or reimbursement described in this Section 8.2 is finally judicially determined to be unavailable for any reason or is insufficient to hold any Indemnified Person harmless (with respect only to the Liabilities that are described in this Section 8.2), then Parent, on the one hand, and such Indemnified Person, on the other hand, shall contribute to the Liabilities for which such indemnification or reimbursement is held unavailable or is insufficient: (i) in such proportion as is appropriate to reflect the relative benefits to Parent, on the one hand, and such Indemnified Person, on the other hand, from the transactions to which such indemnification or reimbursement relates; or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) but also the relative faults of Parent, on the one hand, and all Indemnified Persons, on the other hand, as well as any other equitable considerations. Any Securitization Indemnification Agreement shall provide that, notwithstanding the provisions described in this Section 8.2, (A) no party found liable for a fraudulent misrepresentation shall be entitled to contribution from any other party who is not also found liable for such fraudulent misrepresentation, and (B) Parent will agree that in no event shall the amount to be contributed by the Indemnified Persons collectively pursuant to this Section 8.2(e) exceed the amount of the fees actually received by the Indemnified Persons in connection with the closing of the Loan.

(f) Any Securitization Indemnification Agreement shall provide that, Parent will agree that the indemnification, contribution and reimbursement obligations set forth in this Section 8.2 shall apply whether or not any Indemnified Person is a formal party to any lawsuits, claims or other proceedings. Any Securitization Indemnification Agreement shall provide that, Parent will further agree that the Indemnified Persons are intended third party beneficiaries under this Section 8.2.

(g) Any Securitization Indemnification Agreement shall provide that, the liabilities and obligations of the Indemnified Persons and Parent described in this Section 8.2 shall survive the termination of such Securitization Indemnification, this Agreement and the satisfaction and discharge of the Debt.

(h) Notwithstanding anything to the contrary contained herein, none of Borrower or any of its Affiliates shall have any obligation to act as depositor with respect to the Loan or an issuer or registrant with respect to the Securities issued in any Securitization.

Section 8.3 Servicer. At the option of Lender, the Loan may be serviced by a master servicer, primary servicer, special servicer and/or trustee (any such master servicer, primary servicer, special servicer, and trustee, together with its agents, nominees or designees, are collectively referred to as “Servicer”) selected by Lender and Lender may delegate all or any portion of its responsibilities under this Agreement and the other Loan Documents to Servicer pursuant to a trust and servicing, pooling and servicing agreement, servicing agreement, special servicing agreement or other agreement (including, without limitation, any Trust and Servicing Agreement) providing for the servicing of one or more mortgage loans (collectively, the “Servicing Agreement”) between Lender and Servicer. Borrower shall not be responsible for any set-up fees or any other initial costs relating to or arising under the Servicing Agreement. Borrower shall not be responsible for payment of the monthly master servicing fee due to the Servicer under the Servicing Agreement. Notwithstanding the foregoing, Borrower shall pay all Trust Fund Expenses. For the avoidance of doubt, this Section 8.3 shall not be deemed to limit Borrower’s obligations under Section 9.15.

ARTICLE IX - MISCELLANEOUS

Section 9.1 Successors. Except as otherwise provided in this Agreement, whenever in this Agreement any of the parties to this Agreement is referred to, such reference shall be deemed to include the successors and permitted assigns of such party. All covenants, promises and agreements in this Agreement contained, by or on behalf of Borrower, shall inure to the benefit of Lender and its successors and assigns.

Section 9.2 Lender’s Discretion; Rating Agency Review Waiver.

(a) Whenever pursuant to this Agreement Lender exercises any right given to it to approve or disapprove any matter, or any arrangement or term is to be satisfactory to Lender, the decision of Lender to approve or disapprove such matter or to decide whether arrangements or terms are satisfactory or not satisfactory shall (except as is otherwise specifically herein provided) be in the sole discretion of Lender and shall be final and conclusive. Prior to a Securitization, whenever pursuant to this Agreement the Approved Rating Agencies are given any right to approve or disapprove any matter, or any arrangement or term is to be satisfactory to the Approved Rating Agencies, the decision of Lender to approve or disapprove such matter or to decide whether arrangements or terms are satisfactory or not satisfactory, based upon Lender’s determination of Rating Agency criteria, shall be substituted therefor.

(b) Whenever, pursuant to this Agreement or any other Loan Documents, a Rating Agency Confirmation is required from each Approved Rating Agency, in the event that any Approved Rating Agency “declines review”, “waives review” or otherwise indicates to Lender’s or Servicer’s satisfaction that no Rating Agency Confirmation will or needs to be issued with respect to the matter in question (each, a “Review Waiver”), then the requirement to obtain a Rating Agency Confirmation from such Approved Rating Agency shall not apply with respect to such matter; provided, however, if a Review Waiver occurs with respect to an

Approved Rating Agency and Lender does not have a separate and independent approval right with respect to the matter in question, then such matter shall require the written reasonable approval of Lender. It is expressly agreed and understood, however, that receipt of a Review Waiver (i) from any one Approved Rating Agency shall not be binding or apply with respect to any other Approved Rating Agency and (ii) with respect to one matter shall not apply or be deemed to apply to any subsequent matter for which Rating Agency Confirmation is required.

Section 9.3 Governing Law.

(a) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

(b) ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST LENDER OR BORROWER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS (OTHER THAN ANY ACTION IN RESPECT OF THE CREATION, PERFECTION OR ENFORCEMENT OF A LIEN OR SECURITY INTEREST CREATED PURSUANT TO ANY LOAN DOCUMENTS NOT GOVERNED BY THE LAWS OF THE STATE OF NEW YORK) MAY BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN NEW YORK, NEW YORK PURSUANT TO SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW. BORROWER AND LENDER HEREBY (i) IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT THEY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM, (ii) IRREVOCABLY SUBMIT TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUCH SUIT, ACTION OR PROCEEDING, AND (iii) IRREVOCABLY CONSENT TO SERVICE OF PROCESS BY MAIL, PERSONAL SERVICE OR IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW, AT THE ADDRESS SPECIFIED IN SECTION 9.5 (AND AGREES THAT SUCH SERVICE AT SUCH ADDRESS IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER ITSELF IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT).

Section 9.4 Modification, Waiver in Writing. Neither this Agreement nor any other Loan Document may be amended, changed, waived, discharged or terminated, nor shall any consent or approval of Lender be granted hereunder, unless such amendment, change, waiver, discharge, termination, consent or approval is in writing signed by Lender. In addition, Lender shall not waive the requirement that the Closing Date GRC Certificate be delivered on or prior to the making of the Loan.

Section 9.5 Notices. All notices, consents, approvals and requests required or permitted hereunder or under any other Loan Document shall be given in writing and shall be effective for all purposes if hand delivered or sent by (a) certified or registered United States mail, postage prepaid, return receipt requested, or (b) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of attempted delivery, addressed as follows (or at such other address and Person as shall be designated from time to time by any party hereto, as the case may be, in a written notice to the other parties hereto in the manner provided for in this Section):

If to Lender:	Amherst SFR Lender, LLC
5001 Plaza on the Lake, Suite 200
Austin, Texas 78746
Attention: General Counsel – Single Family Equity
Email: jgatti@amherst.com

with a copy to:	Mayer Brown LLP
1221 Avenue of the Americas
New York, New York 10020
Attention: Paul Jorissen, Esq.
Email: pjorissen@mayerbrown.com

If to Borrower:	HOME SFR III Borrower, LLC
Chief Administrative Officer
36C Strand Street
Christiansted, USVI 00820
Stephen.Gray@altisourceamc.com

with a copy to:	Randall K. Mason
36C Strand Street
Christiansted, USVI 00820
Randall.Mason@altisourceamc.com

A notice shall be deemed to have been given: in the case of hand delivery, at the time of delivery; in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day; or in the case of expedited prepaid delivery, upon the first attempted delivery on a Business Day.

Section 9.6 Trial by Jury. LENDER AND BORROWER, TO THE FULLEST EXTENT THAT THEY MAY LAWFULLY DO SO, HEREBY AGREE NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVE ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE LOAN DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY LENDER AND BORROWER AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. LENDER AND BORROWER ARE EACH HEREBY INDIVIDUALLY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER.

Section 9.7 Headings. The Article and Section headings in this Agreement are included in this Agreement for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

Section 9.8 Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 9.9 Remedies of Borrower. If a claim is made that Lender or its agents have unreasonably delayed acting or acted unreasonably in any case where by law or under this Agreement or the other Loan Documents, any of such Persons has an obligation to act promptly or reasonably, Borrower agrees that no such Person shall be liable for any monetary damages, and Borrower’s sole remedy shall be limited to commencing an action seeking specific performance, injunctive relief and/or declaratory judgment; provided, however, that the forgoing shall not prevent Borrower from obtaining a monetary judgment against Lender if it is determined by a court of competent jurisdiction that Lender acted with gross negligence, bad faith or willful misconduct. Notwithstanding anything herein to the contrary, Borrower shall not assert, and hereby waives, any claim against Lender and/or its affiliates, directors, employees, attorneys, agents or sub-agents, on any theory of liability, for special, indirect, consequential or punitive damages (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable Legal Requirement) arising out of, as a result of, or in any way related to, the Loan Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, the Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and Borrower hereby waives, releases and agrees not to sue upon any such claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

Section 9.10 Offsets. All payments made by Borrower hereunder or under the other Loan Documents shall be made irrespective of, and without any deduction for, any offsets, counterclaims or defenses.

Section 9.11 No Joint Venture. Nothing in this Agreement is intended to create a joint venture, partnership, tenancy-in-common, or joint tenancy relationship between Borrower and Lender, or to grant Lender any interest in any Property other than that of mortgagee or lender.

Section 9.12 Conflict; Construction of Documents. In the event of any conflict between the provisions of this Agreement and the provisions of the other Loan Documents, the provisions of this Agreement shall prevail. The parties acknowledge that they were each represented by competent counsel in connection with the negotiation, drafting and execution of the Loan Documents and that the Loan Documents shall not be subject to the principle of construing their meaning against the party that drafted same.

Section 9.13 Brokers and Financial Advisors. Borrower represents that neither it nor Parent has dealt with any financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the transactions contemplated by this Agreement, and any commissions payable in connection with any such engagements by Borrower shall be paid solely by Borrower. Borrower shall indemnify and hold Lender harmless from and against any and all claims, liabilities, costs and expenses of any kind in any way relating to or arising from a claim by any Person that such Person acted on behalf of Borrower in connection with the transactions contemplated in this Agreement. The provisions of this Section shall survive the expiration and termination of this Agreement and the repayment of the Indebtedness.

Section 9.14 Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. Copies of originals, including copies delivered by facsimile, pdf or other electronic means shall have the same import and effect as original counterparts and shall be valid, enforceable and binding for the purposes of this Agreement.

Section 9.15 General Indemnity; Payment of Expenses.

(a) Borrower, at its sole cost and expense, shall protect, indemnify, reimburse, defend and hold harmless the Indemnified Persons for, from and against any and all Damages of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against any of the Indemnified Person, in any way relating to or arising out of (i) the execution or delivery of any Loan Document or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transaction, (ii) the use or proposed use of the proceeds of the Loan or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Loan Party or any of its Affiliates, and regardless of whether any Indemnified Person is a party thereto; provided, however, that no Indemnified Person shall have the right to be indemnified hereunder to the extent that such Damages have been found by a final judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnified Person.

(b) If for any reason (including violation of law or public policy) the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 9.15 are unenforceable in whole or in part or are otherwise unavailable to an Indemnified Person or insufficient to hold it harmless, then Borrower shall contribute to the amount paid or payable by an Indemnified Person as a result of any Damages the maximum amount Borrower is permitted to pay under Legal Requirements. The obligations of Borrower under this Section 9.15 will be in addition to any liability that Borrower may otherwise have hereunder and under the other Loan Documents.

(c) To the extent any Indemnified Person has notice of a claim for which it intends to seek indemnification hereunder, such Indemnified Person shall give prompt written notice thereof to Borrower, provided that failure by Lender to so notify Borrower will not relieve Borrower of its obligations under this Section 9.15, except to the extent that Borrower suffers actual prejudice as a result of such failure. In connection with any claim for which indemnification is sought hereunder, Borrower shall have the right to defend the applicable

Indemnified Person (if requested by the applicable Indemnified Person, in the name of such Indemnified Person) from such claim by attorneys and other professionals reasonably approved by the applicable Indemnified Person. Upon assumption by Borrower of any defense pursuant to the immediately preceding sentence, Borrower shall have the right to control such defense, provided that the applicable Indemnified Person shall have the right to reasonably participate in such defense and Borrower shall not consent to the terms of any compromise or settlement of any action defended by Borrower in accordance with the foregoing without the prior consent of the applicable Indemnified Person, unless such compromise or settlement (i) includes an unconditional release of the applicable Indemnified Person from all liability arising out of such action and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act, by or on behalf of the applicable Indemnified Person. The applicable Indemnified Person shall have the right to retain its own counsel if (A) Borrower shall have failed to employ counsel reasonably satisfactory to the applicable Indemnified Person in a timely manner, or (B) the applicable Indemnified Person shall have been advised by counsel that there are actual or potential material conflicts of interest between Borrower and the applicable Indemnified Person, including situations in which there are one or more legal defenses available to the applicable Indemnified Person that are different from or additional to those available to Borrower. So long as Borrower is conducting the defense of any action defended by Borrower in accordance with the foregoing in a prudent and commercially reasonable manner, Lender and the applicable Indemnified Person shall not compromise or settle such action defended without Borrower’s consent, which shall not be unreasonably withheld or delayed. Upon demand, Borrower shall pay or, in the sole discretion of the applicable Indemnified Person, reimburse the applicable Indemnified Person for the payment of reasonable fees and disbursements of attorneys, engineers, environmental consultants, laboratories and other professionals retained by the applicable Indemnified Person in accordance with this Section 9.15 in connection with defending any claim subject to indemnification hereunder.

(d) Any amounts payable to Lender by reason of the application of this Section 9.15 shall be secured by the Mortgages and shall become immediately due and payable and shall bear interest at the Default Rate from the date Damages are sustained by the Indemnified Person until paid.

(e) The provisions of and undertakings and indemnification set forth in this Section 9.15 shall survive the satisfaction and payment in full of the Indebtedness and termination of this Agreement.

(f) Borrower covenants and agrees to pay or, if Borrower fails to pay, to reimburse, Lender upon receipt of written notice from Lender for all reasonable and customary costs and expenses (including reasonable attorneys’ fees and expenses) incurred by Lender in connection with (i) the preparation, negotiation, execution and delivery of this Agreement and the other Loan Documents and the consummation of the transactions contemplated hereby and thereby (other than any Securitization) and all the costs of furnishing all opinions by counsel for Borrower (including without limitation any opinions requested by Borrower as to any legal matters arising under this Agreement or the other Loan Documents with respect to the Property, other than in connection with any Securitization); (ii) Borrower’s ongoing performance of and compliance with Borrower’s respective agreements and covenants contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date, including, without limitation, confirming compliance with environmental and insurance requirements; (iii) Lender’s ongoing performance and compliance with all agreements and conditions contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date (other than those contemplated by the provisions of Article VIII); (iv) the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications to this Agreement and the other Loan Documents and any other documents or matters requested by Borrower (other than as contemplated by Article VIII); (v) securing Borrower’s compliance with any requests made pursuant to the provisions of this Agreement (other than those contemplated by the provisions of Article VIII); (vi) the reasonable filing and recording fees and expenses, title insurance and reasonable fees and expenses of counsel for providing to Lender all required legal opinions (other than those contemplated by the provisions of Article VIII), and other similar expenses incurred in creating and perfecting the Liens in favor of Lender pursuant to this Agreement and the other Loan Documents (other than those contemplated by the provisions of Article VIII); (vii) enforcing or preserving any rights, in response to third party claims or the prosecuting or defending of any action or proceeding or other litigation, in each case against, under or affecting Borrower, this Agreement, the other Loan Documents, the Properties, or any other security given for the Loan; and (ix) enforcing any obligations of or collecting any payments due from Borrower under this Agreement, the other Loan Documents or with respect to the Properties including Trust Fund Expenses associated therewith, or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement (other than those contemplated by the provisions of Article VIII) in the nature of a “work-out” or of any insolvency or bankruptcy proceedings or any other amounts required under Section 8.3; provided, however, that Borrower shall not be liable for the payment of any such costs and expenses to the extent the same arise by reason of the gross negligence, illegal acts, fraud or willful misconduct of Lender. Any cost and expenses due and payable to Lender may be paid from any amounts in the Cash Management Account.

Section 9.16 No Third-Party Beneficiaries. This Agreement and the other Loan Documents are solely for the benefit of Lender and Borrower, and nothing contained in this Agreement or the other Loan Documents shall be deemed to confer upon anyone other than Lender, Borrower and Indemnified Person any right to insist upon or to enforce the performance or observance of any of the obligations contained herein or therein. All conditions to the obligations of Lender to make the Loan hereunder are imposed solely and exclusively for the benefit of Lender, and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lender will refuse to make the Loan in the absence of strict compliance with any or all thereof, and no other Person shall under any circumstances be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by Lender if, in Lender’s sole discretion, Lender deems it advisable or desirable to do so. Notwithstanding the foregoing, Borrower expressly acknowledges and agrees that any assignee, transferee or pledgee pursuant to Section 8.1.1(a)(ii) of this Agreement of which it has received written notice is an intended third-party beneficiary of this Agreement.

Section 9.17 Exculpation of Lender. Lender neither undertakes nor assumes any responsibility or duty to Borrower or any other party to select, review, inspect, examine, supervise, pass judgment upon or inform Borrower or any third party of (a) the existence, quality, adequacy or suitability of Broker Price Opinions of the Properties or other Collateral, (b) any environmental report, or (c) any other matters or items, including engineering, soils and seismic reports that are contemplated in the Loan Documents. Any such selection, review, inspection, examination and the like, and any other due diligence conducted by Lender, is solely for the purpose of protecting Lender’s rights under the Loan Documents, and shall not render Lender liable to Borrower or any third party for the existence, sufficiency, accuracy, completeness or legality thereof.

Section 9.18 No Fiduciary Duty.

(a) Borrower acknowledges that, in connection with this Agreement, the other Loan Documents and the Transaction, Lender has relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, accounting, tax and other information provided to, discussed with or reviewed by Lender for such purposes, and Lender does not assume any liability therefor or responsibility for the accuracy, completeness or independent verification thereof. Lender, its affiliates and their respective equityholders and employees (for purposes of this Section, the “Lending Parties”) have no obligation to conduct any independent evaluation or appraisal of the assets or liabilities (including any contingent, derivative or off-balance sheet assets and liabilities) of Parent, Borrower or any other Person or any of their respective affiliates or to advise or opine on any related solvency or viability issues.

(b) It is understood and agreed that (i) the Lending Parties shall act under this Agreement and the other Loan Documents as an independent contractor, (ii) the Transaction is an arm’s-length commercial transaction between the Lending Parties, on the one hand, and Borrower, on the other, (iii) each Lending Party is acting solely as principal and not as the agent or fiduciary of Borrower, Parent or their respective affiliates, stockholders, employees or creditors or any other Person and (iv) nothing in this Agreement, the other Loan Documents, the Transaction or otherwise shall be deemed to create (A) a fiduciary duty (or other implied duty) on the party of any Lending Party to Parent, Borrower, any of their respective affiliates, stockholders, employees or creditors, or any other Person or (B) a fiduciary or agency relationship between Parent, Borrower or any of their respective affiliates, stockholders, employees or creditors, on the one hand, and the Lending Parties, on the other. Borrower agrees that neither it nor Parent nor any of their respective affiliates shall make, and hereby waives, any claim against the Lending Parties based on an assertion that any Lending Party has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to Borrower, Parent or their respective affiliates, stockholders, employees or creditors. Nothing in this Agreement or the other Loan Documents is intended to confer upon any other Person (including affiliates, stockholders, employees or creditors of Borrower and Parent) any rights or remedies by reason of any fiduciary or similar duty.

(c) Borrower acknowledges that it has been advised that the Lending Parties are a financial services firm engaged, either directly or through affiliates in various activities, including securities trading, investment banking and financial advisory, investment management, principal investment, hedging, financing and brokerage activities and financial planning and benefits counseling for both companies and individuals. In the ordinary course of these activities, the Lending Parties may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and/or financial instruments

(including loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and/or instruments. Such investment and other activities may involve securities and instruments of affiliates of Borrower, including Parent, as well as of other Persons that may (i) be involved in transactions arising from or relating to the Transaction, (ii) be customers or competitors of Borrower, Parent and/or their respective affiliates, or (iii) have other relationships with Borrower, Parent and/or their respective affiliates. In addition, the Lending Parties may provide investment banking, underwriting and financial advisory services to such other Persons. The Lending Parties may also co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities of affiliates of Borrower, including Parent, or such other Persons. The Transaction may have a direct or indirect impact on the investments, securities or instruments referred to in this Section 9.18(c). Although the Lending Parties in the course of such other activities and relationships may acquire information about the Transaction or other Persons that may be the subject of the Transaction, the Lending Parties shall have no obligation to disclose such information, or the fact that the Lending Parties are in possession of such information, to Borrower, Parent or any of their respective affiliates or to use such information on behalf of Borrower, Parent or any of their respective affiliates.

(d) Borrower acknowledges and agrees that Borrower has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to this Agreement, the other Loan Documents, the Transaction and the process leading thereto.

Section 9.19 Patriot Act Records. Lender hereby notifies Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies Borrower and Parent, which information includes the name and address of Borrower and Parent and other information that will allow Lender to identify Borrower or Parent in accordance with the Patriot Act.

Section 9.20 Prior Agreements. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS CONTAIN THE ENTIRE AGREEMENT OF THE PARTIES WITH RESPECT TO THE LOAN, AND ALL PRIOR AGREEMENTS AMONG OR BETWEEN SUCH PARTIES, WHETHER ORAL OR WRITTEN, INCLUDING ANY TERM SHEETS, CONFIDENTIALITY AGREEMENTS AND COMMITMENT LETTERS, ARE SUPERSEDED BY THE TERMS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (EXCEPT THAT THE PURCHASE AGREEMENT AND ANY ORIGINATION FEE SPECIFIED IN ANY TERM SHEET, COMMITMENT LETTER OR FEE LETTER SHALL BE AN OBLIGATION OF BORROWER AND SHALL BE PAID AT CLOSING, AND ANY INDEMNIFICATIONS, FLEX PROVISION, EXIT FEES AND THE LIKE PROVIDED FOR THEREIN SHALL SURVIVE THE CLOSING).

Section 9.21 Publicity. All news releases, publicity or advertising by Borrower or its Affiliates through any media intended to reach the general public which refers to the Loan Documents or the financing evidenced by the Loan Documents, to Lender, any placement agents or any of their Affiliates (with respect to the Loan and any Securitization of the Loan only) shall be subject to the prior written approval of Lender and any placement agents in their sole discretion. Subject to prior consent of Borrower, Lender shall have the right to publicly describe the Loan in general terms advertising and public communications of all kinds, including press releases, direct mail, newspapers, magazines, journals, e-mail, or internet advertising or communications. Details such as the addresses of the Properties, the amount of the Loan, the date of the closing and descriptions of the size/locations of the Properties shall only be included subject to Borrower’s approval in advance. Notwithstanding the foregoing, Borrower’s approval shall not be required for the publication by Lender of notice of the Loan and any Securitization of the Loan by means of a customary tombstone advertisement, which, for the avoidance of doubt, may include the amount of the Loan, the amount of securities sold, the number of Properties as of the Closing Date, the settlement date and the parties involved in the transactions contemplated hereby and any Securitization.

Section 9.22 Delay Not a Waiver. Neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder, under any other Loan Document, or under any other instrument given as security therefor, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable hereunder or under any other Loan Document, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement, the Note or the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount.

Section 9.23 Schedules and Exhibits Incorporated. The Schedules and Exhibits annexed hereto are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.

Section 9.24 Document Delivery. Borrower will deliver to Lender all documents required to be delivered under this Agreement in an electronic format reasonably agreed by Lender and Borrower.

Section 9.25 Cross Default; Cross Collateralization; Waiver of Marshalling of Assets.

(a) Borrower acknowledges that Lender has made the Loan to Borrower upon the security of its collective interest in the Properties and in reliance upon the aggregate of the Properties taken together being of greater value as collateral security than the sum of each Property taken separately. Borrower agrees that the Mortgages are and will be cross-collateralized and cross-defaulted with each other so that (i) an Event of Default under any of the Mortgages shall constitute an Event of Default under each of the other Mortgages which secure the Note; (ii) an Event of Default under the Note or this Agreement shall constitute an Event of Default under each Mortgage; (iii) each Mortgage shall constitute security for the Note as if a single blanket lien were placed on all of the Properties as security for the Note; and (iv) such cross-collateralization shall in no event be deemed to constitute a fraudulent conveyance.

(b) To the fullest extent permitted by law, Borrower, for itself and its successors and assigns, waives all rights to a marshalling of the assets of Borrower, Equity Owner and others with interests in Borrower, and of the Properties, or to a sale in inverse order of alienation in the event of foreclosure of all or any of the Mortgages, and agrees not to assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Lender under the Loan Documents to a sale of the Properties for the collection of the Debt without any prior or different resort for collection or of the right of Lender to the payment of the Debt out of the net proceeds of the Properties in preference to every other claimant whatsoever. In addition, Borrower, for itself and its successors and assigns, waives in the event of foreclosure of any or all of the Mortgages, any equitable right otherwise available to Borrower which would require the separate sale of the Properties or require Lender to exhaust its remedies against any Property or any combination of the Properties before proceeding against any other Property or combination of Properties; and further in the event of such foreclosure Borrower does hereby expressly consents to and authorizes, at the option of Lender, the foreclosure and sale either separately or together of any combination of the Properties.

Section 9.26 Survival. This Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the making by Lender of the Loan and the execution and delivery to Lender of the Note, and shall continue in full force and effect so long as all or any of the Debt is outstanding and unpaid unless a longer period is expressly set forth herein or in the other Loan Documents. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the legal representatives, successors and assigns of such party. All covenants, promises and agreements in this Agreement, by or on behalf of Borrower, shall inure to the benefit of the legal representatives, successors and assigns of Lender.

Section 9.27 State Specific Provisions.

9.27.1 Florida. The following Florida provision does not limit the express choice of New York law set forth in Section 9.3 of this Agreement and as set forth in the other Loan Documents, and is set forth herein, if and to the extent that, notwithstanding the choice of law provisions contained in this Agreement and the other Loan Documents, Florida law is held to govern this Agreement, any Mortgage Document encumbering a Property located in Florida or any other Loan Document:

(a) The parties acknowledge and agree that the Default Rate provided for herein shall also be the rate of interest payable on any judgments entered in favor of Lender in connection with the loan evidenced hereby.

9.27.2 Georgia. The following Georgia provisions are not intended to, and do not, limit the express choice of New York law set forth in Section 9.3 of this Agreement and as set forth in the other Loan Documents, and are set forth herein, if and to the extent that, notwithstanding the choice of law provisions contained in this Agreement and the other Loan Documents, Georgia law is held to govern any Mortgage encumbering a Property located in Georgia or any other Loan Document:

(a) Notwithstanding anything contained in this Agreement or any other Loan Document, in any instance where Borrower or any other Relevant Party is required to reimburse Lender for any legal fees or expenses incurred by Lender or Servicer, (i) “reasonable attorneys’ fees,” “reasonable counsel’s fees,” “attorneys’ fees” and other words of similar import, are not, and shall not be statutory attorneys’ fees under O.C.G.A. § 13-1-11, (ii) if, under any circumstances a Relevant Party is required to pay any or all of Lender’s or Servicer’s attorneys’ fees and expenses, howsoever described or referenced, such Relevant Party shall be responsible only for reasonable legal fees and out of pocket expenses actually incurred by Lender or Servicer at customary hourly rates actually charged to Lender or Servicer for the work done, and (iii) no Relevant Party shall be liable under any circumstances for additional attorneys’ fees or expenses, howsoever described or referenced, under O.C.G.A. § 13-1-11.

9.27.3 Indiana. The following Indiana provisions are not intended to, and do not, limit the express choice of New York law set forth in Section 9.3 of this Agreement and as set forth in the other Loan Documents, and are set forth herein, if and to the extent that, notwithstanding the choice of law provisions contained in this Agreement and the other Loan Documents, Indiana law is held to govern any Mortgage encumbering a Property located in Indiana or any other Loan Document:

(a) Borrower waives, to the extent not prohibited by the laws of the State of Indiana, the benefit of all laws now existing or that hereafter may be enacted providing for any appraisement or valuation of any portion of the Property.

(b) The phrase “attorneys’ fees”, when used herein or in the other Loan Documents shall include any and all attorneys’, paralegals’ and law clerks’ fees and disbursements, including, but not limited to, fees and disbursements at the pre-trial, trial and appellate levels incurred or paid by Lender in protecting its interest in the Property, or any part thereof and enforcing its rights hereunder.

(c) The term “Obligations” as defined in this Agreement shall include, without limitation, any judgment(s) or final decree(s) rendered to collect any money obligations of Borrower to Lender and/or to enforce the performance or collection of all covenants, agreements, other obligations and liabilities of Borrower under this Agreement or any or all of the Loan Documents; provided, however, such Obligations shall not include any judgment(s) or final decree(s) rendered in another jurisdiction, which judgment(s) or final decree(s) would be unenforceable by an Indiana Court pursuant to Ind. Code §34-54-3-4.

(d) IT IS EXPRESSLY AGREED AND UNDERSTOOD BY BORROWER THAT THIS AGREEMENT INCLUDES INDEMNIFICATION PROVISIONS WHICH, IN CERTAIN CIRCUMSTANCES, INCLUDE AN INDEMNIFICATION BY BORROWER OF AN INDEMNIFIED PERSON FROM CLAIMS OR LOSSES ARISING AS A RESULT OF SUCH INDEMNIFIED PERSON’S SOLE NEGLIGENCE.

9.27.4 Kansas. The following Kansas provisions are not intended to, and do not, limit the express choice of New York law set forth in Section 9.3 of this Agreement and as set forth in the other Loan Documents, and are set forth herein, if and to the extent that, notwithstanding the choice of law provisions contained in this Agreement and the other Loan Documents, Kansas law is held to govern any Mortgage encumbering a Property located in Kansas or any other Loan Document:

(a) THIS LOAN AGREEMENT, TOGETHER WITH THE LOAN DOCUMENTS, ARE THE FINAL EXPRESSION OF THE AGREEMENT BETWEEN THE LENDER AND THE BORROWER AND MAY NOT BE CONTRADICTED BY EVIDENCE OF ANY PRIOR OR CONTEMPORANEOUS ORAL AGREEMENT BETWEEN LENDER AND BORROWER. THE PARTIES HEREBY ACKNOWLEDGE AND AFFIRM THAT NO UNWRITTEN ORAL CREDIT AGREEMENT BETWEEN THE PARTIES EXISTS.

(b) Notwithstanding anything contained in this Agreement or any other Loan Document, in any instance where Borrower or any other Relevant Party is required to reimburse Lender for any legal fees or expenses incurred by Lender or Servicer, “reasonable attorneys’ fees,” “reasonable counsel’s fees,” “attorneys’ fees” and other words of similar import, shall not include (i) costs incurred by a salaried employee of Lender or its assignee or (ii) the recovery of both attorneys’ fees and collection agency fees.

9.27.5 Missouri. The following Missouri provisions are not intended to, and do not, limit the express choice of New York law set forth in Section 9.3 of this Agreement and as set forth in the other Loan Documents, and are set forth herein, if and to the extent that, notwithstanding the choice of law provisions contained in this Agreement and the other Loan Documents, Missouri law is held to govern any Mortgage encumbering a Property located in Missouri or any other Loan Document:

(a) Statutory Notice - Oral Commitments. Borrower has read and understands the following notice pursuant to Section 432.047 of the Missouri Revised Statutes:

Oral or unexecuted agreements or commitments to loan money, extend credit or to forbear from enforcing repayment of a debt including promises to extend or renew such debt are not enforceable, regardless of the legal theory upon which it is based that is in any way related to the credit agreement. To protect you (borrower(s)) and us (creditor) from misunderstanding or disappointment, any agreements we reach covering such matters are contained in this writing, which is the complete and exclusive statement of the agreement between us, except as we may later agree in writing to modify it.

(b) For purposes of the foregoing subsection (a) “borrower” is the Borrower, “creditor” is Lender and the “credit agreement” is the Loan Agreement.

9.27.6 North Carolina. The following North Carolina provisions are not intended to, and do not, limit the express choice of New York law set forth in Section 9.3 of this Agreement and as set forth in the other Loan Documents, and are set forth herein, if and to the extent that, notwithstanding the choice of law provisions contained in this Agreement and the other Loan Documents, North Carolina law is held to govern any Mortgage encumbering a Property located in North Carolina or any other Loan Document:

(a) Notwithstanding anything contained in this Agreement or any other Loan Document, in any instance where Borrower or any other Relevant Party is required to reimburse Lender for any legal fees or expenses incurred by Lender or Servicer, (i) “reasonable attorneys’

fees,” “reasonable counsel’s fees,” “attorneys’ fees” and other words of similar import, are not, and shall not be statutory attorneys’ fees under NCGS § 6.21.2 , (ii) if, under any circumstances a Relevant Party is required to pay any or all of Lender’s or Servicer’s attorneys’ fees and expenses, howsoever described or referenced, such Relevant Party shall be responsible only for reasonable legal fees and out of pocket expenses actually incurred by Lender or Servicer at customary hourly rates actually charged to Lender or Servicer for the work done, and (iii) no Relevant Party shall be liable under any circumstances for additional attorneys’ fees or expenses, howsoever described or referenced, under NCGS § 6.21.2.

9.27.7 Tennessee. The following Tennessee provision is not intended to, and does not, limit the express choice of New York law set forth in Section 9.3 of this Agreement and as set forth in the other Loan Documents, and are set forth herein, if and to the extent that, notwithstanding the choice of law provisions contained in this Agreement and the other Loan Documents, Tennessee law is held to govern any Mortgage encumbering a Property located in Tennessee or any other Loan Document:

(a) The provisions of the Loan Documents as to payment of attorneys’ fees and expenses of collection (i) will be subject to the discretion of the court as to the award and the amount of attorneys’ fees, and (ii) may be subject to T.C.A § 20-12-119(c), which requires a court to award certain litigation costs and reasonable and necessary attorneys’ fees, up to $10,000, to the successful party if the court grants a motion to dismiss pursuant to Rule 12 of the Tennessee Rules of Civil Procedure for failure to state a claim upon which relief may be granted.

Section 9.28 Preferences. Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrower to any portion of the obligations of Borrower hereunder. To the extent Borrower makes a payment or payments to Lender, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender.

Section 9.29 Waiver of Notice. Borrower shall not be entitled to any notices of any nature whatsoever from Lender except with respect to matters for which this Agreement or the other Loan Documents specifically and expressly provide for the giving of notice by Lender to Borrower and except with respect to matters for which Borrower is not, pursuant to applicable Legal Requirements, permitted to waive the giving of notice. Borrower hereby expressly waives the right to receive any notice from Lender with respect to any matter for which this Agreement or the other Loan Documents do not specifically and expressly provide for the giving of notice by Lender to Borrower.

ARTICLE X - AGENT

Section 10.1 Appointment and Authority. Each of the Lenders hereby irrevocably appoints Amherst SFR Lender, LLC to act on its behalf as the Agent hereunder and under the other Loan Documents and authorizes the Agent to take such actions on its behalf and to exercise the powers and perform the duties of the Lender by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article X are solely for the benefit of the Agent and the Lenders, and neither the Borrower nor any other Loan Party shall have any rights as a third-party beneficiary of any of such provisions.

Section 10.2 Rights as a Lender. The Person serving as the Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Agent hereunder in its individual capacity.

Section 10.3 Exculpatory Provisions. (a) Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Agent:

(i)	shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing; and

(ii)	shall not have any duty to take any discretionary action or exercise any discretionary power, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Agent is required to exercise as directed in writing by the Lenders.

(b) The Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any covenant, agreement or other term or condition set forth herein or therein or the occurrence of any Default, or (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document.

Section 10.4 Reliance by Agent. The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, that by its terms, must be fulfilled to the satisfaction of a Lender, the Agent may presume that such condition is satisfactory to such Lender unless the Agent shall have received notice to the contrary from such Lender prior to the making of the Loan. The Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 10.5 Delegation of Duties. The Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Loan Document by or through any one or more sub-agents appointed by the Agent.

Section 10.6 Resignation of Agent. The Agent may at any time give notice of its resignation to each Lender and the Borrower. Whether or not a successor has been appointed by the Lenders, such resignation shall become effective in accordance with such notice.

Section 10.7 Enforcement. Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, the authority to enforce rights and remedies in this Agreement and under the other Loan Documents against any Loan Party shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Agent in accordance with Section 10.1 for the benefit of Lender; provided that the foregoing shall not prohibit (a) any Lender from enforcing its right to payment when due of the principal of and interest on its portion of the Loan made by such Lender and other amounts owing to such Lender under the Loan Documents or (b) any Lender from exercising setoff rights in accordance with the terms of the Loan Documents.

Section 10.8 Collateral and Guaranty Matters. (a) Notwithstanding anything herein to the contrary, the Lenders irrevocably authorize the Agent, at its option and in its discretion to release any Lien on any property granted to or held by the Agent under any Loan Document to the extent required or permitted under the Loan Documents.

(b) Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of any Collateral, the existence, priority or perfection of the Lender’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

Section 10.9 Borrower-Agent Interaction.

(a) Notwithstanding anything herein to the contrary, any consent required by Borrower from Lender under this Agreement shall only require the consent of the Agent,

(b) any notices to be provided to Lender under this Agreement shall be deemed provided when provided to the Agent, and

(c) all provisions that provide and allow Lender to apply funds in the accounts provided herein, are to be applied only by Agent.

Section 10.10 Non-Survival of Agency Provisions. Notwithstanding anything to the contrary herein, in the event that the interests of the Agent and the Lender shall hereafter be assigned to a single successor lender, then all the rights, powers and privileges of the Agent set forth herein and in the other Loan Documents with respect to the Loan Parties shall be vested in and inure to the benefit of such successor lender, and all references and provisions herein or in any other Loan Document regarding the duties owing by the Agent to the Lender or the duties owing by the Lender to the Agent shall, upon such assignment, be of no further force and effect.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

BORROWER:

HOME SFR BORROWER III, LLC, a Delaware limited liability company

By:	/s/ Stephen H. Gray
Name: Stephen H. Gray
Title: Vice President

LENDER:

VACA MORADA PARTNERS, LP, a Delaware limited partnership

By: VACA MORADA GP, LLC, its General Partner

By:	/s/ Joseph V. Gatti
Name: Joseph V. Gatti
Title: Vice President and Secretary

LENDER:

MSR II, L.P., a Delaware limited partnership

By: MSR II GP, LLC, its General Partner

By:	/s/ Joseph V. Gatti
Name: Joseph V. Gatti
Title: Vice President and Secretary

AGENT:

AMHERST SFR LENDER, LLC, a Delaware limited liability company

By: Amherst Holdings, LLC, its Manager

By:	/s/ Joseph V. Gatti
Name: Joseph V. Gatti
Title: Vice President